SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

CORNING INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

2015 Proxy Statement and Notice of Annual Meeting of Shareholders

Thursday, April 30, 2015 The Corning Museum of Glass One Museum Way Corning, NY 14830

Dear Fellow Shareholder:

I hope you will join Corning Incorporated’s Board of Directors, senior leadership, and other stakeholders at our 2015 Annual Meeting in Corning, New York, on April 30 at 11 a.m. Eastern Time. The Annual Meeting is your chance to hear directly from leadership about Corning’s 2014 performance and our expectations for 2015. More importantly, it is your opportunity to ensure that your voice is heard. Shareholders will vote on the annual election of directors and the ratification of the appointment of Corning’s independent registered public accounting firm for 2015, in addition to providing an advisory vote on the 2014 compensation for our named executive officers.

The following pages contain the formal notice of meeting and the proxy statement. I encourage you to sign and return your proxy card or vote by telephone or Internet prior to April 30 so that your shares will be represented and voted at the meeting.

Maintaining the trust of our stakeholders is vital to Corning’s success. We regularly engage directly with investors to ensure we understand their views on our corporate governance and executive compensation structures. Last year, we implemented several changes to our compensation program in response to prior feedback, and the response was extremely positive. We remain committed to keeping the communication channels open with our shareholders, and disclosing information clearly in our proxy statement and related documents.

As part of our commitment to strong corporate governance, we also welcomed two new independent directors to our Board: Donald W. Blair, executive vice president and chief financial officer for NIKE, Inc., and Daniel P. Huttenlocher, vice provost and dean at Cornell University. Mr. Blair brings extensive financial expertise and management experience at the international, operational, and corporate levels. Dr. Huttenlocher brings expertise in technology innovation and commercialization, and experience developing next-generation products and services. You can find a full list of our directors and their qualifications beginning on page 20.

Of course, the primary way we earn your trust will always be our performance. I’m pleased to report that Corning had an outstanding year in 2014. We grew sales and profits. We exceeded our expectations for synergies from the integration of Corning Precision Materials. We launched new products, and we honored our commitment to return cash to shareholders. Thanks to outstanding execution by our global employees, we have entered 2015 as a bigger, stronger, and more agile company.

I look forward to sharing more details at the Annual Meeting. Meanwhile, I encourage you to submit your vote.

Thank you for your investment in Corning and your participation in our governance process.

Sincerely,

Wendell P. Weeks
Chairman of the Board, Chief Executive Officer and President

CORNING INCORPORATED - 2015 Proxy Statement     3

Notice of 2015 Annual Meeting of Shareholders

Thursday, April 30, 2015

11:00 a.m. Eastern Time

Corning Museum of Glass, located at One Museum Way, Corning, New York 14830

TO OUR SHAREHOLDERS

You are invited to attend Corning Incorporated’s 2015 Annual Meeting of Shareholders to be held at the Corning Museum of Glass located at One Museum Way, Corning, New York 14830, on Thursday, April 30, 2015 at 11:00 a.m. Eastern Time.

Items of Business

1.	Election of all 14 directors named in our proxy statement to our Board of Directors for the coming year;
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;
3.	Approval, on an advisory basis, of our executive compensation;
4.	A shareholder proposal, if properly presented at meeting; and
5.	Transaction of any other business properly brought before the meeting or any adjournment.

Record Date

You may vote at our 2015 Annual Meeting if you were a shareholder of record at the close of business on March 2, 2015.

Your vote is important to us. Please exercise your shareholder right to vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on April 30, 2015: our Proxy Statement, 2014 Annual Report and other materials are available on our website at www.corning.com/2015_proxy.

Sincerely,

Linda E. Jolly
Vice President and Corporate Secretary
March 17, 2015

4     CORNING INCORPORATED - 2015 Proxy Statement

Welcome to the Corning Incorporated
2015 Annual Shareholders Meeting

Vote Right Away

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy or voting instructions by Internet, telephone or mail in order to ensure the presence of a quorum. You may also vote in person at our Annual Meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, nominee or other intermediary, you must bring proof of ownership with you to the meeting.

By telephone	By Internet using a smartphone or tablet	By mail	By Internet using a computer

Dial toll-free 24/7 1-800-652-8683	Scan this QR code 24/7 to vote with your mobile device (may require free software)	Cast your ballot, sign proxy card and send by mail	Visit 24/7 www.investorvote.com/glw

VISIT OUR ANNUAL MEETING WEBSITE

www.corning.com/2015_proxy	●	Review and download this Proxy Statement and our Annual Report.
	●	Sign up for electronic delivery of future Annual Meeting materials to reduce Corning’s impact on the environment.

Corning is providing these proxy materials in connection with our Annual Meeting. This proxy statement, the accompanying proxy card and Corning’s 2014 Annual Report were first mailed to shareholders on or about March 17, 2015. As used in this proxy statement, “Corning,” the “Company” and “we” may refer to Corning Incorporated itself, one or more of its subsidiaries, or Corning Incorporated and its consolidated subsidiaries.

CORNING INCORPORATED - 2015 Proxy Statement     5

6     CORNING INCORPORATED - 2015 Proxy Statement

CORNING INCORPORATED - 2015 Proxy Statement     7

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Corning Incorporated 2015 Annual Meeting of Shareholders

Time and Date	11:00 a.m. ET on Thursday, April 30, 2015
Place	The Corning Museum of Glass, One Museum Way, Corning, New York 14830
Record Date	March 2, 2015
Voting	Shareholders as of the record date are entitled to one vote per share on each matter to be voted upon at the 2015 Annual Meeting of Shareholders (the Annual Meeting).
Attendance	If you plan to attend the Annual Meeting, you must be a shareholder of record on the record date and be prepared to show proof of ownership as described on page 62 of this proxy statement.

Proposals that Require Your Vote

		Board Vote Recommendation	More Information
Proposal 1	Election of directors	FOR all of the director nominees	18
Proposal 2	Ratification of appointment of independent registered public accounting firm	FOR	30
Proposal 3	Advisory vote to approve the Company’s executive compensation	FOR	32
Proposal 4	Shareholder proposal	AGAINST	61

Your vote is important to us. Please exercise your right to vote.

2014 Performance Highlights

2014 was one of the strongest years in Corning’s history. Our core net sales exceeded $10 billion for the first time in the Company’s history, with 29% core sales growth, and 22% core earnings improvement from a year ago. We have now produced two full years of quarterly year-over-year earnings growth. Our 2014 performance highlights include:

●	Core net sales were $10.2 billion*, a 29% increase from $7.9 billion in 2013, marking a record year in sales performance for the company. GAAP sales were $9.7 billion.
●	Core earnings per share were $1.53*, a 24% year-over-year improvement compared with last year’s core EPS of $1.23*. GAAP earnings per share were $1.73.
●	Successful integration of Corning Precision Materials Co., Ltd. resulted in pre-tax synergies of more than $100 million, which exceeded the Company’s original expectations.
●	Increased shareholder distributions. In December, we announced a 20% increase in the Company’s dividend and a new $1.5 billion share repurchase program.
● Over the last four years, Corning has returned approximately $7.4 billion to our shareholders through share repurchases and dividends.

*These are non-GAAP financial measures. Appendix A to this proxy statement contains a reconciliation of these non-GAAP measures to our audited GAAP financial statements.

8     CORNING INCORPORATED - 2015 Proxy Statement

Proxy Statement Summary

Governance Highlights

Corning is committed to maintaining good corporate governance as a critical component of our success in driving sustained shareholder value. The Board of Directors continually monitors emerging best practices in governance to best serve the interests of the Company’s shareholders. Our practices include:

●	Annual election of all directors
●	Majority vote standard in uncontested elections
● Each director must be elected by a majority of votes cast
●	Active shareholder engagement
● Corning regularly engages with its shareholders to better understand their perspectives
●	Independent Lead Director
●	Independent Board Committees
● Each of the Audit, Compensation, Nominating and Corporate Governance, and Corporate Relations committees is made up of entirely independent directors
●	Executive sessions of independent directors held at each regularly scheduled meeting
●	Stock ownership guidelines for directors and named executive officers
● Significant requirements strongly link the interests of management and the Board with those of shareholders
●	Prohibition on pledging and hedging for directors and executives
● Company policies prohibit our directors and executives from pledging or hedging or trading in derivatives of the Company’s stock
●	Clawback policy
● Executives’ incentives are subject to a clawback that applies in the event of certain financial restatements

Proposal 1 Election of Directors

The following 14 directors are being nominated for election to a one-year term:

Director Nominees

Name	Age	Director Since	Occupation	Other Public Company Boards		Committee Memberships*
Donald W. Blair Independent Director	57	2014	Executive Vice President and Chief Financial Officer, NIKE, Inc.	●	None	●	Audit
						●	Finance
Stephanie A. Burns Independent Director	60	2012	Retired Chairman and Chief Executive Officer, Dow Corning Corporation	●	GlaxoSmithKline plc.	●	Audit
				●	Kellogg Company	●	Chair, Corporate
							Relations
John A. Canning, Jr. Independent Director	70	2010	Chairman, Madison Dearborn Partners, LLC	●	Exelon Corporation	●	Executive
						●	Finance
						●	Nominating
							and Corporate
							Governance
Richard T. Clark Lead Independent Director	69	2011	Retired Chairman, President and Chief Executive Officer, Merck & Co., Inc.	●	ADP, LLC	●	Compensation
						●	Executive
						●	Nominating
							and Corporate
							Governance

CORNING INCORPORATED - 2015 Proxy Statement     9

Proxy Statement Summary

Name	Age	Director Since	Occupation	Other Public Company Boards		Committee Memberships*
Robert F. Cummings, Jr. Independent Director	65	2006	Vice Chairman of Investment Banking, JPMorgan Chase & Co	●Viasystems Group, Inc.	●	Executive
				●W. R. Grace & Co.	●	Chair, Finance
					●	Nominating
						and Corporate
						Governance
James B. Flaws	66	2000	Vice Chairman and Chief Financial Officer, Corning Incorporated	●None	●	Executive
					●	Finance
Deborah A. Henretta Independent Director	53	2013	Group President of E-Business, Procter & Gamble Company	●None	●	Audit
					●	Corporate Relations
Daniel P. Huttenlocher Independent Director	55	2015	Dean and Vice Provost, Cornell University’s New York City Tech Campus	●None	●	Audit
					●	Finance

Kurt M. Landgraf Independent Director	68	2007	Retired President and Chief Executive Officer, Educational Testing Service	●Louisiana-Pacific	●	Chair, Audit
				Corporation	●	Compensation
					●	Executive
Kevin J. Martin Independent Director	48	2013	Counsel, Squire Patton Boggs LLP	●None	●	Corporate Relations
					●	Nominating
						and Corporate
						Governance
Deborah D. Rieman Independent Director	65	1999	Executive Chairman, MetaMarkets Group	●None	●	Audit
					●	Chair,
						Compensation
Hansel E. Tookes II Independent Director	67	2001	Retired Chairman and Chief Executive Officer, Raytheon Aircraft Company	●Ryder Systems, Inc.	●	Compensation
				●NextEra Energy, Inc.	●	Executive
				●Harris Corporation	●	Chair, Nominating
						and Corporate
						Governance
Wendell P. Weeks	55	2000	Chairman, Chief Executive Officer and President, Corning Incorporated	●Merck & Co., Inc.	●	Executive

Mark S. Wrighton Independent Director	65	2009	Chancellor and Professor of Chemistry, Washington University in St. Louis	●Cabot Corporation	●	Audit
				●Brooks Automation, Inc.	●	Finance

*Committee memberships as of February 5, 2015.

Our Board unanimously recommends that shareholders vote FOR all of our director nominees.

Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm

As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm for 2015.

Our Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

10     CORNING INCORPORATED - 2015 Proxy Statement

Proxy Statement Summary

Proposal 3 Advisory Approval of Executive Compensation

We solicit an annual advisory vote on our executive compensation. Our Board of Directors requests that shareholders approve the compensation of our Named Executive Officers (NEOs), as disclosed in this proxy statement. This includes the Compensation Discussion and Analysis, the Summary Compensation Table and the supporting tabular and narrative disclosure on executive compensation.

Our key compensation principles are as follows:

Provide a Competitive Base Salary:
Base salaries provide a form of fixed compensation and are reviewed annually by the Compensation Committee using salary surveys, internal equity and performance as discussed in the “Compensation Peer Group” section.

Pay for Performance:
Executive compensation should be tied to performance and contribution to both short-term and long-term corporate financial performance and shareholder value.

Team-Based Management Approach:
Corning uses a team-based management approach, so 100% of incentives awarded to NEOs are contingent on achieving a common set of goals for Corning’s consolidated financial performance or the performance of Corning stock. Internal equity within our NEO group is also important.

Incentive Compensation Should be a Greater Part of Total Compensation for More Senior Positions:
As employees assume more responsibility and have greater opportunity to affect Company performance and shareholder value, an increasing share of their total compensation package is derived from variable incentive compensation. More than 80% of our NEOs’ total compensation is variable.

The Interests of our Executive Group Should Align with Shareholders:
Through the use of stock options and restricted stock units, and robust stock ownership guidelines, we align the long-term interests of our NEOs with those of our long-term shareholders.

The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions, including 2014 Company performance, focusing on the compensation of our NEOs. We believe that we have created a compensation program deserving of shareholder support. Accordingly, we are asking for shareholder approval of the compensation of our NEOs as disclosed in this proxy statement. See “Proposal 3 – Advisory Approval of Executive Compensation” and “Compensation Discussion and Analysis” for more information.

Our Board unanimously recommends a vote FOR the resolution approving the compensation of our Named Executive Officers.

Proposal 4 Holy Land Principles Shareholder Proposal

A shareholder proposal was submitted by the Holy Land Principles, Inc. regarding employment matters in Israel. The Board has considered the proposal, and believes adopting the shareholder proposal is unnecessary in light of the Company’s demonstrated commitment to equal employment opportunity without regard to age, race, color, gender, national origin, religion, sexual orientation, gender identity or expression, disability, veteran status or any other protected status.

Our Board unanimously recommends a vote AGAINST the resolution adopting the shareholder proposal.

CORNING INCORPORATED - 2015 Proxy Statement     11

General Information About Corporate Governance and the Board of Directors

Corporate Governance

Our Board of Directors recognizes that our corporate governance practices must continually evolve to appropriately balance the interests of the Board, shareholders, and management to effectively serve our shareholders, customers, employees, and the communities in which we do business. Supporting that philosophy, we have adopted many leading corporate governance practices, including:

Practice	Description	More Information
BOARD COMPOSITION AND ACCOUNTABILITY
Independence

A majority of our directors must be independent. Currently, 86% of our directors are independent, and each of our Audit, Compensation, Nominating and Corporate Governance, and Corporate Relations committees consist entirely of independent directors.

		p. 15
Skills and Qualifications	The composition of our Board represents broad perspectives, skills, experiences, and knowledge relevant to our business.	18
Lead Independent Director	Our Corporate Governance Guidelines require a Lead Independent Director position with specific responsibilities to ensure independent oversight of management whenever our CEO is also the Chair of the Board.	13
Annual Management Succession Planning Review	Our Board conducts an annual review of management development and succession planning.	13
Director Tenure Policies	Our director tenure policy requires a director to retire at the annual meeting of shareholders following the director’s 74th birthday. In addition, a director is required to submit an offer of resignation for consideration by the Board upon any significant change in the director’s principal employment or responsibilities.	19
Director Overboarding Policy

We have a policy to help provide confidence that our directors are not overextended. Our director overboarding policy requires a director to submit an offer of resignation for consideration by the Board if the director becomes overboarded. Any director who is not serving as CEO of a public company is expected to serve on no more than four public company boards (including our Board), and any director serving as a CEO of a public company (including our CEO) is expected to serve on no more than two public company boards (which includes our Board).

SHAREHOLDER RIGHTS
Annual Election of Directors	All directors are elected annually, which reinforces our Board’s accountability to shareholders.
Majority Voting Standard for Director Elections

Our By-Laws mandate that directors be elected under a “majority voting” standard in uncontested elections. Each director must receive more votes “For” his or her election than votes “Against” in order to be elected.

Director Resignation Policy

An incumbent director who is not re-elected must promptly offer to resign. The Nominating and Corporate Governance Committee will make a recommendation on the offer and the Board must accept or reject the offer and publicly disclose its decision and rationale.

Single Voting Class	Corning common stock is the only class of voting shares outstanding.
No Poison Pill	We do not have a poison pill.

12     CORNING INCORPORATED - 2015 Proxy Statement

General Information About Corporate Governance and the Board of Directors

Board Leadership Structure

We do not have an express policy as to whether the roles of Chair of the Board and Chief Executive Officer (CEO) should be combined or separated. Instead, our Board, through our Nominating and Corporate Governance Committee, annually assesses its leadership structure and determines which leadership structure best serves the interests of Corning based on the circumstances. However, if the Chair and CEO roles are combined, our Corporate Governance Guidelines require that we have a Lead Independent Director to complement the Chair’s role, and to serve as the principal liaison between the non-management directors and the Chair.

Currently, our Chair and CEO roles are combined. In February 2015, as part of our annual review and assessment of our leadership structure, corporate governance and succession planning, the Board determined that the current leadership structure is working well, as it facilitates effective communication, oversight and governance of the Company while allowing independent decision-making as appropriate. We believe that having Mr. Weeks serve as Chair and CEO demonstrates to our investors, employees, suppliers, customers and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations.

The Board believes that the current leadership structure – under which five of the six Board committees are chaired by independent directors, and our Lead Independent Director assumes certain responsibilities on behalf of the independent directors – remains the optimal board leadership structure for the Company and our shareholders.

As recently announced, Richard T. Clark was re-elected effective February 5, 2015, to the role of Lead Independent Director of the Board by the independent directors.

Lead Independent Director

Our Lead Independent Director is elected annually by the independent, non-management directors.

The Lead Independent Director’s regular duties include:

●	approving Board meeting agendas;
●	in consultation with the Chair and the independent directors, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;
●	approving the type of information to be provided to directors for Board meetings;
●	presiding at all meetings at which the Chair is not present including executive sessions of the independent directors (which are held after every Board meeting) and apprising the Chair of the issues considered;
●	serving as liaison between the Chair and the independent directors;
●	making himself available for consultation and direct communication with the Company’s shareholders;
●	calling meetings of the independent directors when necessary and appropriate; and
●	performing such other duties as the Board may from time to time designate.

Our current Lead Independent Director, Richard T. Clark, performs the following additional duties:

●	regularly meets with the CEO after regularly scheduled Board meetings to provide feedback on the independent directors’ deliberations; and
●	regularly speaks with the CEO in between Board meetings to discuss matters of concern, often following consultation with other independent directors.

Management Succession Planning

One of the primary responsibilities of the Board is to ensure that Corning has a high-performing management team in place. On an annual basis, the Board conducts a detailed review of management development and succession planning activities to maximize the pool of internal candidates who can assume top management positions without undue interruption.

Risk Oversight

Corning has a comprehensive risk management program that engages the Company’s management and Board. The Company uses an Enterprise Risk Management program (ERM) modeled on the COSO II framework. (The Committee of Sponsoring Organizations (COSO) provides thought leadership and guidance on internal controls, enterprise risk management and fraud deterrence. The COSO II internal control framework was released in May 2013). The program utilizes (1) a Risk Council composed of Corning management and staff to aggregate, prioritize and assess risks including financial, operational, business, reputational, governance and managerial risks; and (2) a Compliance Council, which reviews the Company’s compliance with laws and regulations of the countries in which we conduct business. Management provides reports on the Company’s ERM process and its top risks periodically to the Audit, Finance and Corporate Relations Committees, as well as annually to the Board. The Compliance Council reports directly to each of the Audit Committee and Corporate Relations Committee.

CORNING INCORPORATED - 2015 Proxy Statement     13

General Information About Corporate Governance and the Board of Directors

Additionally, the full Board provides risk oversight through its review of: potential risks which could negatively impact the proposed budget and plan; the Company’s strategic framework and any risks that may negatively impact it; the proposed rationale and risks involved in significant investment or divestiture actions by the Company; and the Company’s current research and development projects and associated risks related to such projects. The full Board also engages in periodic discussions regarding risks with our CEO, chief financial officer, general counsel, chief compliance officer, and other company officers, as it deems appropriate.

The Board’s risk oversight also occurs by Board Committees, as described above and in each Committee’s charter. You can review our Committee Charters on our website at http://www.corning.com/investor_relations/corporate_governance/board_committees_charters.aspx.

Committees

The Board has the following Committees and Committee composition as of the date of this proxy statement.

Committee	Primary Responsibilities		Number of Meetings in 2014
Audit(1)	●	Assists the Board of Directors in its oversight of (i) the integrity of Corning’s financial statements, (ii) the independent registered public accounting firm, and (iii) Corning’s compliance with legal and regulatory requirements;	10
	●	Approves the appointment of Corning’s independent registered public accounting firm;
	●	Reviews the effectiveness of Corning’s internal control over financial reporting, including disclosure controls;
	●	Reviews the quarterly and annual financial statements;
	●	Discusses company policies with respect to risk assessment and risk management;
	●	Oversees the independent registered public accounting firm’s qualifications, independence and performance;
	●	Reviews the results of Corning’s annual audit; and
	●	Determines the appropriateness of fees for the independent registered public accounting firm.
Compensation(2)	●	Reviews Corning’s goals and objectives with respect to executive compensation;	7
	●	Evaluates the CEO’s performance in light of Corning’s goals and objectives;
	●	Determines and approves compensation for the CEO and other officers of Corning;
	●	Reviews and approves employment, severance and change in control agreements for the CEO and other officers of Corning;
	●	Recommends to the Board the compensation arrangements with respect to non-management directors;
	●	Oversees Corning’s equity compensation plans; and
	●	Makes recommendations to the Board regarding non-equity incentive and equity incentive plans.
Corporate Relations	●	Focuses on the areas of employment policy, public policy, external communications and community relations in the context of the business strategy of Corning.	5
Executive	●	Serves primarily as a means of taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by New York law to the Board.	5
Finance	●	Monitors present and future capital requirements of Corning;	6
	●	Reviews all potential material transactions, including mergers, acquisitions, divestitures and investments in third parties;
	●	Reviews capital expenditure plans and capital projects;
	●	Monitors Corning’s cash management plans and activities;
	●	Reviews Corning’s tax position and strategy;
	●	Reviews and recommends for approval by the Board Corning’s dividend policy, declaration of dividends, stock repurchases, and short and long term financing transactions;
	●	Reviews strategies for managing financial, economic and hazard risks including hedging strategies, insurance programs and other risk management processes;
	●	Reviews and monitors Corning’s credit rating;
	●	Reviews funding actions for Corning’s pension programs; and
	●	Reviews Corning’s financial plans and other financial information that Corning uses in its analysis of internal decisions.

14     CORNING INCORPORATED - 2015 Proxy Statement

General Information About Corporate Governance and the Board of Directors

Committee	Primary Responsibilities		Number of Meetings in 2014
Nominating and Corporate Governance	●	Identifies individuals qualified to become Board members and reviews candidates recommended by shareholders, and recommends to the Board director nominees to be proposed for election at the annual meeting of shareholders;	5
	●	Determines the criteria for selecting director nominees;
	●	Monitors significant developments in the regulation and practice of corporate governance;
	●	Develops and recommends to the Board corporate governance guidelines;
	●	Assists the Board in assessing the independence of directors;
	●	Identifies Board members to be assigned to the various committees;
	●	Oversees and assists the Board in the review of the Board’s performance;
	●	Reviews transactions between Corning and related persons that are required to be disclosed in our filings with the SEC; and
	●	Reviews activities of Board members and senior executives for potential conflicts of interest.
(1)	The Board of Directors has determined that all members of the Audit Committee satisfy the applicable audit committee independence requirements of the New York Stock Exchange (NYSE) and the Securities and Exchange Commission (SEC). The Board also determined that Mr. Landgraf, Mr. Blair and Dr. Wrighton have acquired the attributes necessary to qualify them as “audit committee financial experts” as defined by applicable SEC rules.
(2)	The Board of Directors has determined that all members of the Compensation Committee satisfy the applicable compensation committee independence requirements of the NYSE and the SEC.

Board and Shareholder Meeting Attendance

The Board of Directors met seven times during 2014. Each incumbent director attended at least 75% of the meetings of the Board and standing Committees on which the director served during 2014, with the exception of Mr. Clark, whose attendance fell slightly below the 75% threshold as a result of meetings missed due to the illness and death of a family member. Despite his unavoidable absence, Mr. Clark continued to perform the lead independent director responsibilities, while another independent director chaired the executive sessions of independent directors.

All of our then-serving directors attended our 2014 Annual Meeting of Shareholders. The Board has a policy requiring all directors to attend all Annual Meetings of Shareholders, absent extraordinary circumstances.

Director Independence and Transactions Considered in Independence Determinations

Independent oversight bolsters our success. Our Board has determined that each of our non-employee directors qualifies as “independent” in accordance with the listing requirements of the New York Stock Exchange (NYSE), applicable U.S. Securities and Exchange Commission (SEC) rules and the Company’s director qualification standards.

Of our 14 directors, 86% are independent. Mr. Flaws and Mr. Weeks are not independent because they are executive officers of Corning. Previously, the Board concluded that under the NYSE listing requirements, Dr. Burns could not be considered independent until three years following her retirement as an executive officer of Dow Corning Corporation, an independently managed company in which Corning holds an equity interest but is not controlled by Corning, nor consolidated in our financial statements. Dow Corning is not a subsidiary of Corning. Dr. Burns retired from Dow Corning in December 2011, and has had no ongoing professional relationship with the company. In its February 2015 review, the Board determined that Dr. Burns qualifies as “independent” under the NYSE listing requirements, applicable SEC rules, and the Company’s director qualification standards.

The NYSE listing requirements state that no director may be qualified as “independent” unless our Board affirmatively determines that the director has no material relationship with Corning. The Board considers all relevant facts and circumstances when making independence determinations, including application of the following NYSE criteria, any of which would bar a director from being determined to be “independent”:

●	the director or an immediate family member is, or has been within the last three years, an executive officer of Corning;
●	the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from Corning, other than director and committee fees and pension or other forms of deferred compensation for prior service;
●	the director or an immediate family member is a current partner or employee of a firm that is Corning’s internal or external auditor (and in the case of the family member, such person personally works on Corning’s audit), or at any time during the past three years the director or the family member was a partner or employee of such firm and personally worked on Corning’s audit;

CORNING INCORPORATED - 2015 Proxy Statement      15

General Information About Corporate Governance and the Board of Directors

●	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Corning’s present executive officers at the same time serve or served on that company’s compensation committee; and
●	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Corning for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

In addition, in accordance with NYSE listing requirements, in determining the independence of any director who will serve on the Compensation Committee, our Board considers all factors specifically relevant to determining whether a director has a relationship with Corning that is material to that director’s ability to be independent from management in connection with fulfilling his or her duties as a Compensation Committee member, including but not limited to the source of compensation of such director, including any consulting, advisory or other compensatory fees paid by Corning to the director, and whether such director is affiliated with Corning or any of its subsidiaries or affiliates.

Further, directors who serve on the Audit Committee each must satisfy standards established by the SEC which provide that to qualify as “independent” for purposes of committee membership, audit committee members may not accept directly or indirectly any consulting, advisory or other compensatory fees from the Company other than their director compensation, and they may not be affiliates of Corning.

Our Corporate Governance Guidelines require the Board to make an annual determination regarding the independence of each of our directors. In making its independence determinations, the Board considered transactions that occurred since the beginning of 2012 between Corning and entities associated with our independent directors or members of their immediate family.

In making director independence determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Corning and Corning’s management. The Board’s independence determinations included reviewing the following:

●	Mr. Cummings is an employee of JPMorgan Chase & Co. (JPM). He is not a JPM Section 16 executive under the SEC rules. JPM and its affiliates provide various investment banking services including underwriting, commercial lending, banking, and other financial advisory services, including provision of credit facilities to Corning and its affiliates. Corning has had a relationship with JPM for many years prior to both Mr. Cummings’ service as a director to the Company and his employment with JPM. Mr. Cummings is precluded from participating in the services provided by JPM to Corning or the fees Corning pays to JPM. He has no involvement in Corning’s decision as to what services JPM provides to the Company. Mr. Cummings has no personal interest in, nor does he receive any personal benefit from Corning’s business relationship with JPM. Corning’s payments to JPM and its affiliates for these services constituted less than the greater of $1 million, or 2% of JPM’s consolidated gross revenues in each of the last three years. Additionally, Mr. Cummings is a non-management director of W.R. Grace & Co. (WRG). WRG conducts business in the ordinary course as a supplier or purchaser of goods or services with Corning and Dow Corning Corporation. During the previous three years, payments to or from each of these entities constituted less than the greater of $1 million, or 2% of such entities’ consolidated gross revenues in each of those years.
●	Each of Mr. Canning, Mr. Clark, Mr. Martin, Mr. Tookes, Ms. Henretta and Drs. Burns, Huttenlocher and Wrighton is or was, during the previous three years, a non-management director or employee of a company or organization that did business with Corning at some time during those years. The business relationships were ordinary course dealings, and no Corning director had a personal interest in, or received a personal benefit from, such relationships. Payments or contributions to or from each of these entities constituted less than the greater of $1 million, or 2% of such entities’ consolidated gross revenues in each of those years.

In determining that each of the relationships set forth above are not material, the Board considered the following additional facts: that such relationships arise only from such director’s position as an employee or director of the relevant company with which Corning does business; that such director has no direct or indirect material interest in any of the transactions; that such director had no role or financial interest in any decisions about any of these transactions; and that such a relationship would not bar independence under the NYSE listing requirements, applicable SEC rules or Corning’s director qualification standards.

Based on all of the relevant facts and circumstances, the Board concluded that none of the director relationships mentioned above constituted a material relationship with Corning that represents a potential conflict of interest, or otherwise interferes with the exercise by any of these directors of his or her independent judgment with respect to Corning.

Policy on Transactions with Related Persons

The Board of Directors has adopted a written policy requiring that any transaction: (a) involving Corning; (b) in which one of our directors, nominees for director, executive officers, or greater than 5% shareholders, or their immediate family members, have a direct or indirect material interest; and (c) where the amount involved exceeds $120,000 in any fiscal year, be approved or ratified by a majority of independent directors of the full Board or by a designated committee of the Board. The Board has designated the Nominating and Corporate Governance Committee with responsibility for reviewing and approving any such transactions.

In determining whether to approve or ratify any such transaction, the independent directors or relevant committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms no less favorable to Corning than those involving unrelated parties. No director may participate in any review, approval or ratification of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction.

We did not have any transactions requiring review and approval in accordance with this policy during 2014.

16     CORNING INCORPORATED - 2015 Proxy Statement

General Information About Corporate Governance and the Board of Directors

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or was during 2014, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2014 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. None of the executive officers of the Company currently serves or served during 2014 on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on Corning’s Board of Directors or Compensation Committee.

Other Matters

Corning is headquartered in a small community in upstate New York. Throughout its history, the Company has routinely made contributions to civic, educational, charitable, cultural and other institutions that improve the quality of life and increase the resources of the surrounding community, making it more attractive to employees. In a small community, inevitably employees, including executives and their spouses, have relationships with the non-profit organizations that receive such contributions from the Company. The company’s philanthropic activities are done both directly and indirectly through its philanthropic arm – The Corning Incorporated Foundation (the Foundation).

Corning makes annual contributions to the Foundation. We believe in being an active corporate citizen and the Foundation directs its efforts toward the communities where Corning Incorporated operates, promoting educational and social progress that improves the quality of life for all. Grant activity is aimed at five areas: education, culture, community, health and human services and disaster relief. In 2014, Corning donated $6 million to the Foundation. During the year, the Foundation disbursed approximately $5.6 million of which over 60% was directed toward public education institutions including the Corning Painted Post Area School District and Corning Community College.

Corning’s direct giving includes annual contributions to various cultural and educational institutions locally in Corning, New York, and internationally. Locally, the Corning Museum of Glass (CMoG) – the world’s leading glass museum – is the largest benefactor of support from Corning. Wendell P. Weeks (chairman, CEO and president), James B. Flaws (vice chairman and CFO), David Morse (executive vice president and chief technology officer), Jeffrey W. Evenson (senior vice president and operations chief of staff), and Mark S. Rogus (senior vice president and treasurer) serve on the CMoG board of trustees. In 2014, Corning provided cash and non-cash contributions of services to CMoG of approximately $32 million. Corning has provided approximately $109 million for expansion and improvement of facilities used by CMoG and owned by Corning. The expansion and construction is expected to be completed in early 2015.

Corning has provided financial support to the Alternative School for Math and Science (ASMS), a private middle school located in Corning, New York, with an advanced curriculum focusing on science and math, since its formation in 2004. Currently, children of Corning employees represent approximately 50% of its enrollment. In 2014, non-cash contributions totaled approximately $1.3 million and cash contributions totaled $288,000. Mark S. Rogus (senior vice president and treasurer), Christine M. Pambianchi, (senior vice president, Human Resources), and Kim Frock Weeks (spouse of Wendell P. Weeks, our chairman, CEO and president) serve on the ASMS board of trustees. Ms. Frock Weeks also serves as administrative head of school at ASMS, but receives no salary or benefits in this role. Corning will likely make additional contributions to ASMS in the future. Corning also provides financial support for educational institutions internationally. In 2014, Corning Precision Materials donated approximately $5 million to support a local K-12 school in Asan, South Korea.

Ethics and Conduct

We are committed to conducting business lawfully and ethically. All of our directors and NEOs, like all Corning employees, are required to act at all times with honesty and integrity. Our Code of Conduct covers areas of professional conduct, including conflicts of interest, the protection of corporate opportunities and assets, employment policies, non-discrimination policies, confidentiality, vendor standards and intellectual property, and requires strict adherence to all laws and regulations applicable to our business. Our Code of Conduct also describes the means by which any employee can provide an anonymous report of an actual or apparent violation of our Code of Conduct.

We will disclose any future amendments to, or waivers from, any provision of our Code of Conduct involving our directors, our principal executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions on our website within four business days following the date of any such amendment or waiver. No such waivers were sought or granted in 2014.

Communications with Directors

Shareholders and interested parties may communicate concerns to any director, committee member or the Board by writing to the following address: Corning Incorporated Board of Directors, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831 Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board to promptly forward all correspondence (except advertising, spam, junk mail and other mass mailings, product inquiries and suggestions, resumes, surveys or any unduly hostile, threatening or illegal materials) to the relevant director, committee member or the full Board, as indicated in the correspondence.

CORNING INCORPORATED - 2015 Proxy Statement     17

Proposal 1 Election of Directors

Board of Directors Qualifications and Experience

Our Board is composed of accomplished professionals with diverse areas of expertise including, leadership, finance and investing, industry experience, technology, research and development, innovation, commercial, international business, operations, government, higher education, science, marketing, manufacturing, management, and entrepreneurship. We believe that the broad range of skills, knowledge, opinions and fields of expertise represented on our Board is one of its core strengths.

We believe our directors’ wide range of professional experiences and backgrounds, education and skills has proved to be of significant value to the Company, and we intend to continue leveraging this strength.

The following table describes key characteristics of our business and experiences of our Board.

Key Competencies
Leadership	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Industry Experience	●	●	●	●		●	●	●	●	●	●	●	●
Financial, Investment, and/or Banking Experience	●	●	●	●	●	●			●		●		●	●
Technology, R&D, Innovation and/or Entrepreneurial/Commercial Experience		●		●		●	●	●	●	●	●	●	●	●
International Experience	●	●		●		●	●			●			●	●
Academia, Law, Government, Politics or Regulatory Experience			●	●				●	●	●		●	●	●
Other Factors
Independent Director	●	●	●	●	●		●	●	●	●	●	●		●
Audit Committee “Financial Expert” per the SEC rules	●								●					●
Total Public Company Boards (including Corning)	1	3	2	2	3	1	1	1	2	1	1	4	2	3
Board Committees*
Audit	●	●					●	●	C		●			●
Compensation				●					●		C	●
Corporate Relations		C					●			●
Executive			●	●	●	●			●			●	C
Finance	●		●		C	●		●						●
Nominating and Corporate Governance			●	●	●					●		C

*     Committee membership as of February 5, 2015; “C” denotes the Chair of the committee.

Leadership. These directors have CEO or other senior officer experience, and a demonstrated record of leadership qualities, which includes a practical understanding of organizations, processes, strategy, risk and risk management and methods to drive change and growth.

Industry Experience. These directors have experience in or directly relevant to our major businesses, which fosters active participation in, the development and implementation of our operating plan and business strategy. They have valuable perspectives on issues specific to the Company’s business.

Financial, Investment, and/or Banking Experience. These directors posess an acute understanding of finance and financial reporting processes. Accurate financial reporting and robust auditing are critical to the Company’s success.

Technology, R&D, Innovation and/or Entrepreneurial/Commercial Experience. These directors provide valuable perspectives on developing and investing in new technologies, skills critical to Corning as a science, technology, and innovation company.

International Experience. Corning’s future success depends, in part, on our success in growing our businesses outside the United States. Our directors with global business or international experience provide valued perspective on our operations.

18      CORNING INCORPORATED - 2015 Proxy Statement

Proposal 1 Election of Directors

Academia, Law, Government, Politics or Regulatory Experience. These directors have strong critical thinking and verbal communications skills as well as diversity of views. Legal, government and regulatory experience is relevant to the Company as industry regulations can be critical to the financial welfare and growth of the various businesses.

In addition, our Board’s composition represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors:

Tenure on Board	Number of Director Nominees
More than 10 years	4
5 to 10 years	3
Less than 5 years	7

Board Nomination and Renewal Process

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and making recommendations on director nominees to the full Board. When identifying and selecting director nominees, the Nominating and Corporate Governance Committee considers the impact a nominee would have on the Board’s balance of professional experience, background, viewpoints, skills and areas of expertise. Additionally, the Committee considers input from the Board’s self-evaluation process to identify the backgrounds or skill sets that are desired and future needs of the Board in light of anticipated director retirements under our Board tenure policies – recognizing that the appropriate mix of director competencies and experiences evolves over time. We believe that our diverse mix of directors allows the Board to engage in candid and challenging discussions, in service of the best decisions for the Company and its shareholders. The Nominating and Corporate Governance Committee also considers diversity of race, gender and national origin of potential director candidates.

The Board maintains the following tenure policies (contained in our Corporate Governance Guidelines) as a means of ensuring that the Board is regularly renewed with fresh perspectives:

Tenure Policies
Mandatory Retirement	Directors must retire at the annual meeting of shareholders following the director’s 74th birthday
Change in Principal Employment	Directors must offer to resign upon any significant change in principal employment or responsibilities

We had the following changes in our Board since our 2014 Annual Meeting:

Departures		Additions
●	John Seely Brown - Resigned in April 2014 due to meeting the mandatory retirement age	●	Donald W. Blair - Appointed in July 2014; identified by independent search firm; brings substantial financial and international expertise
		●	Daniel P. Huttenlocher - Appointed in February 2015; identified by independent search firm; brings extensive experience in technology innovation and commercialization

The Nominating and Corporate Governance Committee has retained an independent search firm to assist in identifying director candidates, and will also consider recommendations from shareholders. If you wish to nominate a candidate, please forward the candidate’s name and a detailed description of the candidate’s qualifications, skills and experience, a document indicating the candidate’s willingness to serve and evidence of the nominating shareholder’s ownership of Corning’s shares to: Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831. A shareholder wishing to nominate a candidate must also comply with the notice requirements described on page 65.

The Board does not have a specific policy regarding consideration of gender, ethnic or other diversity criteria in identifying director candidates; however, the Board has had a longstanding commitment to, and practice of, maintaining diverse representation on the Board.

CORNING INCORPORATED - 2015 Proxy Statement     19

Proposal 1 Election of Directors

2015 Nominees for Director

After considering the recommendations of the Nominating and Corporate Governance Committee, the Board has set the number of directors at 14 and nominated the persons described below to stand for election. Each of Messrs. Canning, Clark, Cummings, Flaws, Landgraf, Martin, Tookes and Weeks, Drs. Burns, Rieman and Wrighton, and Ms. Henretta were elected by Corning’s shareholders at the 2014 Annual Meeting. Mr. Blair and Dr. Huttenlocher were appointed by Corning’s Board of Directors on July 15, 2014 and February 3, 2015, respectively. All of the nominees have consented to being named in this proxy statement and to serve as director if elected. The Board believes that each of these nominees is qualified to serve as a director of Corning and the skills and qualifications of each nominee that were considered by the Board are included with the nominee’s biographical information. Equally important, the Board believes that the combination of backgrounds, skills and experiences has produced a Board that is well-equipped to exercise oversight responsibilities for Corning’s shareholders and other stakeholders.

Our Board unanimously recommends that shareholders vote FOR all of our director nominees.

If elected by our shareholders, the 14 director nominees will serve for a one-year term expiring at our 2016 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

All of our director nominees are currently members of our Board. Each has been recommended for election by our Nominating and Corporate Governance Committee and approved and nominated for election by our Board.

Below is biographical information about our director nominees. This information is current as of March 1, 2015, and has been confirmed by each of our director nominees for inclusion in our proxy statement.

Donald W. Blair
Age: 57 Director Since: 2014 Executive Vice President and Chief Financial Officer, NIKE, Inc.	Skills and Qualifications: ● Expertise in finance and management ● Executive leadership experience ● Experience in international business and finance	Committees: ● Audit ● Finance Current Public Company Directorships: ● None Public Company Directorships Held During the Past 5 Years: ● None

Mr. Blair was elected executive vice president and chief financial officer of NIKE, Inc. in 1999. Prior to joining NIKE, he served 15 years at PepsiCo, Inc. in a number of senior executive-level corporate and operating unit financial assignments, including chief financial officer roles for PepsiCo Japan (based in Tokyo) and Pepsi-Cola International’s Asia Division (based in Hong Kong). He began his career in 1981 as an accountant with Deloitte Haskins & Sells.

Mr. Blair brings 34 years of financial expertise and management experience at the international, operational, and corporate levels. He also has proven experience in developing and implementing strategies for delivering sustainable, profitable growth. Mr. Blair’s financial expertise and audit experience are valuable assets to our Finance and Audit committees.

Stephanie A. Burns
Age: 60 Director Since: 2012 Retired Chairman and Chief Executive Officer Dow Corning Corporation

Skills and Qualifications:

● Global innovation and business leadership experience

● Significant expertise in scientific research, issues management, science and technology leadership and business management

Committees: ● Audit ● Corporate Relations Current Public Company Directorships: ● GlaxoSmithKline plc. ● Kellogg Company Public Company Directorships Held During the Past 5 Years: ● None

Dr. Burns has nearly 32 years of global innovation and business leadership experience. Dr. Burns joined Dow Corning in 1983 as a researcher and specialist in organosilicon chemistry. In 1994, she became the company’s first director of women’s health. She was elected to the Dow Corning Board of Directors in 2001 and elected as president in 2003. She served as chief executive officer from 2004 until May 2011 and served as chair from 2006 through 2011.

Dr. Burns brings significant expertise in scientific research, issues management, science and technology leadership and business management to the Board, as well as skills related to her Ph.D. in organic chemistry. She is the past honorary president of the Society of Chemical Industry and was appointed by President Obama to the President’s Export Council. Dr. Burns is a former chair of the American Chemistry Council.

20     CORNING INCORPORATED - 2015 Proxy Statement

Proposal 1 Election of Directors

John A. Canning, Jr.
Age: 70 Director Since: 2010 Chairman Madison Dearborn Partners, LLC

Skills and Qualifications:

● Experience in private equity investing, including reviewing financial statements and audit results and making investment and acquisition decisions

● Has insight into economic trends important to our business

● Law degree

● Experience in banking and managing investments

Committees: ● Executive ● Finance ● Nominating and Corporate Governance Current Public Company Directorships: ● Exelon Corporation Public Company Directorships Held During the Past 5 Years: ● None

Mr. Canning co-founded Madison Dearborn Partners, LLC in 1992, serving as its chief executive officer until he became chairman in 2007. He previously spent 24 years with First Chicago Corporation, most recently as executive vice president of The First National Bank of Chicago and president of First Chicago Venture Capital. Mr. Canning is trustee and chairman of several Chicago-area non-profit organizations. He is a former commissioner of the Irish Reserve Fund and a former director and chairman of the Federal Reserve Bank of Chicago.

Mr. Canning brings 34 years of experience in private equity investing, including reviewing financial statements and audit results and making investment and acquisition decisions. As a former director and chairman of the Federal Reserve Bank of Chicago, he has insight into economic trends important to our business. In addition to his business experience, he also has a law degree and is a recognized leader in the Chicago business community. Mr. Canning’s experience in banking and managing investments make him a valued member of our Finance Committee.

Richard T. Clark
Age: 69 Director Since: 2011 Retired Chairman, President and Chief Executive Officer Merck & Co., Inc.	Skills and Qualifications: ● Broad managerial expertise, operational expertise and deep business knowledge ● Extensive experience in the issues facing public companies and multinational businesses

Committees:

● Compensation

● Executive

● Nominating and Corporate Governance

Current Public Company Directorships:

● ADP, LLC

Public Company Directorships Held During the Past 5 Years:

● Merck & Co., Inc.

Mr. Clark joined Merck in 1972 and held a broad range of senior management positions. He became president and chief executive officer of Merck in May 2005 and chairman of the board in April 2007. He transitioned from the chief executive officer role in January 2011 and served as Merck board chairman through November 2011. He was president of the Merck Manufacturing Division (June 2003 to May 2005) of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) He serves on the advisory board of American Securities LLC, a private equity firm. He is chairman of the board of Project Hope and a trustee of several charitable non-profit organizations.

As the former chairman, president and chief executive officer of a Fortune 100 company, Mr. Clark brings broad managerial expertise, operational expertise and deep business knowledge, as well as a track record of achievement.

Robert F. Cummings, Jr.
Age: 65 Director Since: 2006 Vice Chairman of Investment Banking JPMorgan Chase & Co.

Skills and Qualifications:

● Extensive investment banking experience including finance, business development and mergers and acquisitions

● Knowledge in the areas of technology, telecommunications, private equity and real estate

Committees:

● Executive

● Finance

● Nominating and Corporate Governance

Current Public Company Directorships:

● Viasystems Group, Inc.

● W. R. Grace & Co.

Public Company Directorships Held During the Past 5 Years:

● None

Mr. Cummings was appointed vice chairman of Investment Banking at JPMorgan Chase & Co. in December 2010, where he advises on client opportunities across sectors and industry groups. Mr. Cummings began his business career in the investment banking division of Goldman, Sachs & Co. in 1973 and was a partner of the firm from 1986 until his retirement in 1998. He served as an advisory director at Goldman Sachs until 2002.

Mr. Cummings’ Board qualifications include more than 30 years of investment banking experience at Goldman Sachs and JPM, where he advised corporate clients on financings, business development, mergers, and acquisitions and other strategic financial issues. Additionally, he brings knowledge in the areas of technology, telecommunications, private equity, and real estate to the Board.

CORNING INCORPORATED - 2015 Proxy Statement      21

Proposal 1 Election of Directors

James B. Flaws
Age: 66 Director Since: 2000 Vice Chairman and Chief Financial Officer Corning Incorporated

Skills and Qualifications:

● Managerial experience in control, financial, treasury and business development functions

● Broad experience in financial, investor relations and supervisory roles

● Deep experience with and understanding of Corning’s business

Committees: ● Executive ● Finance Current Public Company Directorships: ● None Public Company Directorships Held During the Past 5 Years: ● None

Mr. Flaws joined Corning in 1973 and served in a variety of controller and business management positions. He was elected assistant treasurer of Corning in 1993; vice president and controller in 1997 and vice president of finance and treasurer in May 1997; senior vice president and chief financial officer in December 1997; executive vice president and chief financial officer in 1999; and to his current position in 2002. Mr. Flaws is a director of Dow Corning Corporation.

Since joining in 1973, Mr. Flaws has held a wide range of management positions across Corning’s control, financial, treasury, and business development functions in specific line business units, as well as at corporate-wide levels. As a result of his diverse responsibilities over more than 40 years, he has very broad experience in many financial, investor relations, and supervisory roles within the company, including leading the spinoff of Corning’s health care businesses into two separate publicly traded companies in 1996 and overseeing many mergers and acquisitions by the company. Mr. Flaws played an important role in Corning’s recovery from the impact of the telecom industry collapse in 2002. Mr. Flaws led the process for Corning’s acquisition of Samsung Corning Precision Materials in 2013.

Deborah A. Henretta
Age: 53 Director Since: 2013 Group President of Global E-Business, Procter & Gamble	Skills and Qualifications: ● Significant experience in business leadership and operations, P&L responsibility ● Skilled in brand building, marketing and emerging market management	Committees: ● Audit ● Corporate Relations Current Public Company Directorships: ● None Public Company Directorships Held During the Past 5 Years: ● None

Ms. Henretta has 30 years of business leadership experience across both developed and developing markets, as well as expertise in brand building/ marketing, philanthropic program development and government relations. She joined Procter & Gamble (P&G) in 1985. In 2005, she was appointed President of P&G’s business in ASEAN, Australia and India. She was appointed group president, P&G Asia in 2007 and group president of P&G Global Beauty Sector in June 2013. In February 2015, she was appointed group president of P&G E-Business.

Ms. Henretta was a member of Singapore’s Economic Development Board (EDB) from 2007 to 2013. She contributed to the growth strategies for Singapore, and was selected to serve on the EDB’s Economic Strategies Committee between 2009 and 2011. In 2008, she received a U.S. State Department appointment to the Asia-Pacific Economic Cooperation’s Business Advisory Council. In 2011, she was appointed chair of this 21-economy council, becoming the first woman to hold the position. In that role, she advised top government officials, including President Barack Obama and former Secretary of State Hillary Clinton. Ms. Henretta currently serves on the Board of Trustees for Cincinnati Children’s Medical Center as well as on a number of university advisory committees, including those for her alma maters St. Bonaventure University School of Journalism and Syracuse University’s Newhouse School of Public Communications.

22     CORNING INCORPORATED - 2015 Proxy Statement

Proposal 1 Election of Directors

Daniel P. Huttenlocher
Age: 55 Director Since: 2015 Dean and Vice Provost, Cornell University’s New York City Tech Campus

Skills and Qualifications:

● Experience in technology innovation and commercialization

● Extensive experience as an international computer science researcher

● Leadership experience

● Investment experience

Committees: ● Audit ● Finance Current Public Company Directorships: ● None Public Company Directorships Held During the Past 5 Years: ● None

Dr. Huttenlocher has served as the dean and vice provost at Cornell University’s New York City Tech Campus since 2012. From 2001 to 2012, he held a variety of academic positions at Cornell, including dean of the Computing and Information Science Department and professor of Computer Science and Technology Management. Prior to joining Cornell, Dr. Huttenlocher served as chief technology officer at Intelligent Markets, Inc., and as a principal scientist at Xerox Palo Alto Research Center. He currently serves as a director on the board of trustees of the John D. and Catherine T. MacArthur Foundation where he is chair of the investment committee and is also a member of the budget and compensation committee and the nominating committee.

Dr. Huttenlocher holds a Ph.D. in computer science and a Master of Science degree in Electrical Engineering from the Massachusetts Institute of Technology and a Bachelor of Arts degree in Computer Science and Psychology from the University of Michigan. Dr. Huttenlocher brings to the board extensive experience in technology innovation and commercialization, and expertise in developing next-generation products and services.

Kurt M. Landgraf
Age: 68 Director Since: 2007 Retired President and Chief Executive Officer Educational Testing Service

Skills and Qualifications:

● Extensive executive management experience in public companies, non-profit entities, higher education and government

● Financial expertise

● Operations skills and experience

● Specialized knowledge including technology, transportation, education, pharmaceuticals, health care, energy, materials and mergers and acquisitions

Committees: ● Audit ● Compensation ● Executive Current Public Company Directorships: ● Louisiana-Pacific Corporation Public Company Directorships Held During the Past 5 Years: ● None

Mr. Landgraf retired as president and chief executive officer of Educational Testing Service (ETS), a private non-profit educational testing and measurement organization, on December 31, 2013. Mr. Landgraf had served in that position since 2000. Prior to that, he was executive vice president and chief operating officer of E.I. Du Pont de Nemours and Company (DuPont), where he previously held a number of senior leadership positions, including chief financial officer.

Mr. Landgraf was selected for his wealth of executive management experience in public companies, non-profit entities, higher education, and government. He brings to the Board his financial expertise and operations skills and experience, represented by his positions at ETS and DuPont. Mr. Landgraf’s other areas of specialized knowledge include technology, transportation, education, finance, pharmaceuticals, health care, energy, materials, and mergers and acquisitions.

CORNING INCORPORATED - 2015 Proxy Statement     23

Proposal 1 Election of Directors

Kevin J. Martin
Age: 48 Director Since: 2013 Counsel Squire Patton Boggs LLP

Skills and Qualifications:

● Extensive knowledge of regulatory environment

● Legal skills and expertise

● Specialized knowledge of telecommunications and information technology industries

● Experience in private equity investing

Committees: ● Corporate Relations ● Nominating and Corporate Governance Current Public Company Directorships: ● None Public Company Directorships Held During the Past 5 Years: ● None

Mr. Martin is counsel at Squire Patton Boggs LLP in the Washington law firm’s Technology and Communications practice.

Mr. Martin has nearly two decades experience as a lawyer and policymaker in the telecommunications field, including his tenure as chairman of the Federal Communications Commission (FCC) from March 2005 to January 2009. Before joining the FCC as a commissioner in 2001, Mr. Martin was a special assistant to the president for Economic Policy and served on the staff of the National Economic Council, focusing on commerce and technology policy issues. He also served as the official U.S. government representative to the G-8’s Digital Opportunity Task Force. In 2013, he was elected to the Board of Directors of Electronic Recyclers International, a private electronics recycler.

Mr. Martin brings deep experience to the board in the telecommunications, economics, governmental and legal arenas.

Deborah D. Rieman
Age: 65 Director Since: 1999 Executive Chairman MetaMarkets Group

Skills and Qualifications:

● Expertise in information technology, innovation and entrepreneurial endeavors

● Ph.D. in mathematics

● Experience in technology development, marketing, business development and support, investor relations and investing

Committees: ● Audit ● Compensation Current Public Company Directorships: ● None Public Company Directorships Held During the Past 5 Years: ● Keynote Systems

Dr. Rieman has more than 27 years of experience in the software industry. Currently, she is executive chairman of MetaMarkets Group. Previously, she was managing director of Equus Management Company, a private investment fund. From 1995 to 1999, she served as president and chief executive officer of Check Point Software Technologies, Incorporated. Dr. Rieman is a former director of Keynote Systems, Tumbleweed Communications Corp and Kintera Inc.

Dr. Rieman brings significant expertise in information technology, innovation and entrepreneurial endeavors to the Board and skills related to her Ph.D. in mathematics. She is also the former president and chief executive officer of a software company specializing in security and has experience in technology development, marketing, business development and support, investor relations and investing.

Hansel E. Tookes II
Age: 67 Director Since: 2001 Retired Chairman and Chief Executive Officer Raytheon Aircraft Company

Skills and Qualifications:

● Extensive experience in operations, manufacturing, performance excellence, business development, technology-driven business environments and military and government contracting

● Education, training and knowledge in science and engineering

Committees:

● Compensation

● Executive

● Nominating and Corporate Governance

Current Public Company Directorships:

● Ryder Systems Inc.

● NextEra Energy, Inc.

● Harris Corporation

Public Company Directorships Held During the Past 5 Years:

● BBA Aviation plc.

Mr. Tookes retired from Raytheon Company in December 2002. He joined Raytheon in 1999 and served as president of Raytheon International, chairman and chief executive officer of Raytheon Aircraft and executive vice president of Raytheon Company. From 1980 to 1999, Mr. Tookes served United Technologies Corporation as president of Pratt and Whitney’s Large Military Engines Group and in a variety of other leadership positions.

Mr. Tookes provides extensive experience in operations, manufacturing, performance excellence, business development, technology-driven business environments, and military and government contracting. He also brings his science and engineering education, training and knowledge to the Board. Mr. Tookes’ industry expertise includes aviation, aerospace and defense, transportation and technology.

24     CORNING INCORPORATED - 2015 Proxy Statement

Proposal 1 Election of Directors

Wendell P. Weeks
Age: 55 Director Since: 2000 Chairman, Chief Executive Officer and President Corning Incorporated

Skills and Qualifications:

● Wide range of experience including financial management, business development, commercial leadership, and general management

● Experience in many of Corning’s businesses and technologies

● Experience as chief executive officer

Committees: ● Executive Current Public Company Directorships: ● Merck & Co., Inc. Public Company Directorships Held During the Past 5 Years: ● None

Mr. Weeks joined Corning in 1983. He was named vice president and general manager of the Optical Fiber business in 1996; senior vice president in 1997; senior vice president of Opto Electronics in 1998; executive vice president in 1999; and president, Corning Optical Communications in 2001. Mr. Weeks was named president and chief operating officer of Corning in 2002; president and chief executive officer in 2005; and chairman and chief executive officer on April 26, 2007. He added the title of president in December 2010.

Mr. Weeks brings deep and broad knowledge of the company based on his long career across a wide range of Corning’s staff groups and major businesses. Mr. Weeks has 31 years of Corning experience including financial management, business development, commercial leadership, and general management. His experiences in many of Corning’s businesses and technologies, and 10 years as chief executive officer, have given him a unique understanding of Corning’s diverse business operations and innovations.

Mark S. Wrighton
Age: 65 Director Since: 2009 Chancellor and Professor of Chemistry, Washington University in St. Louis

Skills and Qualifications:

● Expertise in materials and research interests in the areas of transition metal catalysis, photochemistry, surface chemistry, molecular electronics, and photoprocesses at electrodes

● Executive leadership experience

Committees: ● Audit ● Finance Current Public Company Directorships: ● Cabot Corporation ● Brooks Automation, Inc. Public Company Directorships Held During the Past 5 Years: ● None

Since 1995, Dr. Wrighton has been chancellor and professor of Chemistry at Washington University in St. Louis, a major research university. Before joining Washington University, he was a researcher and professor at the Massachusetts Institute of Technology, where he was head of the Department of Chemistry from 1987 to 1990, and then provost from 1990 to 1995. Dr. Wrighton served as a presidential appointee to the National Science Board from 2000 to 2006, and chaired that Board’s audit and oversight committee during that time. He also is a past chair of the Association of American Universities, The Business Higher Education Forum and the Consortium on Financing Higher Education, and continues as a member of these organizations. He was elected to membership in the American Academy of Arts and Sciences and the American Philosophical Society, and he is a Fellow of the American Association for the Advancement of Science.

Dr. Wrighton is a professor, chemist and research scientist with expertise in materials and research interests in the areas of transition metal catalysis, photochemistry, surface chemistry, molecular electronics, and in photoprocesses at electrodes. Under Chancellor Wrighton’s leadership, Washington University has grown significantly in academic stature, research enterprise, infrastructure, student quality, curriculum and international reputation. In addition to his executive leadership, Dr. Wrighton brings to the Board his vast scientific knowledge and understanding of complex research and development issues.

CORNING INCORPORATED - 2015 Proxy Statement     25

Director Compensation

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board, as described below. Members of the Board who are employees of the Company are not compensated for service on the Board or any of its Committees.

Directors may elect to defer all or a portion of their cash compensation. Amounts deferred may be paid in cash or stock, as applicable, and while deferred may be allocated to (1) an account earning interest, compounded quarterly, at the rate equal to the prime rate of Citibank, N.A. at the end of each calendar quarter, (2) a restricted stock unit account, or (3) a combination of such accounts. At December 31, 2014, six directors had elected to defer compensation.

2014 Director Compensation

Annual Retainer	$60,000
Lead Independent Director Retainer	Lead Independent Director receives an additional retainer of $25,000 per year.
Committee Chair Retainer	Committee Chairs receive an additional retainer of $15,000 per year. Beginning in 2015, the annual retainer for the Audit Committee Chair will be $20,000.
Board and Committee Meeting Attendance	$1,750 for each Board meeting, committee meeting or special session attended. (Each two-day Board meeting typically consists of three Board sessions and two committee meetings for each director.)
Annual Equity Grants

Each non-employee director annually receives a form of long-term equity compensation approved by the Compensation Committee. Non-employee directors generally receive their awards at the February meeting. If, however, a non-employee director is appointed between the February meeting and December 31, then that director will receive his/her pro-rata award shortly after joining the Board.

In 2014, Corning issued 7,692 shares of restricted stock (with a grant date value of approximately $135,000) to each non-employee director under the 2010 Equity Plan for Non-Employee Directors. These restricted shares are subject to forfeiture and are not available for transfer or exercise until six months after the date of a director’s retirement or resignation.

In 2014, the directors below performed these roles:

Name	Role During 2014
Dr. Burns	Corporate Relations Chair
Mr. Clark	Lead Independent Director
Mr. Cummings	Finance Chair
Mr. Landgraf	Audit Chair
Dr. Rieman	Compensation Chair
Mr. Tookes	Nominating and Corporate Governance Chair

Non-employee directors are reimbursed for expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and shareholder meetings. While travel to such meetings may include the use of Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial transportation or their own transportation. Directors are also reimbursed for reasonable expenses associated with certain other activities related to their role, including participation in director education programs.

Other

Corning has a Directors’ Charitable Giving Program pursuant to which a director may direct the Company to make a charitable bequest to one or more qualified charitable organizations recommended by such director and approved by Corning in the amount of $1,000,000 (employee directors) or $1,250,000 (non-employee directors) following his or her death. We fund this program by purchasing insurance policies on the lives of the directors. However, we are under no obligation to use the proceeds of the insurance policies to fund a director’s bequest and can elect to retain any proceeds from the policies as assets of Corning and use another source of funds to pay the directors’ bequests. In 2014, we paid a total of $18,627 in premiums and fees on such policies for our current directors. Because the charitable deductions and cash surrender value of life insurance policies accrue solely to Corning, the directors derive no financial benefit from the program, and we do not include these amounts in the directors’ compensation. Generally, one must be a director for five years to participate in the program. In 2014, Messrs. Cummings, Flaws, Landgraf, Tookes and Weeks and Drs. Brown, Rieman and Wrighton were eligible to participate in the program.

Directors are also eligible to participate in the Corning Foundation Matching Gift Program for eligible charitable organizations. This Program is available to all Corning employees. The maximum matching gift amount available from the Foundation for each participant in the Program is $7,500 in any calendar year.

Corning also pays premiums on directors’ and officers’ liability insurance policies covering directors.

26     CORNING INCORPORATED - 2015 Proxy Statement

Director Compensation

2014 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other Compensation(4)	Total
Donald W. Blair	$69,500	$61,882	$7,500	$138,882
John Seely Brown	46,250	44,998	0	91,248
Stephanie A. Burns	127,500	134,995	0	262,495
John A. Canning, Jr.	130,000	134,995	7,500	272,495
Richard T. Clark	135,750	134,995	7,500	278,245
Robert F. Cummings, Jr.	146,750	134,995	0	281,745
Deborah A. Henretta	130,000	134,995	0	264,995
Kurt M. Landgraf	157,250	134,995	1,000	293,245
Kevin J. Martin	124,750	134,995	0	259,745
Deborah D. Rieman	146,750	134,995	0	281,745
Hansel E. Tookes	148,500	134,995	0	283,495
Mark S. Wrighton	130,000	134,995	7,500	272,495
(1)	Mr. Blair joined the Board in July 2014. Dr. Brown retired from the Board in April 2014.
(2)	Includes all fees and retainers paid or deferred pursuant to the Corning Incorporated Non-Employee Directors’ Deferred Compensation Plan.
(3)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock granted pursuant to the 2010 Equity Plan for Non-Employee Directors. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 13, 2015. There can be no assurance that the grant date fair value amounts will ever be realized. The total number of award shares outstanding each Director had as of December 31, 2014 is shown in the table below. Total stock holdings for directors as of December 31, 2014 are shown in the “Beneficial Ownership of Directors and Officers” table.
(4)	The amounts in this column reflect charitable donation matches made by Corning Foundation’s Matching Gift Program.

The following are the total number of award shares outstanding each Director had as of December 31, 2014:

Name	Award Shares Outstanding at December 31, 2014	Options Outstanding at December 31, 2014(1)
Donald W. Blair	2,836	0
John Seely Brown	0	0
Stephanie A. Burns	26,127	0
John A. Canning, Jr.	34,743	1,323
Richard T. Clark	27,555	0
Robert F. Cummings, Jr.	50,279	11,872
Deborah A. Henretta	11,558	0
Kurt M. Landgraf	48,550	9,868
Kevin J. Martin	17,099	0
Deborah D. Rieman	85,206	14,888
Hansel E. Tookes	72,456	14,888
Mark S. Wrighton	43,906	6,775
(1)	No options were granted to non-employee directors in 2014.

CORNING INCORPORATED - 2015 Proxy Statement     27

Stock Ownership Information

Stock Ownership Guidelines

Stock ownership disclosed in this proxy statement includes shares directly or indirectly owned, and shares issuable or options exercisable that the person has the right to acquire within 60 days. We believe our stock ownership guidelines for our directors and executive officers are aligned with shareholders’ interests because the guidelines reflect equity that has economic exposure to both upside and downside risk.

All directors and named executive officers (NEOs) are expected to achieve the required levels of ownership under our stock ownership guidelines within five years of their election or appointment. All directors and NEOs who have been such for five years or more currently comply with our guidelines.

Directors	CEO	Other NEOs
5X Annual Cash Retainer	6X Base Salary	3X Base Salary

Beneficial Ownership of Directors and Officers

The following table shows, as of December 31, 2014, the number of shares of Corning common stock beneficially owned and the aggregate number of shares of common stock and common stock-based equity, including stock options and RSUs that will vest or become exercisable within 60 days, as applicable, held by each director and NEO; and all directors, Section 16 officers and NEOs as a group.

	Shares Directly or Indirectly Owned(1)(2)(3)		Stock Options Exercisable Within 60 Days	Restricted Share Units Vesting Within 60 Days	Total Shares Beneficially Owned	Percent of Class
DIRECTORS
Donald W. Blair	2,863		0	0	2,863	—
Stephanie A. Burns	26,127		0	2,363	28,490	—
John A. Canning, Jr.	94,743		1,323	0	96,066	—
Richard T. Clark	27,555		0	0	27,555	—
Robert F. Cummings, Jr.	130,279		11,872	0	142,151	—
Deborah A. Henretta	11,558		0	0	11,558	—
Kurt M. Landgraf	48,550		9,868	0	58,418	—
Kevin J. Martin	17,099		0	0	17,099	—
Deborah D. Rieman	120,456		14,888	0	135,344	—
Hansel E. Tookes II	82,456		14,888	0	97,344	—
Mark S. Wrighton	44,906		6,775	0	51,681	—

NAMED EXECUTIVE OFFICERS
Wendell P. Weeks	715,640	(4)	1,619,847	127,989	2,463,476	—
James B. Flaws	275,074		774,558	64,199	1,113,831	—
James P. Clappin	38,106		352,550	29,026	419,682	—
Lawrence D. McRae	88,627		376,260	36,484	501,371	—
Kirk P. Gregg	158,429		528,813	36,569	723,811	—

ALL DIRECTORS, SECTION 16 OFFICERS AND NEOS
As a group (23 persons)	2,733,135	(5)(6)	5,066,680	418,954	7,612,177	0.61%
(1)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Incentive Stock Plans.
(2)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Restricted Stock Plans for non-employee directors.

28     CORNING INCORPORATED - 2015 Proxy Statement

Stock Ownership Information

(3)	Includes shares of common stock held by JPMorgan Chase & Co. as the trustee of Corning’s Investment Plans for the benefit of the members of the group, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes the shares for which instructions were received. The power to dispose of shares of common stock is also restricted by the provisions of the plans. The trustee holds for the benefit of Messrs. Weeks, Flaws, McRae, Clappin and Gregg all executive officers as a group the equivalent of 11,471; 0; 6,148; 2,109; 0; and 22,487 shares of common stock, respectively. It also holds for the benefit of all employees who participate in the plans the equivalent of 16,715,539 shares of common stock (being 1.33% of the class).
(4)	Includes 704,169 shares held by a revocable trust of which Mr. Weeks is the beneficiary, and he currently has no voting authority over these shares.
(5)	Does not include 34,982 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.
(6)	As of December 31, 2014, none of our directors or executive officers had pledged any such shares.

Beneficial Ownership of Corning’s Largest Shareholders

The following table shows those persons known to the Company to be the beneficial owners of 5% or more of the Company’s common stock as of December 31, 2014. In furnishing the information below, the Company has relied on information filed with the SEC by the beneficial owners.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class(1)
The Vanguard Group	69,111,582(2)	5.39%
100 Malvern Blvd.
Malvern, PA 19355
(1)	Reflects shares beneficially owned by The Vanguard Group (Vanguard), according to a Schedule 13G filed by Vanguard with the SEC on February 11, 2015, reflecting ownership of shares as of December 31,2014. Vanguard has sole voting power with respect to 2,220,113 shares and sole dispositive power with respect to 67,202,718 shares and shared dispositive power with respect to 2,090,864 shares. According to the Schedule 13G, Vanguard beneficially owned 5.39% of our common stock as of December 31, 2014.
BlackRock, Inc.	67,721,286(1)	5.3%
55 East 52nd Street
New York, NY 10022
(1)	Reflects shares beneficially owned by BlackRock, Inc. (BlackRock), according to a Schedule 13G filed by BlackRock with the SEC on February 3, 2015, reflecting ownership of shares as of December 31,2014. BlackRock has sole voting power and sole dispositive power with respect to 67,660,468 shares and shared voting power and shared dispositive power with respect to 60,818 shares. According to the Schedule 13G, BlackRock beneficially owned 5.3% of our common stock as of December 31, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require disclosure of those directors, officers, and beneficial owners of more than 10% of our common stock who fail to timely file reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year. Based solely on review of reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements were met.

CORNING INCORPORATED - 2015 Proxy Statement     29

Proposal 2 Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee evaluates the selection of our independent auditor each year and has selected PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for 2015. PwC has served in this role since 1944. The Audit Committee concluded that many factors contribute to the continued support of PwC’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Audit Committee on non-audit services provided by PwC. The Audit Committee preapproves all audit and permitted non-audit services that PwC performs for the Company, and it approves the audit fees associated with the engagement of PwC. All services provided to Corning by PwC in 2013 and 2014 were pre-approved by the Audit Committee in accordance with the policy.

In conjunction with the mandated rotation of the PwC's lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PwC's new lead engagement partner. In considering continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The Committee has determined that such a rotation would likely cause significant disruption to the Company without a providing any significant benefit. The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as the Company's independent registered public accounting firm is in the best interests of the Company and its investors.

As a matter of good corporate governance, the Board submits the selection of the independent audit firm to our stockholders for ratification. If the selection of PwC is not ratified by a majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the committee determines that such change would be appropriate.

Corning expects representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting and available to respond to questions that may be raised there. These representatives may comment on the financial statements if they so desire.

Our Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by PwC in 2013 and 2014:

	2013	2014
Audit Fees	$7,207,000	$9,353,000
Audit Related Fees	439,000	1,487,000
Tax Fees	1,223,000	1,606,000
All Other Fees	33,000	358,000
Total Fees	$8,901,000	$12,805,000

Audit Fees. These fees are composed of professional services rendered in connection with the annual audit of Corning’s consolidated financial statements, including the audit of the effectiveness of internal control over financial reporting, and reviews of Corning’s quarterly consolidated financial statements on Form 10-Q that are customary under auditing standards generally accepted in the United States. Audit fees also include statutory audits of Corning’s foreign jurisdiction subsidiaries, audit of new information technology systems, tax related audit support, comfort letters, consents for other SEC filings and reviews of documents filed with the SEC.

Audit-Related Fees. These fees are composed of professional services rendered in connection with due diligence pertaining to acquisitions, the acquisition of an equity company, procedures to translate certain financial statements for foreign subsidiaries, employee benefit plan audits, agreed-upon procedures and the implementation of a new accounting policy.

Tax Fees. These fees are composed of statutory tax compliance, preparation and assistance for Corning’s foreign jurisdiction subsidiaries, expatriate tax return compliance, other tax compliance projects and assistance in preparing a tax advance pricing agreement.

All Other Fees. These fees are composed of an information technology security assessment and a fee relating to licensing technical accounting software from the independent registered public accounting firm and a fee to subscribe to certain benchmarking studies published by the independent registered public accounting firm.

30 CORNING INCORPORATED - 2015 Proxy Statement

Proposal 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Policy Regarding Audit Committee Pre-Approval of Audit and
Permitted Non-Audit Services of Independent Registered Public
Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Corning’s independent registered public accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services and other major types of services. The Audit Committee chairman has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee and services that were pre-approved, but for which the associated fees will materially exceed the budget established for the type of service at issue. Services approved by the chairman are communicated to the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm is required to provide supporting documentation detailing said service and confirm that the provision of such services does not impair its independence. The Audit Committee regularly reviews reports detailing services provided to Corning by its independent registered public accounting firm.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Corning’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board of Directors. The directors who serve on the Audit Committee have no financial or personal ties to Corning (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards. The Board of Directors has determined that none of the Audit Committee members have a relationship with Corning that may interfere with the members’ independence from Corning and its management.

The Audit Committee met with management periodically during the year to consider the adequacy of Corning’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with Corning’s independent registered public accounting firm and with the appropriate financial personnel and internal auditors. The Audit Committee also discussed with Corning’s senior management and independent registered public accounting firm the process used for certifications by Corning’s chief executive officer and chief financial officer that are required for certain of Corning’s filings with the SEC. The Audit Committee met privately with both the independent registered public accounting firm and the internal auditors, both of whom have unrestricted access to the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for: the preparation, presentation and integrity of Corning’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of 2014, management updated the documentation, and performed testing and evaluation of Corning’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation, and it provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management, internal audit and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of Corning’s internal control over financial reporting. The Audit Committee also reviewed: the report of management contained in Corning’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC; as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2014 related to its audits of the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 114, “The Auditor’s Communication with Those Charged with Governance,” and Public Company Accounting Oversight Board Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from Corning and its management. The Audit Committee has considered whether the provision of permitted non-audit services by the independent registered public accounting firm to Corning is compatible with the auditor’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors and the Board of Directors approved that the audited financial statements be included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit Committee:

Kurt M. Landgraf, Chair
Donald W. Blair
Deborah A. Henretta
Daniel P. Huttenlocher (recused from approval, as new Committee member)
Deborah D. Rieman
Mark S. Wrighton

CORNING INCORPORATED - 2015 Proxy Statement     31

Proposal 3 Advisory Approval of Executive
Compensation

Advisory Vote to Approve Executive Compensation (Say on Pay)

Our Board of Directors requests that shareholders approve the compensation of our Named Executive Officers (NEOs), pursuant to Section 14A of the Securities Exchange Act of 1934, as disclosed in this proxy statement, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and the supporting tabular and narrative disclosure on executive compensation.

This vote is advisory and not binding on the Company, but the Board of Directors values the opinions that shareholders express in their voting and will consider the outcome of the vote in determining our executive compensation programs.

Say on Pay Proposal

Our management team and the Board strive to balance near-term results with long-term shareholder value through thoughtful investments in research and development. Accordingly, we maintain a “pay for performance” philosophy that forms the foundation for all decisions regarding executive compensation made by the Compensation Committee. In addition, our compensation programs are designed to facilitate strong corporate governance.

The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions, including 2014 Company performance, focusing on the compensation of our NEOs. We believe that we have created a compensation program deserving of shareholder support.

For these reasons, the Board of Directors recommends that shareholders vote in favor of the resolution:

RESOLVED, that on an advisory non-binding basis, the total compensation paid to the Company’s Named Executive Officers (CEO, CFO and three other most highly compensated executives), as disclosed in the proxy statement for the 2015 Annual Meeting of Shareholders pursuant to Section 14A of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis and the supporting tabular and related narrative disclosure on executive compensation, is hereby APPROVED.

Our Board unanimously recommends a vote FOR the resolution approving the compensation of our Named Executive Officers.

32     CORNING INCORPORATED - 2015 Proxy Statement

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (CD&A) focuses on the 2014 compensation of our Named Executive Officers (NEOs) and how this compensation aligns with our pay for performance philosophy.

Our NEOs in fiscal year 2014 were:

Named Executive Officer	Role	Tenure in role	Total years of service
Wendell P. Weeks	Chairman, Chief Executive Officer (CEO) and President	10 Years as CEO	32 Years
(8 years as CEO/Chairman)
James B. Flaws	Vice Chairman and Chief Financial Officer	17 Years as CFO	42 Years
James P. Clappin	President, Corning Glass Technologies	9 Years	35 Years
Lawrence D. McRae	Executive Vice President, Strategy and Corporate Development	15 Years	29 Years
Kirk P. Gregg	Executive Vice President and Chief Administrative Officer	17 Years	22 Years

CD&A Table of Contents

To assist shareholders in finding important information, we call your attention to the following sections of the CD&A:

Executive Summary	34
Company Performance Highlights	34
Executive Compensation Program: Structure and Highlights	36
Shareholder Engagement and Program Updates in 2014	39
Robust Compensation Program Governance	40
Compensation Peer Group	42
2014 Financial Performance Peer Group	43
Compensation Tables	46

CORNING INCORPORATED - 2015 Proxy Statement     33

Compensation Discussion & Analysis

Executive Summary

Executive Compensation Philosophy

At Corning, we believe the commitment and contributions of our employees determine our success. Our compensation program is designed to attract and retain the most talented employees within our industry segments and to motivate them to perform at the highest level, thereby aligning their goals with those of long-term shareholders and ensuring that we create sustainable growth in profitability, sales and cash flow. Our leaders must possess deep technical understanding in our core technologies as well as broad business, commercial and leadership experience. In order to attract, retain and motivate this caliber of talent, the Compensation Committee (the Committee) is committed to promoting a performance-based culture that motivates executives by tying rewards to measurable financial metrics that support the creation of long-term value for our shareholders.

Business Overview

Corning is one of the world’s leading innovators in materials science. For more than 160 years, Corning has applied its unparalleled expertise in specialty glass, ceramics, optical physics and process engineering to develop products that have transformed people’s lives. Today, Corning’s products enable diverse industries such as consumer electronics, telecommunications, transportation, and life sciences. With a culture that prizes innovation, Corning competes in a global environment in which we drive industry leading technologies across each of our business segments:

Business Segment	% of 2014 Core Net Sales	Primary Products	Primary Competitors
Display Technologies	43%	Glass substrates for LCD flat panel televisions, computer monitors, laptops, and other consumer electronics, advanced optics and specialty glass solutions for a number of industries	Asahi Glass Co. Ltd. Nippon Electric Glass Co. Ltd.
Optical Communications	26%	Optical fiber, cable, and hardware and equipment for telephone and Internet communication networks	Prysmian Group TE Connectivity Ltd.
Specialty Materials	12%	Cover glass for consumer electronics, advanced optics, and specialty glass solutions for a number of industries	Asahi Glass Co. Ltd. Nippon Electric Glass Co. Ltd.
Environmental Technologies	11%	Ceramic substrates and diesel filters for emission control systems	Ibiden Co., Ltd. NGK Insulators Ltd.
Life Sciences	8%	Glass and plastic labware, as well as label-free technology, media, and reagents for cell culture, genomics, and bioprocessing applications	Thermo Fisher Scientific, Inc.

Equity Investments

In addition to the business segments outlined above, we also have a number of equity investments, which contribute significantly to the Company’s overall performance. We became the 100% owner of Samsung Corning Precision Materials Co., Ltd. (SCP), on January 15, 2014 and beginning with the first quarter of 2014 we began to consolidate SCP (now known as Corning Precision Materials Co., Ltd., or CPM) fully into our results. The largest of the remaining equity investments is Dow Corning Corporation (DCC), an independently managed company that was formed in partnership with Dow Chemical in 1943. Our 2014 reported core net sales do not include Corning’s share of DCC’s $6.2 billion in sales, which was over $3 billion. Senior management of Corning supports stewardship of these companies, and the size, complexity and contribution of these equity investments are significant for Corning and its shareholders.

Company Performance Highlights

Note Regarding Core Performance Measures

Throughout this CD&A we refer to our core net sales, core EPS and adjusted operating cash flow, which are non-GAAP financial measures. These core performance measures remove the impact of changes in the Japanese yen and Korean won exchange rates versus the US dollar, as well as other special items that do not reflect the ongoing operations of the Company. Please see the section titled “Program Updates in 2014 – Shift to Core Performance Measures” on page 39 of this CD&A and the section titled “Core Performance Measures” on page 37 of our 2014 Annual Report on Form 10-K for additional information about our core performance measures and why we use them. Appendix A to this proxy statement contains a reconciliation of these non-GAAP measures to our audited GAAP financial statements.

34     CORNING INCORPORATED - 2015 Proxy Statement

Compensation Discussion & Analysis

2014 Business Environment and Company Performance

2014 was an excellent year for Corning. In the fourth quarter, we delivered our ninth consecutive quarter of year-over-year core EPS growth, along with the highest core net sales in Corning’s history. For the full year 2014, core EPS increased approximately 24% over 2013 as the Company advanced a number of strategic initiatives, including: (1) continuation of the positive momentum in Display Technologies, (2) integration of Corning Precision Materials (formerly SCP) and capture of the related synergies, (3) growth of core net sales and profits in our non-Display segments, and (4) returning cash to shareholders.

Total Shareholder Return (TSR)

●	Total Shareholder Returns: Corning delivered total shareholder return (TSR), of 31.2%, more than double the S&P 500 index total returns, consisting of stock price appreciation plus reinvestment of dividends paid throughout the year. This performance placed us in the top quartile of the S&P 500 Index and in the top decile of our compensation peers for the year.

Key Operational Measures

●	Core net sales growth: Core net sales increased by 29% year-over-year
●	Core EPS growth: Core earnings per share increased by 24% year-over-year, capping 9 consecutive quarters of core EPS growth
●	Adjusted Operating Cash Flow: Increased by 13% year-over-year

CORNING INCORPORATED - 2015 Proxy Statement     35

Compensation Discussion & Analysis

Return of Capital to Shareholders

Returning Value to Shareholders: In 2014, Corning repurchased $2.6 billion of outstanding common shares. Additionally, in December 2014, we announced a 20% increase in our common stock dividend, beginning in the first quarter 2015, and a new $1.5 billion share repurchase program. Since 2011, when we announced expectations of increased free cash flow, we have increased the dividend 140% (from $0.05 per share per quarter to $0.12) and repurchased 18% of our outstanding common shares.

Executive Compensation Program: Structure and Highlights

In order to ensure compensation is aligned to long-term value creation, we believe a well-structured program must balance near-term financial results with building long-term value through thoughtful investments in innovation and process engineering.

To that end, our compensation program provides a number of forms of executive compensation, each tailored to encourage an aspect of the Company’s performance that the Committee believes is important for driving long-term shareholder value. Given the strategic importance of growing sales in our non-Display businesses, we include a revenue measure in both our short-term and long-term incentive programs while continuing to place the most emphasis on profitability and cash generation goals.

The following is an overview of the components of the 2014 program.

Summary of Corning’s Executive Compensation Program

Key Pay Elements	Short-Term/Annual Incentives		Long-Term Incentives

Form of Compensation Delivered	Performance Incentive Plan (Cash)	Goal Sharing (Company-Wide Unit Plan; Paid in Cash)	Cash Performance Units (CPUs)	Equity Incentives: Restricted Stock Units (RSUs) & Stock Options
	⬇	⬇	⬇	⬇
Performance Metrics	75% Core EPS 25% Core Net Sales	Weighted Average of Business Unit Plans	60% of LTI Target, based on: ● 70% Adjusted Operating Cash Flow ● 30% Core Net Sales	40% of LTI Target: ● 25% RSUs ● 15% Stock Options

36     CORNING INCORPORATED - 2015 Proxy Statement

Compensation Discussion & Analysis

We believe these features offer the following benefits:

Clear, measurable and challenging goals: We base our performance objectives on the results of a rigorous goal-setting process that relies on both business-driven bottom-up and corporate top-down budgets.

Performance targets are set using core performance measures. Beginning in 2013, we reduced our economic risk to a weaker Japanese yen and Korean won by executing hedges that protected us from the impact of exchange rates rising above 93 Japanese yen and 1100 Korean won to the U.S. dollar, and moved to provide core performance measures in addition to GAAP financial measures to provide a clearer view of the Company’s core operating results to our investors. Our core performance results are stated at a constant yen-to-U.S. dollar exchange rate of 93 and a constant won-to-U.S. dollar exchange rate of 1100 to remove the volatility from currency fluctuations, allowing more clarity and transparency on the operating drivers of our financial results and performance-based compensation measures.

Our incentive plans also require targets to be exceeded by a meaningful margin before payouts increase significantly. This element discourages imprudent risk-taking, creates a strong incentive to set reasonable and challenging goals, and fosters strong focus on achievement of the annual business plan.

Our rigorous goal setting process is demonstrated in the following measures for our short- and long-term incentive plans*:

		2014 PIP Measures (Short Term Incentive)				2014 CPU Measures (Year One of Three-Year Average Plan) (Long Term Incentive)
		Core Net Sales Goal (Weighted 25%)		Core EPS Goal (Weighted 75%)		Core Net Sales Goal (Weighted 30%)		Adjusted Operating Cash Flow Goal (Weighted 70%)
	Achievement %	Core Net Sales (in $M)	% of 2013 Core Net Sales	Core Adjusted EPS (in $M)	% of 2014 Plan	Core Net Sales (in $M)	% of 2013	Adjusted Operating Cash Flow (in $M)	% of 2014 Plan
	200%	$10,303	115%	$1.71	112%	Capped at 150%
	150%	$9,855	110%	$1.68	110%	$10,303	115%	$3,373	112%
	125%	$9,407	105%	$1.65	108%	$9,855	110%	$3,253	108%
TARGET	100%	$9,317	104%	$1.53	100%	$9,317	104%	$3,012	100%
	75%	$9,228	103%	$1.37	90%	$9,228	103%	$2,771	92%
	50%	$8,959	100%	$1.22	80%	$8,959	100%	$2,530	88%
	0%	$8,601	96%	$1.14	75%	$8,601	96%	$2,410	80%

*	2014 core net sales goal and comparison to 2013 include 50% of Corning Precision Materials sales, to represent Corning’s share of sales prior to the acquisition of SCP in January 2014.

Substantial variable and ‘at risk’ compensation: Approximately 87% of the CEO’s target total compensation* and 80% of the other NEOs’ target total compensation* is variable and impacted by operating or stock price performance.

*	Target total compensation includes base salary and target short- and long-term incentives

CORNING INCORPORATED - 2015 Proxy Statement     37

Compensation Discussion & Analysis

●

Structural alignment with long-term shareholders: Each of our NEOs is subject to robust stock ownership guidelines that require them to accumulate and hold a significant number of Company shares as long as they remain employed with us.

Chief Executive Officer	6X Base Salary
NEOs other than the CEO	3X Base Salary

Performance Results Against Targets

The following tables compare the targeted goals of each performance plan with 2014 actual results, compared with the prior years, and the percentage of target opportunity earned under each plan.

	2014		2013
Measure	Actual % increase vs. ’13 Actual	Target % increase vs. ’13 Actual	Actual		Target
Core EPS	$1.53	$1.53	$1.23	**	$1.15
	+24.4%	+24.4%
Core Net Sales (millions)	$10,217	$9,317 *	$7,948		N/A
	+28.6%	+17.2%
Adjusted Operating Cash Flow (millions)	$3,121	$3,012	$2,768		$2,677
	+12.8%	+8.8%
*	Revenue target for 2014 was established including 50% of Corning Precision Materials
**	Core EPS was not used as a metric for compensation plan purposes in 2013. For comparison purposes only, the comparable result would have been $1.19 with an adjustment to exclude an unbudgeted gain resulting from a change in pension accounting.

Compensation Element		Performance Target	Actual Results	Target Opportunity	Earned Award

Annual Cash Bonus Plans	Performance Incentive Plan (PIP) ●Core EPS (75%) ●Core Net Sales (25%) GoalSharing	$1.526 $9,317 million Average of 99 unit plans	$1.531 $10,217 million 6.75%	CEO: 140%* Other NEOs: 75%-90%* 5%*	123% of target 6.75%

Long-Term Incentives Year 1 of 3 Years	Cash Performance Units (CPUs) ●Adjusted Operating Cash Flow (70%) ●Core Net Sales (30%)	Year One of Three: $3,012 million $9,317 million	$3,121 million $10,217 million	CEO: $4.2 million Other NEOs: $1.2 million - $2.1 million	Year 1: 121% Year 2: TBD Year 3: TBD 3 Yr average: TBD
*	As a percentage of year-end base salary

38     CORNING INCORPORATED - 2015 Proxy Statement

Compensation Discussion & Analysis

Key Operational Accomplishments Leading to Strong Performance Results:

2014 Goals	2014 Achievements
Continue the positive momentum in Display Technologies

LCD glass volume was higher than expected driven by TV sales and larger average screen size

Price declines moderated throughout the year

We advanced new glasses for growing high-performance display market

Integrate Corning Precision Materials and execute on our synergy plan	The integration of Corning Precision Materials has resulted in core pre-tax synergies in 2014 well in excess of our $90 million target and enabled $350 million in capital spending to be avoided
Grow sales and profits of our other segments

Our non-Display segments grew sales and NPAT approximately 10% year-over-year

Optical Communications and Environmental Technologies both realized increased sales - up 14% and 19%, respectively, compared with 2013

Significant manufacturing efficiencies realized and strong spending controls in staff groups

Return Cash to Shareholders

We announced a 20% increase in the quarterly dividend in December 2014, effective in 2015

We completed the $2 billion share repurchase program announced in late 2013 and announced a new $1.5 billion repurchase program

Shareholder Engagement and Program Updates in 2014

Strong Say on Pay Results. At our 2014 annual meeting of shareholders, our Say on Pay proposal received support from nearly 96% of votes cast, a significant improvement over 2013.

Though encouraged by the strong show of shareholder support for our compensation program, we nevertheless continued to engage extensively with our shareholders in 2014 in order to ensure we fully understand the factors shareholders consider to be the most important when evaluating our executive compensation program.

At our 2014 annual meeting of shareholders, our Say on Pay proposal received support from nearly 96% of votes cast, a significant improvement over 2013.

Ongoing Shareholder Engagement. Before our 2014 annual meeting and continuing into the fall of 2014, we engaged with more than 70% of our top 50 institutional shareholders, including meetings with more than 30 institutional shareholders that collectively represented more than 40% of our outstanding shares. We learned through these meetings that our shareholders were generally supportive of our executive compensation program but did offer ideas to refine and improve the program. Major shareholders were not prescriptive about plan design. Instead, they were more interested to see that the results and outcomes delivered by the plans were aligned appropriately with performance. Investors appreciated the new caps we instituted in our short-term incentive program. Additionally, although investors supported our shift to a multi-year performance approach in the long-term incentive plan, they also encouraged us to continue to look at metrics covering a longer time horizon, which we will continue to evaluate over time.

Program Updates in 2014

●

Shift to Core Performance Measures: Beginning in 2014, we refined the metrics used for annual bonus plan and long-term incentive plan performance targets by adopting the use of “core performance” metrics, rather than “adjusted GAAP” metrics. As a reminder, Corning began reporting core performance measures to investors early in 2013, and most investors are now using these measures to assess our operating performance. At the time we began using core performance measures, incentive targets for 2013 had already been set. Rather than resetting the 2013 targets, we moved to core performance measures for our incentive compensation program beginning in 2014. With this move, the metrics for our annual bonus plan and long-term incentive plan performance targets are based on core performance measures, which are aligned with what we share with investors, rather than the adjusted GAAP metrics used previously.

These core performance measures remove the impact of changes in the Japanese yen and Korean won exchange rates with the US dollar, as well as other special items that do not reflect the ongoing operations of the Company. Since a substantial portion of Corning’s operations are denominated in Japanese yen and Korean won, fluctuations in the exchange rate between the US dollar and these currencies can significantly impact the Company’s financial results. Core performance measures present our results using constant currency rates to eliminate these fluctuations. Additionally, Corning has hedged a significant portion of its exposure to these currencies, and changes in value of the derivative positions are excluded since they can create large quarterly swings in our GAAP results based on foreign exchange fluctuations that are outside of the control of management. Other items excluded from core performance measures are either deemed to be outside of managements’ control or are non-recurring (and often non-cash) changes that could create unintended or unbudgeted windfalls or penalties if they were included.

●

The Committee decided in advance that the following additional items would be excluded from operating cash flow results for compensation plan purposes: special one-time dividends from equity ventures, cash proceeds or outflows from realized balance sheet hedges, currency fluctuations (other than Japanese yen) outside of budget, non-operating gains/losses from discontinued operations and restructuring/impairment charges. Details of these adjustments may be found in Appendix A. This approach allows our employees and executives to focus on improving operational performance, while taking special actions in a timely manner, as appropriate, to benefit the Company and its shareholders.

CORNING INCORPORATED - 2015 Proxy Statement     39

Compensation Discussion & Analysis

●

Updated Performance Measures in the Short- and Long-term Plans: In 2014, our annual cash bonus plan (PIP) measures were core EPS (weighted at 75%) and core net sales (weighted at 25%) due to the importance of focusing on both profit and revenue growth. Measures for Cash Performance Units (CPUs) in the long-term incentive plan were modified in 2014 to include the average of three one-year performance periods with 2014 performance measures being adjusted operating cash flow (weighted at 70%), and core net sales (weighted at 30%). The use of these performance measures (improving profitability, sales and cash flow) focuses attention on the key drivers for sustaining and/or creating long-term shareholder value.

●

Increased the Percentage of Performance-based Compensation: We increased the weighting of the CPUs for 2014 long-term grants from 50 percent to 60 percent of the total long-term incentive opportunity to increase the amount of performance-based compensation in the long-term incentive plan.

●

Extended the Performance Horizon for the Long-term Incentive Plan: We increased the performance period for CPUs in the long-term incentive plan from a one-year performance period followed by an additional two years of vesting to a three-year performance period based on the average of three one-year performance periods, which are set annually in the multi-year cycle.

●

Capped the Short-term Incentive Plan: Beginning in 2014, we introduced caps to our PIP, which will come into play if the core EPS profitability goal is budgeted to be lower than the prior years’ actual core EPS. We will cap PIP at 150% of target (versus our normal maximum of 200% of target) if Corning’s TSR for that year is positive. If Corning’s TSR is negative for such year, the bonus opportunity will be capped at 100% of target.

Robust Compensation Program Governance

Corning has rigorous and robust program governance with respect to its executive compensation plan:

✓	Compensation program that closely aligns pay with performance over both the short- and long-term
✓	Mix of cash and equity incentive payouts tied to short-term financial performance and long-term value creation (over 80% of total compensation for NEOs is “at risk”)
✓	CEO total compensation is targeted within a competitive range of the Compensation Peer Group median
✓	Significant NEO share ownership requirements (6x salary for CEO, 3x salary for other NEOs)
✓	New caps on payout levels for annual incentives in a budgeted down-cycle year
✓	History of demonstrated responsiveness to shareholder concerns and feedback, and ongoing commitment to shareholder engagement
✓	Anti-hedging and pledging policies
✓	Robust clawback policy
✓	No excise tax gross-ups for all officer agreements entered into after July 2004
✓	Limited and modest perquisites that have a sound benefit to the Company’s business
✓	No tax gross-ups or tax assistance on perquisites
✓	No repricing of underwater stock options without shareholder approval
✓	Independent compensation consultant

Executive Compensation Program Details

Our key compensation principles are as follows:

●

Provide a Competitive Base Salary: Base salaries provide a form of fixed compensation and are reviewed annually by the Committee using salary surveys, internal equity and performance as discussed in the “Compensation Peer Group” section. Market benchmarks are used as a reference point, but internal equity within our NEO group is also important. Salary increases for all NEOs except Mr. Clappin averaged 3.2%, in line with increases for US based salaried employees. Mr. Clappin received a 5.4% increase recognizing the increased scope of his role following the Corning Precision Materials acquisition.

●	Pay for Performance: Executive compensation should be tied to performance and contribution to both short-term and long-term corporate financial performance and shareholder value.
●

Team-Based Management Approach: Corning uses a team-based management approach, so 100% of incentives awarded to NEOs are contingent on achieving a common set of goals for Corning’s consolidated financial performance or the performance of Corning stock.

●

Incentive Compensation Should be a Greater Part of Total Compensation for More Senior Positions: As employees assume more responsibility and have greater opportunity to affect Company performance and shareholder value, an increasing share of their total compensation package is derived from variable incentive compensation. More than 80% of NEOs’ total compensation is variable.

●

Interests of Our Executive Group Should be Aligned with Shareholders: Through the use of stock options and restricted stock units, and robust stock ownership guidelines, we align the long-term interests of our NEOs with those of our shareholders.

40     CORNING INCORPORATED - 2015 Proxy Statement

Compensation Discussion & Analysis

Equity Awards

We believe it is important to deliver a portion of compensation in equity to align NEOs with shareholders and create a tie to the future market performance of Corning stock. Corning provides two forms of long-term equity awards: RSUs which represent 25% of the annual long-term incentive target value, and stock options which represent 15% of the target value. Target value amounts are established by the Committee for each NEO with the number of RSUs determined based on the stock price on the date of grant and the number of stock options determined using a Black-Scholes valuation. RSUs are granted at the end of March and cliff vest three years from the grant date. Options are granted at the end of March, April and May, cliff vest three years after the grant date, and have a 10-year term.

Mr. McRae and Mr. Clappin each received a grant of 36,000 and 12,000 shares of restricted stock, respectively, in February 2014, in recognition of their leadership of the successful completion of the SCP acquisition, which added approximately $2 billion in annual sales, $350 million in incremental profit before special items, and approximately $500 million in additional cash flow to Corning.

No other discretionary programs or arrangements are currently in effect with respect of any other NEOs.

Employee Benefits and Perquisites

Employee Benefits: Our NEOs are eligible for the same employee benefit plans in which all other eligible U.S. salaried employees participate. These plans include medical, dental, life insurance, disability, matching gifts and qualified defined benefit and defined contribution plans. We also maintain non-qualified defined benefit and defined contribution retirement plans with the same general features and benefits as our qualified retirement plans for all U.S. salaried employees affected by tax law compensation, contribution and/or deduction limits.

In addition to the standard benefits available to all eligible U.S. salaried employees, the NEOs are eligible for the following benefits and perquisites:

Executive Supplemental Pension Plan (ESPP): We maintain a non-qualified ESPP for approximately 25 active participants, including all of the NEOs. In 2006, we capped the percentage of cash compensation earned as a retirement benefit under the ESPP at a maximum of 50% of final average pay for 25 or more years of service. The definition of pay used to determine benefits includes base salary and annual cash bonuses. Long-term cash or equity incentives are not included and do not impact retirement benefits. Executives must have 10 or more years of service to be vested under this plan. All of the NEOs are currently vested under this plan. For additional details of the ESPP benefits and plan features, please refer to the section entitled “Retirement Plans”.

We maintain an ESPP to reward and retain the long-service individuals who are critical to executing Corning’s innovation strategy.

While we seek to maintain well-funded qualified retirement plans, we do not fund our nonqualified retirement plans.

Executive Physical and Wellness: All executives are eligible for an annual physical exam in addition to wellness programs sponsored by the Company for all employees.

Other Executive Perquisites: In 2014, we provided the NEOs with home security and modest, capped personal aircraft usage. Each NEO is responsible for all taxes on any imputed income resulting from this program.

The Committee believes that a well-managed program of limited personal aircraft use, given the limited commercial flight options available in the Corning, New York area, provides an extremely important benefit at a reasonable cost to the Company. We closely monitor business and personal usage on our planes and seek to keep all personal usage at a low percentage of total usage. Annual personal aircraft usage caps under this program (both hours and absolute dollar value) are established by the Committee for each NEO. The established cap for the CEO was 100 hours and $165,000 and approximately half this level or lower for other NEOs. Actual utilization falls well below these caps. For additional details, refer to footnotes relating to “All Other Compensation” included with the Summary Compensation Table.

Relocation and Expatriate-Related Expenses: As part of our global mobility program, our policies provide that employees who relocate at our request are eligible for certain relocation and expatriate benefits to facilitate the transition and international assignment, including moving expenses, allowances for housing and goods and services, and tax assistance. These policies are intended to recognize and compensate employees for incremental costs incurred with moving and/or with living and working outside of an employee’s home country. The goal of these relocation and expatriate assistance programs is to ensure that employees are not financially advantaged or disadvantaged as a result of their relocation and/or international assignment - including related taxes. During fiscal 2014, Mr. Clappin continued his leadership of the Display Technologies segment and was based in Tokyo, Japan. As a result of this continued long-term assignment, Mr. Clappin was eligible for expatriate benefits afforded to all eligible employees under this program. These expenses are detailed in footnote 5, section (iv) to the Summary Compensation Table.

Executive Severance: We have entered into severance agreements with each NEO. The severance agreements provide clarity for both the Company and the executive if the executive’s employment terminates. By having an agreement in place, we avoid the uncertainty, negotiations and potential litigation that may otherwise occur in the event of termination. The agreements are competitive with market practices at many other large companies and are helpful in retaining senior executives. Additional details can be found under “Arrangements with Named Executive Officers”.

Executive Change in Control Agreements: The Committee believes that it is in the best interests of shareholders, employees and the communities in which the Company operates to ensure an orderly process if a change in control of the Company were to occur. The Committee believes that it is important to prevent the loss of key management personnel (who would be difficult to replace) that may occur in connection with a potential or actual change in control of the Company. We have thus provided each NEO with change-in-control agreements (separate from the severance agreements described above). The change-in-control agreements generally have a double trigger severance provision (i.e., the executive’s employment must be terminated following a change in control) to receive any benefits. Additional details about the specific agreements can be found under “Arrangements with Named Executive Officers”.

CORNING INCORPORATED - 2015 Proxy Statement     41

Compensation Discussion & Analysis

In 2012, the Committee approved updated forms of agreements for all corporate officers entering into change-in-control agreements after July 2004, which contain no provision for gross-ups for excise taxes, and cap severance and other benefits at 2.99 times base salary plus target bonus, with cash severance for most officers limited to 2 times base salary plus target bonus. The current NEOs have grandfathered agreements that were entered into prior to July 2004.

Compensation Peer Group

Our peer group for compensation purposes is different from the group of companies that our businesses compete with and that should be considered for financial performance comparison purposes.

The Company currently participates in and uses three general executive compensation surveys for NEO positions: Mercer Executive Survey, Towers Watson Executive Survey, and Equilar Top 25 Survey.

With respect to the three general surveys, the identity of the individual companies comprising the survey data is not considered by the Compensation Committee in its evaluation process. In addition to the three general surveys, we also use proxy data obtained from service providers, such as Equilar, to review compensation levels of NEOs at companies in a variety of manufacturing and service industries that are similar in size or have similar characteristics to Corning (the Compensation Peer Group).

Corning is a diversified technology company with five reportable business segments.

The majority of our businesses do not have identifiable U.S. peers. Most of our businesses compete with non-U.S. companies in Asia and Europe, or privately held companies that do not provide comparable executive compensation disclosure. The majority of our key customers are non-U.S. companies or extremely large U.S. companies that would not be appropriate compensation peers for Corning.

In attempting to identify peer companies for compensation purposes, Corning must look to globally diversified companies or innovation companies in other industries to find companies of similar size and complexity (when viewed in terms of revenues, net income, market capitalization, assets and number of employees).

Corning’s reported core net sales of $10.2 billion are median for revenues of our Compensation Peer Group. However, Corning’s number of employees and market capitalization are above the median, and its net income and total assets approach or are in the top quartile depending on the measure.

Percent Rank, Corning versus Compensation Peer Group

Corning uses the Compensation Peer Group solely as a reference point, in combination with broader executive compensation surveys, to assess the NEO’s target total direct compensation (i.e. salary, target bonus, plus the grant date fair value of long-term incentives). Our goal is to position target total direct compensation for our CEO within a competitive range of the Compensation Peer Group median. Beyond the CEO, external data serves as a reference point, with internal equity in relation to the CEO being a more important consideration in establishing a base salary and target total direct compensation for the other NEOs.

2014 Compensation Peer Group

Advanced Micro Devices, Inc.	Cummins Inc.	Medtronic, Inc.	QUALCOMM, Inc.
Agilent Technologies, Inc.	Danaher Corporation	Monsanto Company	Rockwell Automation, Inc.
Applied Materials, Inc.	Dover Corporation	Motorola Solutions, Inc.	TE Connectivity Limited
BorgWarner, Inc.	Eaton Corporation PLC	NetApp, Inc.	Texas Instruments Incorporated
Boston Scientific Corporation	Harris Corporation	PPG Industries, Inc.	Thermo Fisher Scientific, Inc.
Broadcom Corporation	Juniper Networks, Inc.	Praxair, Inc.

Median target total direct CEO compensation among in the Compensation Peer Group was determined to be $9.8 million and 75th percentile total direct CEO compensation was $12.0 million, compared with Corning total direct CEO compensation, at target, of $10.1 million.

42      CORNING INCORPORATED - 2015 Proxy Statement

Compensation Discussion & Analysis

2014 Financial Performance Peer Group

Our largest competitors and most relevant financial performance peers are not U.S. companies. Therefore, the relevant companies for financial performance comparison purposes are not the same as those in the Compensation Peer Group we use for compensation benchmarking.

The following table contains certain financial performance data of Corning and each of our business segments, compared with our largest competitors who publicly disclose their financial results in each of those segments, including sales and net profit after taxes compound annual growth rates (CAGR). Overall, we performed well in 2014 in virtually all of our business segments.

Display Technologies Segment	Sales (CAGR)		NPAT (CAGR)		TSR @ 12/31/14 (annualized)
	1 Yr	3 Yr	1 Yr	3 Yr	1 Yr	3 Yr
Corning Incorporated	29%	11%	22%	-2%	31%	24%
Display Technologies Segment	63%	17%	11%	-10%	–	–

Asahi Glass Co. Ltd.	2%	4%	-1%	-45%	-7%	0%
Nippon Electric Glass Co. Ltd.	1%	-10%	-42%	-40%	2%	-8%

Environmental Tech Segment	Sales (CAGR)		NPAT (CAGR)		TSR @ 12/31/14 (annualized)
	1 Yr	3 Yr	1 Yr	3 Yr	1 Yr	3 Yr
Corning Incorporated	29%	11%	22%	-2%	31%	24%
Environmental Segment	19%	3%	44%	16%	–	–

Ibiden Co., Ltd.	2%	2%	3%	23%	-8%	7%
NGK Insulators Ltd.	25%	13%	69%	N/A	26%	42%

Optical Communications Segment	Sales (CAGR)		NPAT (CAGR)		TSR @ 12/31/14 (annualized)
	1 Yr	3 Yr	1 Yr	3 Yr	1 Yr	3 Yr
Corning Incorporated	29%	11%	22%	-2%	31%	24%
Optical Communications Segment	14%	9%	18%	11%	–	–

Prysmian Group	-2%	-3%	-25%	N/A	-17%	19%
TE Connectivity Ltd.(1)	4%	-1%	41%	16%	17%	30%

Life Sciences Segment	Sales (CAGR)		NPAT (CAGR)		TSR @ 12/31/14 (annualized)
	1 Yr	3 Yr	1 Yr	3 Yr	1 Yr	3 Yr
Corning Incorporated	29%	11%	22%	-2%	31%	24%
Life Sciences Segment	1%	13%	-5%	13%	–	–

Thermo Fisher Scientific, Inc.(2)	29%	13%	48%	23%	13%	42%

Specialty Materials Segment	Sales (CAGR)		NPAT (CAGR)		TSR @ 12/31/14 (annualized)
	1 Yr	3 Yr	1 Yr	3 Yr	1 Yr	3 Yr
Corning Incorporated	29%	11%	22%	-2%	31%	24%
Specialty Materials Segment	3%	4%	-17%	30%	–	–

Asahi Glass Co. Ltd.	2%	4%	-1%	-45%	-7%	0%
Nippon Electric Glass Co. Ltd.	1%	-10%	-42%	-40%	2%	-8%

Data Source: Capital IQ / Bloomberg / Company reports

Corning Incorporated data is based on core performance measures, which are non-GAAP measures. The reconciliation between GAAP and these non-GAAP measures can be found in Appendix A.

NPAT for all competitors defined by Capital IQ “Net income excl. extra items.”
All data and calculations are in local currency.

N/A indicates CAGR is not applicable due to loss in prior comparison period.

(1) TE Connectivity’s comparable Network Solutions Segment Results: Sales (CAGR) 1Yr = -4%, 3Yr = -9% Operating Income (CAGR) 1Yr = 22%, 3Yr = -20%

(2) Thermo Fisher Scientific, Inc.’s results include its 2014 acquisition of Life Technologies Corporation.

CORNING INCORPORATED - 2015 Proxy Statement      43

Compensation Discussion & Analysis

Compensation Governance

Role of Compensation Consultant

The Committee has the authority to retain and terminate a compensation consultant, and to approve the consultant’s fees and all other terms of such engagement. During 2014, the Committee directly retained an executive compensation expert from Frederic W. Cook & Co., Inc. (FWC) as its independent consultant, after its previous consultant of more than 10 years retired.

In 2014, FWC attended all Committee meetings. FWC advises the Committee on all matters related to NEO and director compensation and assists the Committee in interpreting the consultant’s data as well as data and recommendations received from the Company.

The Company has engaged Compensation Advisory Partners LLC (CAP), Shearman and Sterling, LLP (S&S) and Towers Watson (TW) to assist management with various executive compensation matters.

The Committee conducted an independence review of FWC and each of CAP, S&S and TW pursuant to SEC and NYSE rules, and concluded that the work of each firm for the Company did not raise any conflicts of interest concerns. FWC provides no services to the Company other than the services rendered to the Committee.

Role of Executive Management in the Executive Compensation Process

Corning’s senior vice president (SVP), Global Compensation and Benefits, working closely with other members of Corning’s Human Resources, Legal and Finance departments, is responsible for designing and implementing executive compensation and discussing significant proposals or topics impacting executive compensation at the Company with the Committee. The SVP, Global Compensation and Benefits, formulates each element of the targeted total compensation recommendations for all of the NEOs and reviews the recommendations for each of the other NEOs with the CEO. The NEOs do not recommend or suggest individual compensation actions that benefit them personally.

The CEO may propose adjustments he deems appropriate prior to submission to the Committee. Recommendations for the CEO’s compensation are not discussed or reviewed with the CEO prior to the Committee’s review and the CEO is not present when the SVP, Global Compensation and Benefits, reviews the CEO compensation recommendation with the Committee.

The Committee receives management’s recommendations for the compensation plan performance metrics and sets the final targets for the year.

The CEO, Chief Administrative Officer and SVP, Human Resources, are invited to attend Committee meetings. The CFO historically has attended the annual Committee meeting to review the CD&A and the portion of the February meeting when performance metrics are reviewed.

Compensation Risk Analysis

In February 2015, our Compensation Committee reviewed the conclusions of a risk assessment of our compensation policies and practices covering all employees, which is conducted annually by a cross-functional team with representatives from Human Resources, Legal and Finance. Our Compensation Committee evaluated the levels of risk-taking that potentially could be encouraged by our compensation arrangements, taking into account the arrangements’ risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our compensation objectives and our Company’s overall risk profile. Identified risk-mitigation features included the following:

●	The mix of cash and equity payouts tied to both short-term financial performance, mid-term financial performance and long-term value creation;
●	The time vesting requirements in our long-term incentive plans, which help align the interests of employees to shareholders;
●	The use of financial performance metrics that are readily monitored and reviewed;
●	The rigorous budget and goal setting processes that involve both top-down and bottom-up analyses;

44     CORNING INCORPORATED - 2015 Proxy Statement

Compensation Discussion & Analysis

●	The use of common performance metrics for incentives across Corning’s management team and all eligible employees with corporate results impacting the compensation of all Corning employees;
●	Rigorous goal setting in our annual incentive plan that is intended to avoid imprudent risk-taking to achieving cliff goals;
●	Capped payout levels for annual incentives, including sales commission plans and cash performance unit awards;
●	Our robust stock ownership, clawback, anti-hedging and anti-pledging policies for NEO’s and other employees; and
●	Multiple levels of review and approval of awards, including Compensation Committee approval on all officer compensation proposals.

Our Compensation Committee concluded that we have a balanced pay and performance executive compensation program that does not drive excessive financial risk-taking. We believe that Corning does not use compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Policy

We have a policy that gives the Compensation Committee the sole and absolute discretion to make retroactive adjustments to any cash or equity-based incentive compensation paid to certain executive officers and other key employees where such payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement. The Committee has discretion to seek recovery of any amount that it determines was received inappropriately by these individuals.

Anti-Hedging Policy

We have a policy that prohibits any member of the executive group or any director from selling or buying publicly traded options on Corning stock, or trading in any Corning stock derivatives. Additionally, these individuals may not engage in transactions in which he or she may profit from short-term speculative swings in the value of Corning stock utilizing “short sales” or “put” or “call” options.

Anti-Pledging Policy

We have a policy that prohibits any member of the executive group or any director from holding Corning stock in a margin account or pledging Company securities as collateral for a loan.

Tax Deductibility of Compensation

In general, the Company intends to structure its incentives to qualify as deductible performance-based compensation. However, the Committee maintains the flexibility to pay incentive compensation or other compensation, that does not meet the requirements specified under Section 162(m) and is not deductible. The tax deductibility of other components of compensation, including base salaries above $1 million, time-based restricted stock units and the taxable value of executive benefits and perquisites, is potentially limited under current tax rules.

Accounting Implications

In designing our compensation and benefit programs, we review the accounting implications of our decisions. We seek to deliver cost-effective compensation and benefit programs that meet both the needs of the Company and our employees.

CORNING INCORPORATED - 2015 Proxy Statement     45

Compensation Discussion & Analysis

Compensation Committee Report

The Compensation Committee of the Board of Directors (the Committee), which is composed entirely of independent directors, is responsible to the Board of Directors and our shareholders for the oversight and administration of executive compensation at Corning. The Committee approves the principles guiding the Company’s compensation philosophy, reviews and approves executive compensation levels (including cash compensation, equity incentives, benefits and perquisites for officers) and reports its actions to the Board of Directors for review and, as necessary, approval. The Committee is responsible for interpreting Corning’s executive compensation plans and programs. In the event of any questions or disputes, the Committee may use its judgment and/or discretion to make final administrative decisions regarding these plans and programs. It is our practice that all compensation decisions affecting a corporate officer must be reviewed and approved by the Committee. Additional details regarding the role and responsibilities of the Committee are defined in the Committee Charter, located in the Corporate Governance section of the Company’s website.

The Committee has reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2014.

The Compensation Committee:

Deborah D. Rieman, Chair
Richard T. Clark
Kurt M. Landgraf
Hansel E. Tookes II

Compensation Tables

Summary Compensation Table

The following tables, narrative and footnotes discuss the 2014 compensation of the Chairman, Chief Executive Officer and President, the Chief Financial Officer and the other three most highly compensated executive officers, who collectively are referred to as the NEOs.

(a)	(b)	(c )	(d)		(e)(1)	(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)
Named Executive Officer	Year	Salary	Bonus		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Wendell P. Weeks	2014	$1,261,923	$0		$1,750,004	$1,037,315	$3,991,718	$4,346,119	$647,382	$13,034,461
Chairman, Chief	2013	1,223,615	0		1,750,002	1,747,499	5,717,784	0	$774,963	11,213,864
Executive Officer and
President	2012	1,197,308	0		1,749,994	1,668,623	6,265,910	1,193,672	$572,297	12,647,804
James B. Flaws	2014	948,923	1,500,000	(6)	875,002	518,653	1,979,218	1,648,692	222,899	7,693,385
Vice Chairman and	2013	921,462	1,500,000	(6)	874,995	873,749	2,848,929	0	233,943	7,253,077
Chief Financial Officer	2012	901,731	1,500,000	(6)	874,997	834,314	3,118,847	1,970,034	174,533	9,374,456
James P. Clappin	2014	641,692	0		710,592	296,377	1,137,400	1,423,940	1,848,935	6,058,936
President, Corning
Glass Technologies
Lawrence D. McRae
Executive Vice President,	2014	647,615	0		1,131,792	296,377	1,137,400	1,901,017	64,591	5,178,793
Strategy and Corporate	2013	626,769	0		499,995	499,287	1,630,367	0	75,261	3,331,679
Development	2012	612,885	0		500,006	476,749	1,783,427	1,237,468	62,315	4,672,849
Kirk P. Gregg
Executive Vice President	2014	668,231	0		499,992	296,377	1,156,210	1,480,993	130,274	4,232,077
and Chief Administrative	2013	648,769	0		499,995	499,287	1,649,030	0	118,071	3,415,151
Officer	2012	634,885	0		500,006	476,749	1,805,264	1,747,802	133,278	5,297,985
(1)	The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units and restricted stock awards granted pursuant to the Corporate Performance Plan. In addition to restricted stock units granted under the Corporate Performance Plan, Messrs. McRae and Clappin received a special grant of restricted stock of 36,000 and 12,000 shares respectively on February 5, 2014 to recognize their significant contributions in the acquisition of Corning Precision Materials beyond their normal responsibilities. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 13, 2015. This same method was used for the fiscal years ended December 31, 2013 and 2012. There can be no assurance that the grant date fair value amounts will ever be realized.

46     CORNING INCORPORATED - 2015 Proxy Statement

Compensation Discussion & Analysis

(2)	The amounts in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock option awards granted pursuant to the Corporate Performance Plan. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 13, 2015. There can be no assurance that the grant date fair value amounts will ever be realized.
(3)	The amounts in column (g) reflect the sum of annual short term incentive payments and earned cash performance units. All of the annual cash bonuses paid to the NEOs are performance-based. Cash bonuses are paid annually through two plans: (i) GoalSharing; and (ii) the Performance Incentive Plan. Awards earned under the 2014 GoalSharing plan were 6.75% of each Named Executive Officer’s year-end base salary and paid in February 2015. Awards earned under the 2014 Performance Incentive Plan were based on actual corporate performance compared to the core EPS and core net sales goals established for the plans in February 2014. Based on actual performance, each of the NEOs earned PIP awards equal to 123% of their annual target bonus opportunities (established as a percentage of year-end base salary). Cash awards earned under the PIP for 2014 will be paid in March 2015. The following table indicates awards earned under the GoalSharing Plan and the PIP reflected in column (g) above:
Named Executive Officer	Year End Base Salary	2014 PIP Target	Actual 2014 PIP Performance Results (% Tgt.)	2014 PIP $ Award	Actual 2014 GoalSharing Performance	2014 GoalSharing Award
Wendell P. Weeks	$1,284,000	140%	123%	$2,211,048	6.75%	$86,670
James B. Flaws	964,000	90%	123%	1,067,148	6.75%	65,070
James P. Clappin	660,000	75%	123%	608,850	6.75%	44,550
Lawrence D. McRae	660,000	75%	123%	608,850	6.75%	44,550
Kirk P. Gregg	679,000	75%	123%	626,378	6.75%	45,833

CPU Awards under the 2014 CPP are based on actual corporate performance compared to the established performance goals averaged over three years (2014, 2015 and 2016). The goals for 2014 were adjusted operating cash flow (70%) and core net sales (30%). Goals for 2015 were established in February 2015 and goals for 2016 are yet to be established. While the final award amount is unknown, as it is based on the average of the three years, the table below reflects the target amount of CPUs and the prorated awards earned on the basis of the 2014 metrics which are reflected in column (g) above:

Named Executive Officer	2014 CPU Target Award	2014 CPU Performance Results	Prorated Earned CPU Award Based on 2014 Performance (Year One of Three)	Prorated Earned CPU Award Based on 2015 Performance (Year Two of Three)	Prorated Earned CPU Award Based on 2016 Performance (Year Three of Three)
Wendell P. Weeks	$4,200,000	121%	$1,694,000	TBD	TBD
James B. Flaws	2,100,000	121%	847,000	TBD	TBD
James P. Clappin	1,200,000	121%	484,000	TBD	TBD
Lawrence D. McRae	1,200,000	121%	484,000	TBD	TBD
Kirk P. Gregg	1,200,000	121%	484,000	TBD	TBD
(4)	The amounts in column (h) reflect the increase in the actuarial present value of the NEO’s benefits under all defined benefit pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Although column (h) is also used to report the amount of above market earnings on compensation that is deferred under the nonqualified deferred compensation plans, Corning does not have any above market earnings under its nonqualified deferred compensation plan, also referred to as the Supplemental Investment Plan. In 2014, the discount rate used to value the actuarial liability decreased 75 basis points from 4.75% to 4.00% and mortality assumptions were updated. Together these changes in actuarial assumptions resulted in an increase in present value of pension benefits without any material change to the underlying benefit programs. Discount rate changes over the past several years have resulted in significant year-to-year fluctuations in the present value of pension benefits as shown below:
Named Executive Officer	2014 Present Value in Pension Benefits	2013 Present Value in Pension Benefits	2012 Present Value in Pension Benefits	2011 Present Value in Pension Benefits
Wendell P. Weeks	$22,572,362	$18,226,243	$19,866,606	$18,672,934
James B. Flaws	20,833,513	19,184,821	21,303,404	19,333,370
James P. Clappin	8,633,886	---------------------------Not an NEO----------------------------
Lawrence D. McRae	9,501,949	7,600,932	8,018,800	6,773,332
Kirk P. Gregg	11,266,446	9,785,453	10,666,897	8,919,095
Valuation Discount Rate	4.00%	4.75%	3.75%	4.75%

CORNING INCORPORATED - 2015 Proxy Statement     47

Compensation Discussion & Analysis

(5)	The following table shows “All Other Compensation” amounts provided to the NEOs. Capped personal aircraft usage and home security are the only perquisites offered to the NEOs. The value of the personal aircraft rights in the table below reflects the incremental cost of providing such perquisites and is calculated based on the average variable operating costs to the Company. Hourly rates are developed using variable operating costs that include fuel costs, mileage, maintenance, crew travel expense, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, hanger expense and general taxes and insurance are excluded.
Named Executive Officer	Year	Company Match on Qualified 401(k) Plan	Company Match on Supplemental Investment Plan	Value of Personal Aircraft Rights(i)	Value of Home Security Costs		Expatriate Benefits		Other(ii)	TOTALS
Wendell P. Weeks	2014	$9,468	$185,953	$62,221	$384,422	(iii)	$0		$5,319	$647,382
	2013	9,468	200,144	56,143	502,938	(iii)	0		6,270	774,963
	2012	9,262	78,446	87,356	391,865	(iii)	0		5,368	572,297
James B. Flaws	2014	14,203	102,527	86,877	11,472		0		7,819	222,817
	2013	14,203	108,853	91,592	11,472		0		7,822	233,942
	2012	13,894	49,440	81,414	23,378		0		6,407	174,533
James P. Clappin	2014	7,101	60,889	43,097	0		1,720,103	(iv)	17,745	1,848,935
Lawrence D. McRae	2014	16,055	0	36,745	11,472		0		319	64,591
	2013	15,746	0	47,719	11,472		0		324	75,261
	2012	15,437	0	23,154	23,355		0		368	62,315
Kirk P. Gregg	2014	10,222	38,868	69,393	11,472		0		319	130,274
	2013	10,200	41,161	54,913	11,472		0		324	118,071
	2012	10,000	18,513	78,272	23,355		0		3,139	133,278
	(i)	This program is tracked on a December 1 to November 30 year.
	(ii)	These amounts include cost attributable to executive physicals, including associated travel costs, an annual Board gift, and contributions made under the Corning Foundation Matching Gift Program.
	(iii)	This reflects company-paid expenses relating to personal and residential security benefitting Mr. Weeks and, through association, his family. Beginning late in 2014, these costs have declined from the levels of recent years, and are expected to decline further in 2015. Mr. Weeks’ personal safety and security are of vital importance to the company’s business and prospects, and the Board considers these costs, and the associated expense reduction program to be appropriate. However, because these costs can be viewed as conveying a personal benefit to Mr. Weeks, there are reported as perquisites in this column.
	(iv)	This reflects expenses pursuant to our standard global mobility program in connection with Mr. Clappin’s assignment in Tokyo, Japan as President, Corning Glass Technologies. Amounts listed include standard expatriate benefits related to housing related costs ($212,193), cost of living related allowances ($111,054), home leave ($9,279), as well as tax equalization and host country tax payments ($1,387,477). Tax equalization expenses arise from additional taxes payable in respect of Mr. Clappin’s compensation as a result of his residency in Japan as well as U.S. taxation. The policies in our global mobility program are designed to enable us to relocate talent where needed throughout our global business.
(6)	Mr. Flaws was paid a retention payment of $1.5 million in each of 2012, 2013 and 2014 for his agreement to stay at the company past his anticipated retirement date to allow for staggered NEO retirements and successions. The payment made in April 2014 represents the final payment to Mr. Flaws from this retention arrangement approved by the Committee in July 2012, and no further retention arrangements are in place or planned.

48     CORNING INCORPORATED - 2015 Proxy Statement

Compensation Discussion & Analysis

Grants of Plan Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)		(f)(1)		(g)		(h)	(i)	(j)	(k)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold	Target		Maximum		All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Wendell P.	Performance
Weeks	Incentive Plan	n/a		$0	$1,797,600		$3,595,200
	GoalSharing Plan	n/a		0	64,200		128,400
	Cash Performance
	Units	2/5/14	2/5/14	0	4,200,000	(2)	6,300,000	(3)
	Time-Based
	Restricted Stock
	Units	3/31/14	2/5/14						84,054				20.82	1,750,004	(4)
	Stock Options	3/31/14	2/5/14								42,027	20.82	20.82	$342,388	(5)
	Stock Options	4/30/14	2/5/14								41,846	20.91	20.91	$347,462	(5)
	Stock Options	5/30/14	2/5/14								41,080	21.30	21.30	$347,464	(5)
James B.	Performance
Flaws	Incentive Plan	n/a		0	867,600		1,735,200
	GoalSharing Plan	n/a		0	48,200		96,400
	Cash Performance
	Units	2/5/14	2/5/14	0	2,100,000	(2)	3,150,000	(3)
	Time-Based
	Restricted Stock
	Units	3/31/14	2/5/14						42,027				20.82	875,002	(4)
	Stock Options	3/31/14	2/5/14								21,013	20.82	20.82	$171,190	(5)
	Stock Options	4/30/14	2/5/14								20,923	20.91	20.91	$173,731	(5)
	Stock Options	5/30/14	2/5/14								20,540	21.30	21.30	$173,732	(5)
James P.	Performance
Clappin	Incentive Plan	n/a		0	495,000		990,000
	GoalSharing Plan	n/a		0	33,000		66,000
	Cash Performance
	Units	2/5/14	2/5/14	0	1,200,000	(2)	1,800,000	(3)
	Time-Based
	Restricted Stock
	Awards	2/5/14	2/5/14						12,000	(6)			17.55	210,600
	Time-Based
	Restricted Stock
	Units	3/31/14	2/5/14						24,015				20.82	499,992	(4)
	Stock Options	3/31/14	2/5/14								12,008	20.82	20.82	$97,828	(5)
	Stock Options	4/30/14	2/5/14								11,956	20.91	20.91	$99,275	(5)
	Stock Options	5/30/14	2/5/14								11,737	21.30	21.30	$99,274	(5)
Lawrence D.	Performance
McRae	Incentive Plan	n/a		0	495,000		990,000
	GoalSharing Plan	n/a		0	33,000		66,000
	Cash Performance
	Units	2/5/14	2/5/14	0	1,200,000	(2)	1,800,000	(3)
	Time-Based
	Restricted Stock
	Awards	2/5/14	2/5/14						36,000	(6)			17.55	631,800
	Time-Based
	Restricted Stock
	Units	3/31/14	2/5/14						24,015				20.82	499,992	(4)
	Stock Options	3/31/14	2/5/14								12,008	20.82	20.82	$97,828	(5)
	Stock Options	4/30/14	2/5/14								11,956	20.91	20.91	$99,275	(5)
	Stock Options	5/30/14	2/5/14								11,737	21.30	21.30	$99,274	(5)

CORNING INCORPORATED - 2015 Proxy Statement     49

Compensation Discussion & Analysis

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)	(h)	(i)	(j)	(k)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Kirk P. Gregg	Performance
	Incentive Plan	n/a		0	$509,250	$1,018,500
	GoalSharing Plan	n/a		0	33,950	67,900
	Cash Performance
	Units	2/5/14	2/5/14	0	1,200,000 (2)	1,800,000 (3)
	Time-Based
	Restricted Stock
	Units	3/31/14	2/5/14				24,015			20.82	499,992	(4)
	Stock Options	3/31/14	2/5/14					12,008	20.82	20.82	$97,828	(5)
	Stock Options	4/30/14	2/5/14					11,956	20.91	20.91	$99,275	(5)
	Stock Options	5/30/14	2/5/14					11,737	21.30	21.30	$99,274	(5)
(1)	The amounts shown in columns (d), (e) and (f) reflect the award amounts under (i) the Company’s 2014 PIP (ii) 2014 GoalSharing Plan and (iii) the CPUs under the 2014 Corporate Performance Plan. Awards under these plans are paid in cash. If the threshold level of performance is not met, the payout will be 0%. If the target amount of performance is met for GoalSharing and PIP, the payout is 100% of the target award. If the maximum level of performance is met for GoalSharing and PIP the payout is 200% of the target award. PIP and GoalSharing are based on the individual’s 2014 year-end base salary and bonus target.
(2)	This amount reflects the target value of CPUs that were approved for such NEO on February 5, 2014 under the 2014 Corporate Performance Plan. Actual awards earned for these cash units may range from 0-150% of the target award, based on average performance over three performance years (2014, 2015, 2016) and will be payable in February 2017.
(3)	This amount reflects maximum (150% of target) amount of CPUs that were approved for such NEO on February 5, 2014 under the 2014 Corporate Performance Plan. Actual awards earned for these cash units may range from 0-150% of the target award, based on average performance over three performance years (2014, 2015, 2016) and will be payable in February 2017.
(4)	This amount reflects the total grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted in calendar year 2014 pursuant to the 2014 Corporate Performance Plan, and, after considering footnote (5) below, corresponds to the amounts set forth in column (e) for 2014 of the Summary Compensation Table. Stock awards vest 100% three years after grant date.
(5)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of stock options granted in calendar year 2014 pursuant to the 2014 Corporate Performance Plan, and corresponds to the amounts set forth in column (f) for 2014 of the Summary Compensation Table. Stock options vest 100% three years after grant date.
(6)	Mr. McRae and Mr. Clappin each received a special grant of restricted stock on February 5, 2014 to recognize their significant contributions in the acquisition of Corning Precision Materials beyond their normal responsibilities. These grants are reflected in column (e) of the Summary Compensation Table.

50     CORNING INCORPORATED - 2015 Proxy Statement

Compensation Discussion & Analysis

Outstanding Equity Awards at Fiscal Year-End

The following table shows stock option awards classified as exercisable and unexercisable as of December 31, 2014. The table also shows unvested restricted stock awards assuming a market value of $22.93 a share (the NYSE closing price of the Company’s stock on December 31, 2014).

Option Awards							Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)(2)	(g)(3)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Wendell P. Weeks	12/07/05	A	161,500	0	$21.08	12/6/2015	337,250	$7,733,143
	01/02/06	B	80,750	0	19.68	1/1/2016
	02/01/06	C	80,750	0	24.72	1/31/2016
	12/06/06	A	136,500	0	21.89	12/5/2016
	01/02/07	B	68,250	0	18.85	1/1/2017
	02/01/07	C	68,250	0	20.86	1/31/2017
	12/05/07	A	153,500	0	24.92	12/4/2017
	01/02/08	B	76,750	0	23.37	1/1/2018
	02/01/08	C	76,750	0	24.61	1/31/2018
	12/02/09	D	65,333	0	17.82	12/2/2019
	01/04/10	D	65,333	0	19.56	1/4/2020
	02/01/10	D	65,334	0	18.16	2/1/2020
	01/03/11	D	67,551	0	19.19	1/3/2021
	02/01/11	D	57,131	0	22.69	2/1/2021
	03/01/11	D	58,842	0	22.03	3/1/2021
	01/03/12	C	0	111,835	13.04	1/3/2022
	02/01/12	C	0	113,049	12.90	2/1/2022
	03/01/12	C	0	112,439	12.97	3/1/2022
	03/28/13	C	0	125,031	13.33	3/28/2023
	04/30/13	C	0	114,943	14.50	4/30/2023
	05/31/13	C	0	108,436	15.37	5/31/2023
	03/31/14	C	0	42,027	20.82	3/31/2024
	04/30/14	C	0	41,846	20.91	4/30/2024
	05/30/14	C	0	41,080	21.30	5/30/2024
	Total		1,282,524	810,686
James B. Flaws	12/07/05	A	77,000	0	$21.08	12/6/2015	169,114	$3,877,784
	01/02/06	B	38,500	0	19.68	1/1/2016
	02/01/06	C	38,500	0	24.72	1/31/2016
	12/06/06	A	66,000	0	21.89	12/5/2016
	01/02/07	B	33,000	0	18.85	1/1/2017
	02/01/07	C	33,000	0	20.86	1/31/2017
	12/05/07	A	72,000	0	24.92	12/4/2017
	01/02/08	B	36,000	0	23.37	1/1/2018
	02/01/08	C	36,000	0	24.61	1/31/2018
	12/02/09	D	30,666	0	17.82	12/2/2019
	01/04/10	D	30,667	0	19.56	1/4/2020
	02/01/10	D	30,667	0	18.16	2/1/2020
	01/03/11	D	30,880	0	19.19	1/3/2021
	02/01/11	D	26,117	0	22.69	2/1/2021
	03/01/11	D	26,899	0	22.03	3/1/2021
	01/03/12	C	0	55,918	13.04	1/3/2022
	02/01/12	C	0	56,525	12.90	2/1/2022
	03/01/12	C	0	56,219	12.97	3/1/2022
	03/28/13	C	0	62,516	13.33	3/28/2023
	04/30/13	C	0	57,471	14.50	4/30/2023
	05/31/13	C	0	54,218	15.37	5/31/2023
	03/31/14	C	0	21,013	20.82	3/31/2024
	04/30/14	C	0	20,923	20.91	4/30/2024
	05/30/14	C	0	20,540	21.30	5/30/2024
	Total		605,896	405,343

CORNING INCORPORATED - 2015 Proxy Statement     51

Compensation Discussion & Analysis

Option Awards							Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)(2)	(g)(3)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
James P. Clappin	12/07/05	A	32,500	0	$21.08	12/6/2015	93,455	$2,142,923
	01/02/06	B	16,250	0	19.68	1/1/2016
	02/01/06	C	16,250	0	24.72	1/31/2016
	12/06/06	A	30,000	0	21.89	12/5/2016
	01/02/07	B	15,000	0	18.85	1/1/2017
	02/01/07	C	15,000	0	20.86	1/31/2017
	07/18/07	A	500	0	26.73	7/17/2017
	12/05/07	A	32,000	0	24.92	12/4/2017
	01/02/08	B	16,000	0	23.37	1/1/2018
	02/01/08	C	16,000	0	24.61	1/31/2018
	12/02/09	D	14,666	0	17.82	12/2/2019
	01/04/10	D	14,667	0	19.56	1/4/2020
	02/01/10	D	14,667	0	18.16	2/1/2020
	01/03/11	D	15,440	0	19.19	1/3/2021
	02/01/11	D	13,058	0	22.69	2/1/2021
	03/01/11	D	13,450	0	22.03	3/1/2021
	01/03/12	C	0	25,562	13.04	1/3/2022
	02/01/12	C	0	25,840	12.90	2/1/2022
	03/01/12	C	0	25,700	12.97	3/1/2022
	03/28/13	C	0	28,579	13.33	3/28/2023
	04/30/13	C	0	26,273	14.50	4/30/2023
	05/31/13	C	0	24,785	15.37	5/31/2023
	03/31/14	C	0	12,008	20.82	3/31/2024
	04/30/14	C	0	11,956	20.91	4/30/2024
	05/30/14	C	0	11,737	21.30	5/30/2024
	Total		275,448	192,440
Lawrence D. McRae	12/07/05	A	22,500	0	$21.08	12/6/2015	132,238	$3,032,217
	01/02/06	B	11,250	0	19.68	1/1/2016
	02/01/06	C	11,250	0	24.72	1/31/2016
	12/06/06	A	21,000	0	21.89	12/5/2016
	01/02/07	B	10,500	0	18.85	1/1/2017
	02/01/07	C	10,500	0	20.86	1/31/2017
	12/05/07	A	25,000	0	24.92	12/4/2017
	01/02/08	B	12,500	0	23.37	1/1/2018
	02/01/08	C	12,500	0	24.61	1/31/2018
	01/02/09	D	17,000	0	10.05	1/1/2019
	02/02/09	D	34,000	0	10.25	2/1/2019
	12/02/09	D	15,333	0	17.82	12/2/2019
	01/04/10	D	15,333	0	19.56	1/4/2020
	02/01/10	D	15,334	0	18.16	2/1/2020
	01/03/11	D	16,888	0	19.19	1/3/2021
	02/01/11	D	14,283	0	22.69	2/1/2021
	03/01/11	D	14,711	0	22.03	3/1/2021
	01/03/12	C	0	31,953	13.04	1/3/2022
	02/01/12	C	0	32,300	12.90	2/1/2022
	03/01/12	C	0	32,125	12.97	3/1/2022
	03/28/13	C	0	35,723	13.33	3/28/2023
	04/30/13	C	0	32,841	14.50	4/30/2023
	05/31/13	C	0	30,982	15.37	5/31/2023
	03/31/14	C	0	12,008	20.82	3/31/2024
	04/30/14	C	0	11,956	20.91	4/30/2024
	05/30/14	C	0	11,737	21.30	5/30/2024
	Total		279,882	231,625

52     CORNING INCORPORATED - 2015 Proxy Statement

Compensation Discussion & Analysis

Option Awards							Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)(2)	(g)(3)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Kirk P. Gregg	12/07/05	A	58,500	0	$21.08	12/6/2015	96,357	$2,209,466
	01/02/06	B	29,250	0	19.68	1/1/2016
	02/01/06	C	29,250	0	24.72	1/31/2016
	12/06/06	A	48,000	0	21.89	12/5/2016
	01/02/07	B	24,000	0	18.85	1/1/2017
	02/01/07	C	24,000	0	20.86	1/31/2017
	12/05/07	A	51,000	0	24.92	12/4/2017
	01/02/08	B	25,500	0	23.37	1/1/2018
	02/01/08	C	25,500	0	24.61	1/31/2018
	12/02/09	D	21,666	0	17.82	12/2/2019
	01/04/10	D	21,667	0	19.56	1/4/2020
	02/01/10	D	21,667	0	18.16	2/1/2020
	01/03/11	D	19,300	0	19.19	1/3/2021
	02/01/11	D	16,323	0	22.69	2/1/2021
	03/01/11	D	16,812	0	22.03	3/1/2021
	01/03/12	C	0	31,953	13.04	1/3/2022
	02/01/12	C	0	32,300	12.90	2/1/2022
	03/01/12	C	0	32,125	12.97	3/1/2022
	03/28/13	C	0	35,723	13.33	3/28/2023
	04/30/13	C	0	32,841	14.50	4/30/2023
	05/31/13	C	0	30,982	15.37	5/31/2023
	3/31/2014	C	0	12,008	20.82	3/31/2024
	4/30/2014	C	0	11,956	20.91	4/30/2024
	5/30/2014	C	0	11,737	21.30	5/30/2024
	Total		432,435	231,625
(1)	The Company uses the following vesting codes
	A	100% vesting one year after grant date
	B	100% vesting two years after grant date
	C	100% vesting three years after grant date
	D	1/3 vesting one year after grant date, 1/3 vesting two years after grant date and 1/3 vesting three years after grant Date
(2)	Amounts include:
	i.	127,989; 64,199; 36,484; 29,026; and 36,569 restricted share units granted to Messrs. Weeks, Flaws, McRae, Clappin and Gregg respectively, on January 3, 2012, which vest on February 16, 2015.
	ii.	125,207; 62,888; 35,739; 28,414; and 35,773 restricted share units granted to Messrs. Weeks, Flaws, McRae, Clappin, and Gregg respectively, on March 28, 2013, which vest on April 18, 2016.
	iii.	84,054; 42,027; 24,015; 24,015; and 24,015 restricted share units granted to Messrs. Weeks, Flaws, McRae, Clappin and Gregg respectively, on March 28, 2013, which vest on April 17, 2017. Mr. McRae and Mr. Clappin were granted 36,000 and 12,000 restricted shares of our common stock, respectively, on February 5, 2014, which will vest on 1/3 on February 5, 2015, 1/3 on February 5, 2016, and 1/3 on February 5, 2017.
(3)	Year-end market price is based on the December 31, 2014 NYSE closing price of $22.93.

CORNING INCORPORATED - 2015 Proxy Statement     53

Compensation Discussion & Analysis

Option Exercises and Shares Vested

The following table sets forth certain information regarding options exercised and restricted stock that vested during 2014 for the NEOs.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Wendell P. Weeks	433,334	$4,044,375	103,482	$2,010,107
James B. Flaws	130,335	1,140,696	43,122	820,372
James P. Clappin	0	0	21,983	417,959
Lawrence D. McRae	0	0	23,461	445,968
Kirk P. Gregg	186,000	1,914,417	29,566	570,729
There were no deferrals of amounts received pursuant to these awards.

Retirement Plans

Qualified Pension Plan

Corning sponsors a qualified defined benefit pension plan to provide retirement income to Corning’s U.S.-based employees. Corning amended its pension plan effective July 1, 2000, to include a cash balance component. All salaried and non-union hourly employees as of July 1, 2000, were given a choice to prospectively accrue benefits under the previously existing career average earnings formula or a cash balance formula, if so elected. Employees hired subsequent to July 1, 2000, earn benefits solely under the cash balance formula.

Benefits earned under the career average earnings formula are equal to 1.5% of plan compensation plus 0.5% of plan compensation on which employee contributions have been made. Under the career average earnings formula, participants may retire as early as age 55 with 5 years of service. Unreduced benefits are available when a participant attains the earlier of age 60 with 5 years of service or age 55 with 30 years of service. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Pension benefits earned under the career average earnings formula are distributed in the form of a lifetime annuity with six years of payments guaranteed.

Benefits earned under the cash balance formula are expressed in the form of a hypothetical account balance. Each month a participant’s cash balance account is increased by (1) pay credits based on the participant’s plan compensation for that month and (2) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Pay credits vary between 3% and 8% based on the participant’s age plus service at the end of the year. Interest credits are based on 10-year Treasury bond yields, subject to a minimum credit of 3.80%. Pension benefits under the cash balance formula may be distributed as either a lump sum of the participant’s hypothetical account balance or an actuarial equivalent life annuity.

Mr. Weeks, Mr. Flaws, Mr. McRae and Mr. Clappin are earning benefits under the career average earnings formula. Mr. Gregg is earning benefits under the career average earnings formula up to December 31, 2000, and subsequently is earning benefits under the cash balance formula. All of the NEOs are currently eligible to retire under the plan.

Supplemental Pension Plan and Executive Supplemental Pension Plan

Since 1986, Corning has maintained nonqualified pension plans to attract and retain a highly motivated executive workforce by providing eligible employees with retirement benefits in excess of those permitted under the qualified plans. The benefits provided under the Supplemental Pension Plan (SPP) are equal to the difference between the benefits provided under the Corning Incorporated Pension Plan and benefits that would have been provided thereunder if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended (the Code).

Certain employees, including each of the NEOs, participate in the Corning Incorporated Executive Supplemental Pension Plan (ESPP). Participants in the ESPP receive no benefits from the SPP, other than earned SPP benefits under the cash balance formula prior to their participation in the ESPP. Executives fully vest in their ESPP benefit upon attainment of age 50 with 10 years of service. Participants terminating prior to fully vesting in their ESPP benefit, but with 5 years of service will be entitled to SPP benefits earned under that plans’ formula.

Under the ESPP, participants earn benefits based on the highest 60 consecutive months of average plan compensation over the last 120 months immediately preceding the date of termination of employment.

A change in the benefits provided under the ESPP formula was approved in December 2006. Subsequent to the change, gross benefits determined under this plan are equal to one of two benefit formulas:

Formula A: 2.0% of average plan compensation multiplied by years of service up to 25 years.

Formula B: 1.5% of average plan compensation multiplied by years of service.

Benefits are determined under Formula B for Mr. Flaws and Formula A for all other NEOs.

54 CORNING INCORPORATED - 2015 Proxy Statement

Compensation Discussion & Analysis

Benefits earned under the Corning Incorporated Pension Plan and the cash balance formula of the SPP prior to ESPP participation will offset benefits earned under the preceding formulas.

Participants may retire as early as age 55 with 10 years of service. Unreduced benefits under Formulas A and B are available when a participant attains the earlier of age 60 with 10 years of service or age 55 with 25 years of service, provided their accrued benefit is less than four times the annual compensation limitation under Section 401(a)(17) of the Code ($1,040,000 in 2014). Participants with accrued benefits in excess of four times the annual compensation limitation under Section 401(a)(17) of the Code must be age 57 with 25 years of service to receive an unreduced benefit under the SPP. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Benefit reductions of 1% per year by which retirement precedes age 57 apply if the four-times-annual-compensation-limit rule noted above is in effect for the participant.

Benefits earned under the ESPP are distributed in the form of a lifetime annuity, with six years of payments guaranteed except for benefits earned under the cash balance formula of the SPP prior to becoming a participant in the ESPP, which is distributed as a lump sum of the participant’s hypothetical account balance.

Under Mr. Flaws’ written agreement, Corning will purchase a life annuity from an insurance company to pay benefits due under this plan. All of the NEOs are currently eligible to retire under the plan.

Pension Benefits

The table below shows the actuarial present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under each of the qualified pension plan and the ESPP. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements with the exception of the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. For example, an executive under the ESPP formula who is age 50 with 20 years of service would be assumed to retire at age 55 due to eligibility of unreduced benefits at 25 years of service or age 57, if the four times annual compensation limit rule noted previously applies. No termination, disability or death was assumed to occur prior to retirement. Otherwise, the assumptions used are described in Note 13 to our Financial Statements for the year ended December 31, 2014, of our Annual Report on Form 10-K filed with the SEC on February 13, 2015. Information regarding the qualified pension plan can be found under the heading “Qualified Pension Plan”.

Named Executive Officer	Plan Name	Number of years Credited Service		Present Value of Accumulated Benefit		Payments During Last Fiscal Year
Wendell P. Weeks	Qualified Pension Plan	32		$1,857,505		$0
	ESPP	25	(1)	20,714,857	(4)	0
James B. Flaws	Qualified Pension Plan	42		2,011,149		0
	ESPP	42	(2)	18,822,364	(4)	0
James P. Clappin	Qualified Pension Plan	35		1,322,578		0
	ESPP	25	(1)	7,311,308		0
Lawrence D. McRae	Qualified Pension Plan	29		1,463,474		0
	ESPP	25	(1)	8,038,475		0
Kirk P. Gregg	Qualified Pension Plan	21		604,353		0
	ESPP	25	(3)	10,662,093		0
(1)	Under Formula A, years of service are capped at 25 years, in determining benefits under the SPP.
(2)	Under Formula B, years of service are uncapped with a formula of 1.5% per year in determining benefits under the SPP.
(3)	Mr. Gregg’s 1993 employment letter, as amended in 2002, provides for nine extra years of benefit service under the SPP for retirement on or after age 55. The additional value generated by these extra nine years of service is currently approximately $1,810,000. Because of the 25-year cap on service under Formula A, implemented after Mr. Gregg was hired, some or all of these additional years of benefit service will not enhance Mr. Gregg’s total pension benefit, depending on his actual retirement date. For example, at age 56, Mr. Gregg will have 22 actual years of service so that only three of the nine additional years of service will have any impact on his pension. At age 60, Mr. Gregg would have 26 actual years of service so that those additional years of service would not provide any incremental pension value. Additional years of service credit have not been provided to senior executives since this adjustment in 2002.
(4)	Both Mr. Weeks’ and Mr. Flaws’ accrued benefit exceeds four times the annual compensation limitation under Section 401(a)(17) of the Code (currently $1,060,000). As a result, Mr. Weeks must be age 57 to receive an unreduced pension benefit. Mr. Flaws is currently eligible to receive an unreduced pension benefit.

CORNING INCORPORATED - 2015 Proxy Statement     55

Compensation Discussion & Analysis

The compensation covered by the qualified pension plan and the ESPP for the NEOs is the “Salary” plus the GoalSharing and PIP cash bonuses set forth in the Summary Compensation Table. Bonuses are included as compensation in the calendar year paid. Long-term cash or equity incentives are not (and have never been) considered as eligible earnings for determining retirement benefits under these plans. For the 2014 calendar year, the NEOs eligible earnings and final average compensation were as follows:

	As of December 31, 2014
	Eligible Pension Earnings	Final Average Earnings
Wendell P. Weeks	$3,164,707	$2,853,124
James B. Flaws	1,890,352	1,909,896
James P. Clappin	1,101,051	1,053,319
Lawrence D. McRae	1,187,983	1,114,490
Kirk P. Gregg	1,227,260	1,299,870

Nonqualified Deferred Compensation

The table below shows the contributions, earnings and account balances for the NEOs in the Supplemental Investment Plan. Pursuant to the Company’s Supplemental Investment Plan, certain executives, including the NEOs, may choose to defer up to 75% of annual base salary and up to 75% of GoalSharing and PIP cash bonuses. The participant chooses from the same funds available under our Company Investment Plan (401(k)) in which to “invest” the deferred amounts. No cash is actually invested in the unfunded accounts under the Supplemental Investment Plan. Deferred amounts incur gains and losses based on the performance of the individual participant’s investment fund selections. Participants may change their elections among these fund options. All of our current NEOs have more than three years with the Company, so all of the Company’s matching contributions are fully vested. Participants cannot withdraw any amounts from their deferred compensation balances until retirement from the Company at or after age 55 with 5 years of service. Participants may elect to receive distributions as a lump sum payment or two to five annual installments. If an NEO leaves the Company, prior to retirement, the account balance is distributed in a lump sum six-months following the executive’s departure.

No NEO withdrawals or distributions were made in 2014.

Named Executive Officer	Aggregate Balance at January 1, 2014	Executive Contributions in 2014(1)	Company Contributions in 2014(2)	Aggregate Earnings in 2014(3)	Aggregate Withdrawals/ Distributions in 2014	Aggregate Balance as of December 31, 2014
Wendell P. Weeks	$3,928,659	$180,682	$185,953	$397,049	$0	$4,692,343
James B. Flaws	4,591,067	177,161	102,527	157,040	0	5,027,794
James P. Clappin	2,379,188	243,146	60,889	128,489	0	2,811,712
Lawrence D. McRae	0	0	0	0	0	0
Kirk P. Gregg	2,178,133	58,302	38,868	152,867	0	2,428,171
(1)	Reflects participation in the Supplemental Investment Plan by Messrs. Weeks, Flaws, Clappin and Gregg in the deferral of a portion of their 2014 base salaries and participation by Messrs. Weeks, Flaws, Clappin and Gregg in the deferral of a portion of the bonus received in 2014 for prior year performance. The NEOs’ contributions are included in the Summary Compensation Table, as a part of Salary and/or Non-Equity Incentive Plan Compensation.
(2)	Reflects the Company match on the Supplemental Investment Plan which was credited to the account of the NEOs in 2014. All of these amounts are included in the All Other Compensation column of the Summary Compensation Table (and are also detailed in footnote (4) to that Table).
(3)	Reflects aggregate earnings on each type of deferred compensation listed above. The earnings on deferred base salary and bonus payments are calculated based on the actual returns from the same fund choices that Company employees have in the qualified 401(k) plan. Currently, employees have 14 fund choices that they may select from. As nonqualified plans, these plans are unfunded which means that no actual dollars are invested in these funds. The Company does not provide any above market interest rates or other special terms for any deferred amounts. These amounts are not included in the Change in Pension Value column of the Summary Compensation Table.

56     CORNING INCORPORATED - 2015 Proxy Statement

Compensation Discussion & Analysis

Arrangements with Named Executive Officers

Severance Agreements

We have entered into severance agreements with each of our NEOs. Effective for all new executive severance agreements and executive change-incontrol agreements entered into after July 2004, the Compensation Committee and Board of Directors approved a policy to limit benefits that may be provided to an executive under any new agreement to 2.99 times the executive’s annual compensation of base salary plus target incentive payments.

Severance Agreements—Mr. Weeks

Under Mr. Weeks’ severance agreement, if he is terminated involuntarily, and without “cause” (a conviction for a felony; commission of a fraud, theft or embezzlement that materially damages the financial condition of Corning; or gross abdication of duties), or as a result of disability, he is entitled to the following:

●	Base salary, reimbursable expenses and annual bonus accrued and owing as of the date of termination (lump sum payment);
●	A severance amount equal to 2.99 times his then-base salary plus an annual bonus amount (calculated at 100% of target that would have been paid for the fiscal year in which the termination occurs) (lump sum payment);
●	Continued participation in the Company’s benefit plans for up to three years; and
●	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request.

If however, Mr. Weeks is terminated for cause (as described above) or he resigns, he would (1) be entitled to accrued, but unpaid salary (lump sum payment) and any reimbursable expenses accrued or owing to him and (2) forfeit any outstanding stock awards.

Severance Agreements—Other Named Executive Officers

Generally under the severance agreements, an NEO is entitled to severance payments if he is terminated involuntarily other than for “cause” (conviction of a felony or misdemeanor involving moral turpitude; material breach of Corning’s Code of Conduct; gross abdication of duties; or misappropriation of Company assets or dishonesty or business conduct that causes material harm to Corning).

In addition, “involuntary termination” of an executive does not include:

●	Voluntary termination;
●	Voluntary retirement at or after age 55;
●	Termination as a result of disability or death;
●	Termination of employment as a result of the sale of all or part of Corning’s business and the executive has an opportunity to continue employment with buyer for comparable total compensation; and
●	Termination as a result of a change in control of Corning if the executive has a separate change-in-control agreement.

Under the severance agreements, an NEO, other than Mr. Weeks, is entitled to receive the following:

●	Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment);
●	A severance amount equal to 2.99 times (in the case of Mr. Flaws) and two times (in the case of Messrs. McRae, Clappin and Gregg) the executive’s then base salary plus an annual bonus amount (an amount equal to executive’s salary multiplied by the executive’s target percentage in effect on the termination date under the Company’s Performance Incentive Plan and 5% target under the GoalSharing Plan) (lump sum payment);
●	Continued medical, dental and hospitalization benefits for 24 months;
●	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request;
●	In the case of Mr. Flaws, receipt of an additional 2.99 years of service credit under Corning’s nonqualified retirement plans; and
●	Outplacement benefits up to a maximum amount of $50,000.

CORNING INCORPORATED - 2015 Proxy Statement     57

Compensation Discussion & Analysis

The following table reflects the amounts that would be payable under the various arrangements assuming termination occurred at December 31, 2014.

Termination Scenarios (Including Serverance, if eligible)
Named Executive Officer		Voluntary(1)		For Cause		Death		Disability(1)		Without Cause
Wendell P. Weeks	Severance Amount	$	n/a	$	n/a	$	n/a	$	n/a	$ 9,405,942
	Value of Benefits Continuation		n/a		n/a		n/a		n/a	65,538	(2)
	Value of Outplacement Services		n/a		n/a		n/a		n/a	n/a
	Purchase of Principal Residence		n/a		n/a		n/a		n/a	$200,000 to
										$1,000,000	(3)
	Pension Non-Qualified Annuity		1,298,258		0		1,180,583		1,318,028	1,298,258
	Pension - Non-Qualified Lump Sum		n/a		n/a		n/a		n/a	n/a
	Pension-Qualified Annuity		108,692		108,692		54,346		108,692	108,692
James B. Flaws	Severance Amount		n/a		n/a		n/a		n/a	$ 5,620,602
	Value of Benefits Continuation		n/a		n/a		n/a		n/a	28,846	(2)
	Value of Outplacement Services		n/a		n/a		n/a		n/a	50,000
	Purchase of Principal Residence		n/a		n/a		n/a		n/a	$200,000 to
										$1,000,000	(3)
	Pension Non-Qualified Annuity		1,061,659		0		900,061		1,061,659	1,148,822
	Pension - Non-Qualified Lump Sum		n/a		n/a		n/a		n/a	n/a
	Pension-Qualified Annuity		148,135		148,135		74,068		148,135	148,135
James P. Clappin	Severance Amount		n/a		n/a		n/a		n/a	$ 2,376,000
	Value of Benefits Continuation		n/a		n/a		n/a		n/a	29,982	(2)
	Value of Outplacement Services		n/a		n/a		n/a		n/a	n/a
	Purchase of Principal Residence		n/a		n/a		n/a		n/a	0	(3)
	Pension Non-Qualified Annuity		446,094		0		383,290		446,094	446,094
	Pension - Non-Qualified Lump Sum		n/a		n/a		n/a		n/a	n/a
	Pension-Qualified Lump Sum		80,696		80,696		40,348		80,696	80,696
Lawrence D. McRae	Severance Amount		n/a		n/a		n/a		n/a	$ 2,376,000
	Value of Benefits Continuation		n/a		n/a		n/a		n/a	43,692	(2)
	Value of Outplacement Services		n/a		n/a		n/a		n/a	50,000
	Purchase of Principal Residence		n/a		n/a		n/a		n/a	$200,000 to
										$1,000,000	(3)
	Pension Non-Qualified Annuity		479,073		0		428,169		479,073	479,073
	Pension - Non-Qualified Lump Sum		n/a		n/a		n/a		n/a	n/a
	Pension-Qualified Annuity		78,261		78,261		39,131		78,261	78,261
Kirk P. Gregg	Severance Amount		n/a		n/a		n/a		n/a	$ 2,444,400
	Value of Benefits Continuation		n/a		n/a		n/a		n/a	43,692	(2)
	Value of Outplacement Services		n/a		n/a		n/a		n/a	50,000
	Purchase of Principal Residence		n/a		n/a		n/a		n/a	$200,000 to
										$1,000,000	(3)
	Pension Non-Qualified Annuity		622,337		0		566,243		622,337	622,337
	Pension - Non-Qualified Lump Sum		n/a		n/a		n/a		n/a	n/a
	Pension-Qualified Annuity		19,420		19,420		9,710		19,420	19,420
	Pension-Qualified Lump Sum		292,321		292,321		292,321		292,321	292,321
(1)	Nonqualified plan benefits shown for all NEOs are payable from ESPP. The timing and form of the benefits payable in the table above for a voluntary termination are as follows: Messrs. Weeks, McRae, Clappin and Gregg’s ESPP benefits are payable as a life annuity beginning at age 55. Mr. Flaws’ benefit is payable as an immediate life annuity with six years guaranteed.
(2)	The value of welfare benefits continuation is estimated at $21,846 per year for family coverage for Messers. Weeks, McRae and Gregg (three years of benefits continuation for Mr. Weeks and two years of benefits continuation for Messrs. McRae, and Gregg). Mr. Flaws’ and Mr. Clappin’s benefits continuation is estimated at $14,990 per year and $14,423 per year for two years, respectively.
(3)	The NEOs may also request that Corning purchase their principal residence. Corning is unable to accurately and precisely estimate the value that may be delivered under this provision as it requires an independent appraisal of the executive’s residence as well as a calculation of the executive’s purchase price of the residence plus a percentage of documented improvements made to the property. These values are not maintained by Corning in its normal course of business. They are required only if an executive is terminated. Under the terms of the severance agreements, an executive may request that the Company purchase the executive’s principal residence in the Corning, New York area. Such purchase must be finalized in the calendar year following the year in which the executive’s termination occurred (subject to a six-month waiting period) and shall be made at the greater of (i) the residence’s appraised value at the termination date, as determined in accordance with the Company’s relocation policies in effect immediately prior to the involuntary termination or (ii) The total cost of the residence plus improvements and tax gross-up as applicable (Protected Value), as determined in accordance with the Company’s Protected Value policy in effect as of the date of the relevant severance agreement. The values above represent estimates of how much the Protected Value calculation may exceed the appraised value of the property and includes an associated tax gross up. Mr. Clappin does not currently have a principal residence in the Corning, NY area.

58     CORNING INCORPORATED - 2015 Proxy Statement

Compensation Discussion & Analysis

Corning’s team approach, as applied to our NEOs’ compensation, results in similarly situated executives being treated consistently. Currently, the terms of both the severance and change-in-control agreements are bifurcated similarly between those NEOs who are Board members and those who are not (i.e. cash severance payments range from two to 2.99 times the executives’ base salary and annual bonus amount). These ranges and periods were not negotiated individually with the executives, but were put in place by the Committee, having determined that these terms and multiples were appropriate for such agreements.

Change in Control Agreements

We have entered into change in control agreements with each of the NEOs. These agreements are intended to provide for continuity of management if there is a change in control of Corning. These agreements will be effective until the executive leaves the employ of Corning or until the executive ceases to be an officer of Corning.

The agreements define a “change in control” as any of the following (so long as the event is also a “change in control” within the meaning of Section 409A of the Code):

●	Any person acquires 30% or more of Corning’s voting securities (a “beneficial owner”);
●	In the grandfathered agreements of the current NEOs a beneficial owner increases his ownership from 30% or more to 50% or more of Corning’s voting securities;
●	A majority of Corning’s directors are replaced during the term of the agreement without approval of at least two-thirds of the existing directors or directors previously approved by the existing directors;
●	Consummation of any merger, consolidation or reorganization involving Corning, unless the outstanding voting securities of Corning prior to the transaction continue to represent at least 50% of the voting securities of Corning or the new company;
●	Corning is liquidated or dissolved; or
●	All or substantially all of Corning’s assets are disposed of or sold.

If during the term of the agreement, a change in control occurs, the restrictions on all restricted stock held by the NEO lapse, and any stock options vest and become immediately exercisable.

The NEOs are also entitled to severance and other benefits upon certain terminations of employment following or in connection with a change in control.

●	For Mr. Weeks benefits are payable if he (i) is terminated without “cause” (a conviction for a felony, fraud, theft or embezzlement against the Company, a gross abdication of duties), (ii) resigns for “good reason” (generally, a material adverse change in the executive’s title, position or responsibilities, a reduction in the executive’s base salary, relocation, a material reduction in the level of employee benefits, a material breach by the Company of its obligations under the agreement, or a successor company’s failure to honor the agreement), or (iii) resigns or is terminated for any reason, each during a “potential change in control period” (defined as the period beginning on the date of execution of an agreement with respect to a transaction the consummation of which would constitute or result in a change in control and ending on the date immediately following the change in control or the date on which such transaction is abandoned) or within four years following a change in control.
●	For the other NEOs (other than Mr. Weeks), benefits are payable if their employment is terminated (other than for cause, by reason of death or disability, or by the executive for any reason) during a potential change in control period, or within two years following a change in control.

The benefits payable are as follows:

●	Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment);
●	A severance amount equal to 2.99 times (for Messrs. Weeks and Flaws) and two times (for Mr. Messrs. McRae, Clappin and Gregg) the NEO’s then base salary plus an annual bonus amount (lump sum payment);
●	Continued participation in the Company’s benefit plans for 36 months;
●	Upon request, purchase of the NEO’s principal residence in the Corning, NY area;
●	In the case of Mr. Flaws, receipt of an additional five years of service credit under Corning’s Executive Supplemental Pension Plan; and
●	Outplacement benefits (equal to 20% of base salary) (excluding Mr. Weeks).

If an NEO’s employment is terminated for cause (for Mr. Weeks, “cause” is described above; with respect to the other NEOs, “cause” means conviction for a felony or misdemeanor involving a crime of moral turpitude, misappropriation of Company assets, or gross abdication of duties), or resigns for other than good reason (described above), or the NEO’s employment terminates by reason of death or disability (a physical or mental infirmity that impairs the executive’s ability to substantially perform his duties for 180 consecutive days or 180 days during any 12 month period), the NEO is entitled to accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment). In addition, each NEO is generally entitled to receive a gross-up payment in an amount sufficient to make him whole for any federal excise tax on excess parachute payments imposed under Section 280G and 4999 of the Code. However, if the federal excise tax can be avoided by reducing the related payments by a present value of $45,000 or less, then the payment will be reduced to the extent necessary to avoid the excise tax and no gross up payment will be made to the Named Executive Officer.

CORNING INCORPORATED - 2015 Proxy Statement     59

Compensation Discussion & Analysis

The following table reflects the amounts that would be payable under the various arrangements assuming that a change in control occurred on December 31, 2014.

	Cash-based				Long-Term Incentives
Named Executive Officer	Cash Severance	Interrupted Perf. Cycles	ESPP	Misc. Benefits	Interrupted Perf. Cycles	Share-based Awards	Total Benefits
Wendell P. Weeks	$9,962,541	$0	$24,333,006	$130,000	$2,800,000	$23,773,961	$60,999,508
James B. Flaws	5,911,164	0	15,850,948	107,909	1,400,000	11,820,431	35,090,452
James P. Clappin	2,376,000	0	7,374,555	94,622	800,000	5,850,712	16,495,889
Lawrence D. McRae	2,473,795	0	8,407,480	108,333	800,000	7,575,386	19,364,995
Kirk P. Gregg	2,552,294	0	10,024,778	108,333	800,000	6,792,556	20,277,962
(1)	In accordance with IRS rules, the calculation of excise tax gross-up is a complex calculation that can vary dramatically from year to year depending on the facts and variables applicable at the time of a change in control. For calculations performed at December 31, 2014, none of the NEOs were subject to the excise tax, so as a result, no excise tax gross-up was applicable.
(2)	Long-term incentives include a combination of equity (stock options and restricted stock units) and cash (cash performance units) which vest upon a change of control.

In addition to the above, the NEOs may also request that Corning purchase their principal residence. The value of such benefit is generally estimated to be in the range of $200,000 to $1,000,000. Corning is unable to accurately and precisely estimate the value as it requires an independent appraisal of the executive’s residence, as well as a calculation of the executive’s purchase price of such residence and any documented improvements made to the property. This is data that Corning does not maintain in its normal course of business. See footnote (3) to the “Termination Scenarios” on page 58.

60     CORNING INCORPORATED - 2015 Proxy Statement

Proposal 4 Holy Land Principles Shareholder Proposal

The Holy Land Principles, Inc., on behalf of Mr. James Boyle (14 Stonegate Oval, New Rochelle, NY 10804) who held more than $2,000 of shares of common stock on May 28, 2014, intends to submit the following resolution to shareholders for approval at the 2015 annual meeting.

Resolution

WHEREAS, Coming Incorporated has operations in Palestine-Israel;

WHEREAS, achieving a lasting peace in the Holy Land -- with security for Israel and justice for Palestinians -- encourages us to promote means for establishing justice and equality;

WHEREAS, fair employment should be the hallmark of any American company at home or abroad and is a requisite for any just society;

WHEREAS, Holy Land Principles, Inc. has proposed a set of equal opportunity employment principles to serve as guidelines for corporations in Palestine-Israel. These are:

1.	Adhere to equal and fair employment practices in hiring, compensation, training, professional education, advancement and governance without discrimination based on national, racial, ethnic, or religious identity. ·
2.	Identify underrepresented employee groups and initiate active recruitment efforts to increase the number of underrepresented employees to a level proportional to their representation in society.
3.	Make every reasonable effort to ensure that all employees have the ability to easily, openly and equally travel to and access corporate facilities.
4.	Maintain a work environment that is respectful of all national, racial, ethnic and religious groups.
5.	Work with governmental and community authorities, and support local initiatives to eliminate disparities among national, racial, ethnic and religious groups in government spending on education, training, access to health care and housing.
6.	Not make military service a precondition or qualification for employment for any position, other than those positions that specifically require such experience, for the fulfillment of an employee’s particular responsibilities.
7.	Not accept subsidies, tax incentives or other benefits that lead to the direct advantage of one racial, ethnic or religious group over another.
8.	Appoint staff to monitor, oversee, set timetables, and publicly report on their progress in implementing the Holy Land Principles.

RESOLVED: Shareholders request the Board of Directors to: Make all possible lawful efforts to implement and/or increase activity on each of the eight Holy Land Principles.

Shareholder’s Supporting Statement

We believe that Coming Incorporated benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the Holy Land Principles-- which are both pro-Jewish and pro-Palestinian -- will demonstrate Coming Incorporated’s concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

Position of The Board of Directors

The Board has carefully considered the proposal and, for the reasons described below, believes adopting the shareholder proposal is unnecessary in light of the Company’s demonstrated commitment to equal employment opportunity without regard to age, race, color, gender, national origin, religion, sexual orientation, gender identity or expression, disability, veteran status or any other protected status.

Our Equal Employment Opportunity/Workplace Conduct Policy Statement clearly sets forth the standards under which Corning Incorporated treats all employees and applicants for employment. Our Code of Conduct articulates the Company’s long-standing policy of zero tolerance for discrimination or harassment of any kind and can be found on the Company’s website at http://www.corning.com/CodeofConduct. The Company’s subsidiary located in Israel is subject to the same policies as all other Corning locations. The Board does not believe that implementation of the proposed resolution is necessary or desirable because the concerns raised by the proponent, as they pertain to our business, are meaningfully addressed through our policies and practices currently in place. The Board believes that implementing this proposal would create confusion and conflict, at unnecessary cost to the Company, and divert management’s attention from operations and provide no additional benefit to our current robust non-discrimination policies and processes. For the foregoing reasons, the Board believes that adoption of the shareholder proposal is not in the best interests of the Company or its shareholders.

Our Board unanimously recommends a vote AGAINST the shareholder proposal.

CORNING INCORPORATED - 2015 Proxy Statement     61

Frequently Asked Questions
About the Meeting And Voting

Why Did You Send Me This Proxy Statement?

We sent this proxy statement and the enclosed proxy card to you because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote. This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about March 17, 2015.

When and Where Is The Annual Meeting?

The Annual Meeting will be held on Tuesday, April 30, 2015, at 11 a.m., Eastern Time, at The Corning Museum of Glass Auditorium, One Museum Way, Corning, New York 14830.

Who May Attend The Annual Meeting?

The Annual Meeting is open to holders of our common shares. To attend the meeting, you will need to register upon arrival. We may check for your name on our shareholders’ list and ask you to produce valid photo ID. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Corning shares, it is possible that you will not be admitted to the meeting.

What Am I Voting On?

At the Annual Meeting, you will be voting:

●	To elect 14 directors for a one-year term;
●	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
●	To approve the Company’s executive compensation;
●	On the shareholder proposal, if it is properly presented at the meeting; and
●	Any other matter, if any, as may properly come before the meeting and any adjournment or postponement of the Annual Meeting.

How Do You Recommend That I Vote On These Items?

The Board of Directors recommends that you vote your shares:

●	FOR all of the director nominees (Proposal 1);
●	FOR ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2); and
●	FOR the advisory approval of the compensation of the Company’s NEOs, as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying disclosure (commonly referred to as “Say on Pay”) (Proposal 3).
●	AGAINST the shareholder proposal (Proposal 4).

Who Is Entitled To Vote?

You may vote if you owned our common shares as of the close of business on March 2, 2015, the record date for the Annual Meeting.

How Many Votes Do I Have?

You are entitled to one vote for each common share you own. As of the close of business on March 2, 2015, we had 1,268,798,790 common shares outstanding. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.

62     CORNING INCORPORATED - 2015 Proxy Statement

Frequently Asked Questions About the Meeting And Voting

How Do I Vote By Proxy Before The Annual Meeting?

Before the meeting, registered shareholders may vote shares in one of the following three ways:

●	By Internet at www.investorvote.com/glw;
●	By telephone (from the United States and Canada only) at 1-(800)-652-VOTE (8683); and
●	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided (see instructions on proxy card).

Please refer to the proxy card for further instructions on voting by Internet or telephone.

Please use only one of the three ways to vote.

If you hold shares in the account of or name of a broker, your ability to vote those shares by Internet and telephone depends on the voting procedures used by your broker, as explained below under “How Do I Vote If My Broker Holds My Shares In “Street Name”?”

May I Vote My Shares In Person At The Annual Meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

May I Change My Mind After I Vote?

Yes. You may change your vote or revoke your proxy at any time before the polls close at the meeting. You may change your vote by:

●	signing another proxy card with a later date and returning it to Corning’s Corporate Secretary at One Riverfront Plaza, Corning, NY 14831, prior to the meeting;
●	voting again by Internet or telephone prior to the meeting; or
●	voting again at the meeting.

You also may revoke your proxy prior to the meeting without submitting any new vote by sending a written notice that you are withdrawing your vote to our Corporate Secretary at the address listed above.

What Shares Are Included On My Proxy Card?

Your proxy card includes shares held in your own name and shares held in any Corning plan. You may vote these shares by Internet, telephone or mail, as described on the enclosed proxy card. Your proxy card does not include any shares held in a brokerage account in the name of your bank or broker (such shares are said to be held in “street name”).

How Do I Vote If I Participate In The Corning Investment Plan?

If you hold shares in the Corning Investment Plan, which includes shares held in the Corning Stock Fund in the 401(k) plan, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the plan. You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, all as described on the enclosed proxy card. If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions.

How Do I Vote If My Broker Holds My Shares In “Street Name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions on how to vote those shares.

What Is A “Broker Non-Vote”?

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the New York Stock Exchange rules. As explained under the question “Will My Shares Held In Street Name Be Voted If I Do Not Provide My Proxy?,” Proposals 1, 3 and 4 are not considered routine matters under the current New York Stock Exchange rules, so your bank or broker will not have discretionary authority to vote your shares held in street name on those items. Abstentions and broker non-votes count for quorum purposes, but not for the voting of these proposals. A broker non-vote may also occur if your broker fails to vote your shares for any reason. Proposal 2 (ratification of the appointment of our independent registered public accounting firm) is considered a routine matter under the New York Stock Exchange rules, so your bank or broker will have discretionary authority to vote your shares held in street name on that item.

CORNING INCORPORATED - 2015 Proxy Statement     63

Frequently Asked Questions About the Meeting And Voting

How Will Broker Non-Votes Be Treated?

Except for Proposal 2, broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote, so they will have no effect on the outcome of any election or proposal.

Will My Shares Held In Street Name Be Voted If I Do Not Provide My Proxy?

Under the New York Stock Exchange rules, if you own shares in “street name” through a broker and do not vote, your broker may not vote your shares on proposals determined to be “non-routine.” In such cases, the absence of voting instructions results in a “broker non-vote.” Broker non-voted shares count toward achieving a quorum requirement for the Annual Meeting, but they do not affect the determination of whether the non-routine matter is approved or rejected. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is the only matter in this proxy statement considered to be a routine matter for which brokers will be permitted to vote on behalf of their clients, if no voting instructions are furnished. Since Proposals 1, 3 and 4 are non-routine matters, broker non-voted shares will not count as votes cast to affect the determination of whether those proposals are approved or rejected. Therefore, it is important that you provide voting instructions to your broker.

What If I Return My Proxy Card Or Vote By Internet Or Telephone But Do Not Specify How I Want To Vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

●	FOR all of the director nominees (Proposal 1);
●	FOR ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2); and
●	FOR the advisory vote to approve the compensation of the Company’s NEOs, as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying disclosure (commonly referred to as “Say on Pay”) (Proposal 3).
●	AGAINST the shareholder proposal (Proposal 4).

If you participate in the Corning Investment Plan and do not submit timely voting instructions, the trustee of the plan will vote the shares in your plan account in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions, as explained above under the question “How Do I Vote If I Participate In The Corning Investment Plan?”

What Does It Mean If I Receive More Than One Proxy Card?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Computershare Trust Company, N.A., at 1-(800)-255-0461.

May Shareholders Ask Questions At The Annual Meeting?

Yes. Our representatives will answer your questions of general interest to shareholders at the end of the meeting. In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions, or those of a personal nature.

How Many Shares Must Be Present To Hold The Meeting?

In order for us to conduct our meeting, a majority of our outstanding common shares as of March 2, 2015, the record date for the meeting, must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.

64     CORNING INCORPORATED - 2015 Proxy Statement

Frequently Asked Questions About the Meeting And Voting

What Is The Vote Required For Each Proposal?

	Affirmative Vote Required	Broker Discretionary Voting Allowed
Election of 14 directors	Majority of votes cast at the meeting	No
in person or by proxy
Ratification of the appointment of independent registered public	Majority of votes cast at the meeting	Yes
accounting firm for fiscal year 2015	in person or by proxy
Advisory vote to approve the compensation of the Company’s NEOs	Majority of votes cast at the meeting	No
in person or by proxy
Shareholder Proposal	Majority of votes cast at the meeting	No
in person or by proxy

With respect to each Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN” from voting on any of these Proposals, the abstention will not constitute a vote cast.

How Will Voting On “Any Other Business” Be Conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Who Pays For The Solicitation Of Proxies?

Our Board of Directors is making this solicitation of proxies on our behalf. We will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have hired Georgeson Inc. to assist us in soliciting proxies. It may do so by telephone, in person or by other electronic communications. We anticipate paying Georgeson a fee of $21,000 plus expenses for these services. We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so that you may vote your shares. Our directors, officers and regular employees may supplement Georgeson’s proxy solicitation efforts by contacting you by telephone or electronic communication or in person. We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.

How Can I Find The Voting Results Of The Annual Meeting?

Following the conclusion of the Annual Meeting, we will include the voting results in a Form 8-K, which we expect to file with the Securities and Exchange Commission (the “SEC”) on or before May 5, 2015.

How Do I Submit a Shareholder Proposal For, Or Nominate a Director for Election at Next Year’s Annual Meeting?

If you wish to submit a proposal to be included in our proxy statement for our 2016 Annual Meeting of Shareholders, we must receive it at our principal office on or before November 17, 2015. Please address your proposal to: Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, NY, 14831.

We will not be required to include in our proxy statement a shareholder proposal that is received after that date or that otherwise does not meet the requirements for shareholder proposals established by the SEC or as set forth in our By-Laws.

If you miss the deadline for including a proposal in our printed proxy statement, or would like to nominate a director or bring other business before the 2016 Annual Meeting of Shareholders, under our current By-Laws (which are subject to amendment at any time), you must notify our Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. For our 2016 Annual Meeting of Shareholders, we must receive notice on or after December 30, 2015, and on or before January 29, 2016.

Can I Receive Electronic Delivery of Proxy Materials And Annual Reports?

Yes. This proxy statement and Corning’s 2014 Annual Report are available on Corning’s website at www.corning.com. Instead of receiving paper copies of next year’s proxy statement and Annual Report in the mail, shareholders can elect to receive an e-mail message that will provide a link to these documents on the website. By opting to access your proxy materials online, you will save us the cost of producing and mailing documents, reduce the amount of mail you receive, and help preserve environmental resources. Corning’s shareholders who have enrolled in the electronic proxy delivery service previously will receive their materials online this year. Shareholders of record may enroll in the electronic proxy statement and Annual Report access service for future Annual Meetings by registering online at www.computershare.com. Beneficial or “street name” shareholders who wish to enroll in electronic access service may do so at www.icsdelivery.com. We may, at some point, use the SEC’s “Notice and Access” method of proxy distribution. If we were to utilize the “Notice and Access” method, you would receive a notice in the mail about how to access electronic copies of the proxy materials or how to have paper copies mailed to you.

CORNING INCORPORATED - 2015 Proxy Statement     65

Frequently Asked Questions About the Meeting And Voting

Are You “Householding” For Shareholders Sharing The Same Address?

Yes. The SEC’s rules regarding the delivery to shareholders of proxy statements, annual reports, prospectuses and information statements permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one proxy statement and 2014 Annual Report to multiple registered shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other shareholder at your address an individual proxy voting card. If you would like to receive more than one copy of this proxy statement and our 2014 Annual Report, we will promptly send you additional copies upon written or oral request directed to our transfer agent, Computershare Trust Company, N.A., toll free at 1-(800)-255-0461. The same phone number may be used to notify us that you wish to receive a separate proxy statement or Annual Report in the future, or to request delivery of a single copy of a proxy statement or Annual Report if you are receiving multiple copies.

Code of Ethics

Our Board of Directors has adopted the Code of Ethics for the Chief Executive Officer and Financial Executives and the Code of Conduct for Directors and Executive Officers, which supplements the Code of Conduct governing all employees and directors. A copy of the Code of Ethics is available on our website at http://www.corning.com/investor_relations/corporate_governance/board_download_library.aspx. We will disclose any amendments to, or waivers from, the Code of Ethics on our website within four business days of such determination. During 2014, no amendments to or waivers of the provisions of the Code of Ethics were made with respect to any of our directors or executive officers.

Incorporation by Reference

The Compensation Committee Report on page 46 and the Report of Audit Committee of the Board of Directors on page 31, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Corning under the Securities Act or the Exchange Act, except to the extent that Corning specifically incorporates such information by reference. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

Additional Information

Our 2014 Annual Report is provided with this proxy statement. Corning’s Proxy Statement, Annual Report on Form 10-K, and all other filings with the SEC, each of the Board Committee Charters and the Corporate Governance Guidelines may also be accessed via the Investor Relations page on Corning’s web site at www.corning.com. These documents are also available without charge upon a shareholder’s written or oral request to Investor Relations, Corning Incorporated, One Riverfront Plaza, Corning, NY, 14831, telephone number 1-(607)-974-9000.

66     CORNING INCORPORATED - 2015 Proxy Statement

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2014

(Unaudited; amounts in millions, except per share amounts)
Corning’s adjusted net income and earnings per share (EPS) for the year ended December 31, 2014 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Net Income
Adjusted earnings per share (EPS) and net income	$1.53	$2,185
Adjustments:
Mark-to-Market Adjustments (Pension Liability & Hedge Contracts) & Realized Hedge Gains(a)	0.62	892
Constant Currency Adjustments (JPY @ ¥93, KRW @ 1,100)(b)	(0.23)	(332)
Equity Earnings in Affiliated Companies(c)	(0.03)	(38)
Restructuring and other charges(d)	(0.05)	(66)
Other(e)	0.00	5
Tax Expense Adjustments (Valuation Allowances/Law Changes)(f)	(0.17)	(240)
Impact of Acquisition-Related Costs(g)	0.05	66
GAAP EPS and net income	$1.73	$2,472
(a)	Pension: Mark-to-market gains and losses arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates. Hedge Contracts: Mark-to-market gains are recorded on our purchased collars and average rate forwards related to translated earnings contracts and realized gains on Japanese yen/Korean won NPAT hedges
(b)	This represents constant currency adjustments to our US GAAP results to reflect after-tax performance applying a ¥93 and 1,100 KRW FX rate.
(c)	These adjustments relate to items which do not reflect expected on going operating results of our affiliated companies, such as asset impairments, significant liability reserve reversals and other charges and settlements under “take-or-pay” contracts.
(d)	Restructuring and other charges.
(e)	Includes amounts related to the Pittsburgh Corning Corporation (PCC) asbestos litigation, adjustments to our estimated liability for environmental-related items and the settlement of litigation related to a small acquisition as well as the partial impact of non-restructuring related items due to the decision to liquidate a consolidated subsidiary.
(f)	Provision for income taxes: this represents the removal of discrete adjustments attributable to changes in tax law and changes in judgment about the realizability of certain deferred tax assets. This item also includes the income tax effects of adjusting from a GAAP tax rate to a core earnings tax rate and tax effect of a transfer pricing out of period adjustment.
(g)	These expenses include intangible amortization, inventory valuation adjustments and external acquisition-related deal costs.

CORNING INCORPORATED - 2015 Proxy Statement     67

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2013

(Unaudited; amounts in millions, except per share amounts)
Corning’s adjusted net income and earnings per share (EPS) for the year ended December 31, 2013 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The Company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	EPS	Net Income
Adjusted earnings per share (EPS) and net income	$1.19	$1,740
Adjustments to GAAP Net Income and EPS:
Mark-to-Market Adjustments (Pension Liability & Hedge Contracts)(a)	0.15	214
Impact to Plan of 2013 Pension Accounting Change(b)	0.04	62
DCC-Hemlock Operating Results variance-to-plan(c)	0.04	56
DCC-Silicones – Non-Operating Gains/Losses(d)	0.01	21
Fluctuations in FX Rates for Japanese Yen Outside Specified Range(e)	0.01	18
Gain on Change in Control of Equity Investment(f)	0.01	12
Tax Expense Adjustments (Valuation Allowances/Law Changes)(g)	0.00	3
Pittsburgh Corning Settlement Charges(h)	(0.01)	(13)
Impact of Acquisition-Related Costs(i)	(0.03)	(40)
Business Restructuring Charges(j)	(0.08)	(112)
GAAP EPS and net income	$1.34	$1,961
(a)	Pension: Mark-to-market gains and losses arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates. Hedge Contracts: Mark-to-market gains are recorded on our purchased collars and average rate forwards related to translated earnings contracts.
(b)	Our 2013 budget assumed no change in pension accounting. For compensation purposes, we are excluding the favorable impact to plan that relates to the adoption of our current pension accounting reporting convention.
(c)	2013 core earnings excludes earnings generated from DCC’s consolidated subsidiary, Hemlock Semiconductor (Hemlock). For compensation purposes, we are excluding the favorable impact to plan that was generated by the Hemlock business.
(d)	These adjustments relate to items which do not reflect expected on-going operating results of our affiliated companies, such as restructuring, impairment and other charges and settlements under “take-or-pay” contracts.
(e)	The adjustment after-tax in 2013 for foreign exchange fluctuations for the Japanese yen.
(f)	Adjustment of the gain as a result of certain changes to the shareholder agreement of an equity company occurring in the second quarter of 2013, resulting in Corning having a controlling interest that requires consolidation of this investment.
(g)	Provision for income taxes: this represents the removal of discrete adjustments attributable to changes in tax law and changes in judgment about the realizability of certain deferred tax assets. This item also includes the income tax effects of adjusting from a GAAP tax rate to a core earnings tax rate.
(h)	These adjustments relate to the Pittsburgh Corning Corporation (PCC) asbestos litigation.
(i)	These expenses include intangible amortization, inventory valuation adjustments and external acquisition-related deal costs.
(j)	Restructuring, impairments, and other charges.

68     CORNING INCORPORATED - 2015 Proxy Statement

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2012

(Unaudited; amounts in millions, except per share amounts)
Corning’s adjusted net income and earnings per share (EPS) for the year ended December 31, 2012, are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The Company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Net Income
Adjusted earnings per share (EPS) and net income	$1.28	$1,934
Adjustments:
Asbestos settlement(a)	(0.01)	(9)
Loss on repurchase of debt(b)	(0.01)	(17)
Equity in earnings of affiliated companies(c)	(0.05)	(90)
Acquisition-related costs(d)	(0.01)	(22)
Restructuring, impairment and other charges(e)	(0.06)	(91)
Provision for income taxes(f)	(0.03)	(41)
Accumulated other comprehensive income(g)	0.03	52
Foreign exchange rate fluctuations(h)	0.01	12
Impact of pension accounting methodology change(i)	(0.06)	(92)
GAAP EPS and net income	$1.09	$1 ,636
(a)	Corning recorded a charge of $9 million after tax to adjust the asbestos liability for the change in value of the components of the modified PCC plan of reorganization.
(b)	Corning recorded a loss of $17 million after tax on the repurchase of $13 million principal amount of our 8.875% senior unsecured notesdue 2021, $11 million of our 8.875% senior unsecured notes due 2016, and $51 million principal amount of our 6.75% senior unsecured notes due 2013.
(c)	Corning recorded a $18 million restructuring charge for our share of costs for headcount reductions and asset write-offs at Samsung Corning Precision Materials Co., Ltd., and an impairment charge in the amount of $81 million after tax for our share of a charge for workforce reductions and asset write-offs at DCC; and a $9 million after tax credit for Corning’s share of DCC’s settlement of a dispute related to long-term supply agreements.
(d)	Includes expenses resulting from the acquisition of the Discovery Labware business, including amortization of purchased intangibles, amortization of purchase accounting adjustments to inventories, and integration and deal costs, in the amount of $22 million after tax.
(e)	Corning recorded a $91 million after tax charge for asset impairments, workforce reductions and asset write-offs and disposals.
(f)	Corning recorded a $37 million tax expense resulting from the delay of the passage of the American Taxpayer Relief Act of 2012 until Jan. 2013 , that will be reversed in Q1, 2013, and a $4 million net tax provision related to the adjustment of deferred taxes as a result of tax rate reductions in Japan.
(g)	Corning recorded a $52 million translation capital gain on the liquidation of a foreign entity.
(h)	The adjustment after-tax in 2012 for foreign exchange fluctuations for the Korean won.
(i)	In the first quarter of 2013, Corning elected to change the method of recognizing actuarial gains and losses for its defined benefit pension plans. This amount represents the impact of retrospectively applying this change to 2012.

CORNING INCORPORATED - 2015 Proxy Statement      69

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2014

(Unaudited; amounts in millions, except per share amounts)
Corning’s adjusted operating cash flow for the year ended December 31, 2014 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The Company believes presenting adjusted operating cash flow is helpful in understanding the calculation of the metrics used to compute Corning’s incentive compensation. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

Adjusted Operating Cash Flow of Corning Incorporated for the Year Ended December 31, 2014
Cash Flow
Adjusted operating cash flow	$3,121
Adjustments from GAAP Operating Cash Flow:
Cash Proceeds from Realized Balance Sheet Hedges(1)	447
Special Dividends(2)	1,529
Restructuring Cash(3)	(28)
Realized gain on Purchased Collars(4)	(360)
Net cash provided by operating activities - GAAP	$4,709
(1)	Represents net cash proceeds from settlement of balance sheet hedges.
(2)	One-time dividend from CPM received in Q1 2014
(3)	Represents a budget to actual adjustment to arrive at the metric to calculate incentive compensation.
(4)	Represents the 2014 realized gain on purchased collars and average rate forward contracts we entered into in 2013 to hedge our exposure to movements in the Japanese yen and its impact on our net earnings.

70     CORNING INCORPORATED - 2015 Proxy Statement

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2013

(Unaudited; amounts in millions, except per share amounts)
Corning’s adjusted operating cash flow for the year ended December 31, 2013 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The Company believes presenting adjusted operating cash flow is helpful in understanding the calculation of the metrics used to compute Corning’s incentive compensation. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

Adjusted Operating Cash Flow of Corning Incorporated for the Year Ended December 31, 2013
Cash Flow
Adjusted operating cash flow	$2,768
Adjustments from GAAP Operating Cash Flow:
Cash Proceeds from Realized Balance Sheet Hedges(1)	179
Won FX Collar (KRW 1073 vs Collar at 1080-1180)(2)
Impact on Dividends	3
Restructuring Cash(3)	(1)
Impact of Tax Liabilities (JPY Adjusted from 79 to 94)(4)	(72)
Realized gain on Purchased Collars(5)	(90)
Net cash provided by operating activities	$2,787
(1)	Represents net cash proceeds from settlement of balance sheet hedges.
(2)	Cash flow adjustments for foreign exchange fluctuations for the Japanese yen and South Korean won.
(3)	Represents a budget to actual adjustment to arrive at the metric to calculate incentive compensation.
(4)	Represents impact on deferred tax expenses as a result of a budgeted JPY FX adjustment from a rate of 79 to a rate of 94.
(5)	Represents the 2013 realized gain on purchased collars and average rate forward contracts we entered into in 2013 to hedge our exposure to movements in the Japanese yen and its impact on our net earnings.

CORNING INCORPORATED - 2015 Proxy Statement     71

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2012

(Unaudited; amounts in millions, except per share amounts)
Corning’s adjusted operating cash flow for the years ended December 31, 2012 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting adjusted operating cash flow is helpful in understanding the calculation of the metrics used to compute Corning’s incentive compensation. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

Adjusted Operating Cash Flow of Corning Incorporated for the Year Ended December 31, 2012
Adjusted operating cash flow	$3,167
Adjustments:
Fluctuations in foreign exchange rates(1)	(8)
Cash translation adjustments(2)	70
Restructuring, impairment and other credits(3)	(15)
Impact of Discovery Labware Acquisition(4)	(8)
Net cash provided by operating activities	$3,206
(1)	Represents the cash flow adjustment for foreign exchange fluctuations for the Korean won of $8 million.
(2)	The adjustment represents the impact of translation of cash balances by non-USD functional entities to USD.
(3)	The restructuring, impairments and other credits adjustment represents a budget to actual adjustment to arrive at the metric to calculate incentive compensation.
(4)	The cash flow adjustment for amounts paid related to the acquisition of the majority of the Discovery Labware business from Becton, Dickinson and Company.

72     CORNING INCORPORATED - 2015 Proxy Statement

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
(Unaudited)

Core Earnings per Common Share
The following table sets forth the computation of core basic and core diluted earnings per common share (in millions, except per share amounts):

	Year ended December 31,
	2014	2013	2012
Core earnings attributable to Corning Incorporated	$2,185	$1,797	$1,595
Less: Series A convertible preferred stock dividend	94
Core earnings available to common stockholders - basic	2,091	1,797	1,595
Add: Series A convertible preferred stock dividend	94
Core earnings available to common stockholders - diluted	$2,185	$1,797	$1,595

Weighted-average common shares outstanding - basic	1,305	1,452	1,494
Effect of dilutive securities:
Stock options and other dilutive securities	12	10	12
Series A convertible preferred stock	110
Weighted-average common shares outstanding - diluted	1,427	1,462	1,506
Core basic earnings per common share	$1.60	$1.24	$1.07
Core diluted earnings per common share	$1.53	$1.23	$1.06

CORNING INCORPORATED - 2015 Proxy Statement      73

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2014

(Unaudited; amounts in millions, except per share amounts)

	Net sales	Equity earnings	Income before income taxes	Net income	Effective tax rate	Per share
As reported	$9,715	$266	$3,568	$2,472	30.7%	$1.73
Constant-yen(1)	502	2	419	306		0.22
Constant-won(1)			37	26		0.02
Purchased collars and average forward contracts(2)			(1,369)	(916)		(0.64)
Acquisition-related costs(4)			74	57		0.04
Discrete tax items and other tax-related adjustments(5)				240		0.17
Litigation, regulatory and other legal matters(6)			(1)	(2)
Restructuring, impairment and other charges(7)			86	66		0.05
Liquidation of subsidiary(8)				(3)
Equity in earnings of affiliated companies(9)		43	43	38		0.03
Gain on previously held equity investment(10)			(394)	(292)		(0.20)
Settlement of pre-existing contract(10)			320	320		0.22
Contingent consideration fair value adjustment(10)			(249)	(194)		(0.14)
Post-combination expenses(10)			72	55		0.04
Other items related to the Acquisition of Samsung
Corning Precision Materials(10)			(10)	(12)		(0.01)
Pension mark-to-market adjustment(11)			29	24		0.02
Core performance measures	$10,217	$311	$2,625	$2,185	16.8%	$1.53
See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 83 for the descriptions of the footnoted reconciling items.

74     CORNING INCORPORATED - 2015 Proxy Statement

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2013

(Unaudited; amounts in millions, except per share amounts)

	Net sales	Equity earnings	Income before income taxes	Net income	Effective tax rate	Per share
As reported	$7,819	$547	$2,473	$1,961	20.7%	$1.34
Constant-yen(1)	129	36	122	96		0.07
Purchased collars and average forward contracts(2)			(435)	(287)		(0.20)
Other yen-related transactions(2)			(99)	(69)		(0.05)
Hemlock Semiconductor operating results(3)		(31)	(31)	(30)		(0.02)
Hemlock Semiconductor non-operating results(3)		1	1	1
Acquisition-related costs(4)			54	40		0.03
Discrete tax items and other tax-related adjustments(5)				9		0.01
Litigation, regulatory and other legal matters(6)			19	13		0.01
Restructuring, impairment and other charges(7)			67	46		0.03
Equity in earnings of affiliated companies(9)		42	42	44		0.02
Pension mark-to-market adjustment(11)			(30)	(17)		(0.01)
Gain on change in control of equity investment(12)			(17)	(12)		(0.01)
Other			4	2
Core performance measures	$7,948	$595	$2,170	$1,797	17.2%	$1.23
See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 83 for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED - 2015 Proxy Statement     75

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2012

(Unaudited; amounts in millions, except per share amounts)

	Net sales	Equity earnings	Income before income taxes	Net income	Effective tax rate	Per share
As reported	$8,012	$810	$1,975	$1,636	17.2%	$1.09
Constant-yen(1)	(407)	(167)	(434)	(353)		(0.23)
Other yen-related transactions(2)			(22)	(16)		(0.01)
Hemlock Semiconductor operating results(3)		(25)	(25)	(23)		(0.02)
Hemlock Semiconductor non-operating results(3)		77	77	72		0.05
Acquisition-related costs(4)			24	16		0.01
Discrete tax items and other tax-related adjustments(5)				41		0.03
Litigation, regulatory and other legal matters(6)			14	9		0.01
Restructuring, impairment and other charges(7)			133	91		0.06
Equity in earnings of affiliated companies(9)		18	18	17		0.01
Pension mark-to-market adjustment(11)			217	140		0.09
Loss on repurchase of debt(13)			26	17		0.01
Accumulated other comprehensive income(14)			(52)	(52)		(0.03)
Core performance measures	$7,605	$713	$1,951	$1,595	18.2%	$1.06
See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” page 83 for the descriptions of the footnoted reconciling items.

76     CORNING INCORPORATED - 2015 Proxy Statement

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2011

(Unaudited; amounts in millions, except per share amounts)

(dollars in millions)	Net sales	Equity earnings	Income before income taxes	Net income	Effective tax rate	Per share
As reported	$7,890	$1,471	$3,231	$2,817	12.8%	$1.78
Constant-yen(1)	(449)	(200)	(526)	(428)		(0.27)
Other yen-related transactions(2)			45	33		0.02
Hemlock Semiconductor operating results(3)		(102)	(102)	(94)		(0.06)
Hemlock Semiconductor non-operating results(3)		(80)	(80)	(74)		(0.05)
Discrete tax items and other tax related adjustments(5)				(13)		(0.01)
Litigation, regulatory and other legal matters(6)			24	14		0.01
Restructuring, impairment, and other charges(7)			130	83		0.05
Pension mark-to-market adjustment(11)			64	41		0.03
Contingent liability adjustment(15)			(27)	(27)		(0.02)
Core performance measures*	$7,441	$1,089	$2,759	$2,352	14.8%	$1.49
See Reconciliation of Non-GAAP Financial Measures; “Items which we exclude from GAAP measures to arrive at core performance measures” on page 83 for the description of the footnoted reconciling items.

CORNING INCORPORATED - 2015 Proxy Statement     77

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Display Technologies Segment
Years Ended December 31, 2014, 2013, 2012 and 2011

(Unaudited; amounts in millions)

	Year ended December 31, 2014		Year ended December 31, 2013		Year ended December 31, 2012		Year ended December 31, 2011
	Net sales	Net income	Net sales	Net income	Net sales	Net income	Net sales	Net income
As reported	$3,851	$1,369	$2,545	$1,267	$2,909	$1,589	$3,145	$2,346
Constant-yen(1)	502	316	129	99	(408)	(380)	(450)	(454)
Constant-won(1)		27
Purchased collars and average forward contracts(2)		(290)		(90)
Other yen-related transactions(2)				(67)		(15)		33
Acquisition-related costs(4)		37		8
Discrete tax items and other tax-related adjustments(5)		4		10				7
Restructuring, impairment and other charges(7)		40		6		17
Equity in earnings of affiliated companies(9)		6		28		18
Contingent consideration fair value adjustment(10)		(194)
Other items related to the Acquisition of Samsung Corning
Precision Materials(10)	1	73
Pension mark-to-market adjustment(11)		2		(8)		17		3
Core performance measures	$4,354	$1,390	$2,674	$1,253	$2,501	$1,246	$2,695	$1,935

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 83 for the descriptions of the footnoted reconciling items.

78     CORNING INCORPORATED - 2015 Proxy Statement

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Optical Communications Segment
Years Ended December 31, 2014, 2013, 2012 and 2011

(Unaudited; amounts in millions)

	Year ended December 31, 2014		Year ended December 31, 2013		Year ended December 31, 2012		Year ended December 31, 2011
	Net sales	Net income	Net sales	Net income	Net sales	Net income	Net sales	Net income
As reported	$2,652	$205	$2,326	$199	$2,130	$146	$2,072	$194
Acquisition-related costs(4)		(2)		9		1
Restructuring, impairment and other charges(7)		17		8		31
Liquidation of subsidiary(8)		(2)
Pension mark-to-market adjustment(11)		13		(9)		11		1
Gain on change in control of equity investment(12)				(11)
Accumulated other comprehensive income(14)						(52)
Contingent liability adjustment(15)								(27)
Core performance measures	$2,652	$231	$2,326	$196	$2,130	$137	$2,072	$168

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 83 for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED - 2015 Proxy Statement     79

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Environmental Technologies Segment
Years Ended December 31, 2014, 2013, 2012 and 2011

(Unaudited; amounts in millions)

	Year ended December 31, 2014		Year ended December 31, 2013		Year ended December 31, 2012		Year ended December 31, 2011
	Net sales	Net income	Net sales	Net income	Net sales	Net income	Net sales	Net income
As reported	$1,092	$182	$919	$132	$964	$112	$998	$119
Restructuring, impairment and other charges(7)				1		2
Pension mark-to-market adjustment(11)		5		(3)		5		2
Core performance measures	$1,092	$187	$919	$130	$964	$119	$998	$121

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 83 for the descriptions of the footnoted reconciling items.

80     CORNING INCORPORATED - 2015 Proxy Statement

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Specialty Materials Segment
Years Ended December 31, 2014, 2013, 2012 and 2011

(Unaudited; amounts in millions)

	Year ended December 31, 2014		Year ended December 31, 2013		Year ended December 31, 2012		Year ended December 31, 2011
	Net sales	Net income	Net sales	Net income	Net sales	Net income	Net sales	Net income
As reported	$1,205	$144	$1,170	$187	$1,346	$137	$1,074	$(36)
Constant-yen(1)		(7)		(2)		25		26
Purchased collars and average forward contracts(2)		14
Acquisition-related costs(4)		(1)		1
Restructuring, impairment and other charges(7)		12		12		33		83
Pension mark-to-market adjustment(11)				(2)		6		1
Core performance measures	$1,205	$162	$1,170	$196	$1,346	$201	$1,074	$74

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 83 for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED - 2015 Proxy Statement     81

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Life Sciences Segment
Years Ended December 31, 2014, 2013, 2012 and 2011

(Unaudited; amounts in millions)

	Year ended December 31, 2014		Year ended December 31, 2013		Year ended December 31, 2012		Year ended December 31, 2011
	Net sales	Net income	Net sales	Net income	Net sales	Net income	Net sales	Net income
As reported	$862	$71	$851	$71	$657	$28	$595	$60
Acquisition-related costs(4)		14		21		15
Restructuring, impairment and other charges(7)		2		3		1
Pension mark-to-market adjustment(11)				(3)		4		1
Core performance measures	$862	$87	$851	$92	$657	$48	$595	$61

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at core performance measures” on page 83 for the descriptions of the footnoted reconciling items.

82     CORNING INCORPORATED - 2015 Proxy Statement

CORNING INCORPORATED AND SUBSIDIARY COMPANIES: Use of Non-GAAP Financial Measures

In managing the Company and assessing our financial performance, we supplement certain measures provided by our consolidated financial statements with measures adjusted to exclude certain items, to arrive at core performance measures. We believe reporting core performance measures provides investors greater transparency to the information used by our management team to make financial and operational decisions. Net sales, equity in earnings of affiliated companies, and net income are adjusted to exclude the impacts of changes in the Japanese yen and Korean won, the impact of the purchased and zero cost collars, average forward contracts and other yen-related transactions, acquisition-related costs, the 2013 results of the polysilicon business of our equity affiliate Dow Corning Corporation, discrete tax items, restructuring and restructuring-related charges, certain litigation and regulatory expenses, pension mark-to-market adjustments, and other items which do not reflect on-going operating results of the Company or our equity affiliates. These measures are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). We believe investors should consider these non-GAAP measures in evaluating our results as they are more indicative of our core operating performance and how management evaluates our operational results and trends. These measures are not, and should not be viewed as a substitute for U.S. GAAP reporting measures.

The following is an explanation of each adjustment that management excluded as part of these non-GAAP financial measures as well as reasons for excluding each item:

ITEMS WHICH WE EXCLUDE FROM GAAP MEASURES TO ARRIVE AT CORE PERFORMANCE MEASURES

Items which we exclude from GAAP measures to arrive at core performance measures are as follows:

(1)	Constant-currency adjustments:
Constant-yen: Because a significant portion of Corning’s LCD glass business revenues and manufacturing costs are denominated in Japanese yen, management believes it is important to understand the impact on core earnings of translating yen into dollars. Presenting results on a constant-yen basis mitigates the translation impact of the Japanese yen, and allows management to evaluate performance period over period, analyze underlying trends in our businesses, and establish operational goals and forecasts. As of December 31, 2014, we used an internally derived management rate of ¥93, which is aligned to our yen portfolio of purchased collars and average rate forwards, and have recast all periods presented based on this rate in order to effectively remove the impact of changes in the Japanese yen.
Constant-won: Following the Acquisition of Samsung Corning Precision Materials and because a significant portion of Samsung Corning Precision Materials’ (now Corning Precision Materials) costs are denominated in Korean won, management believes it is important to understand the impact on core earnings from translating won into dollars. Presenting results on a constant-won basis mitigates the translation impact of the Korean won, and allows management to evaluate performance period over period, analyze underlying trends in our businesses, and establish operational goals and forecasts without the variability caused by the fluctuations caused by changes in the rate of this currency. We use an internally derived management rate of 1,100, which is consistent with historical prior period averages of the won. We have not recast prior periods presented as the impact is not material to Corning in those periods.
(2)	Purchased and zero cost collars, average forward contracts and other yen-related transactions: We have excluded the impact of our yen-denominated purchased collars, average forward contracts, and other yen-related transactions for each period presented. Additionally, we are also excluding the impact of our portfolio of Korean won-denominated zero cost collars which we entered into in the second quarter of 2014. By aligning an internally derived rate with our portfolio of purchased collars and average forward contracts, and excluding other yen-related transactions and the constant-currency adjustments, we have materially mitigated the impact of changes in the Japanese yen and Korean won.
(3)	Results of Dow Corning’s consolidated subsidiary, Hemlock Semiconductor: In 2013, we excluded the results of Dow Corning’s consolidated subsidiary, Hemlock Semiconductor (Hemlock), a producer of polycrystalline silicon, to remove the operating and non-operating items and events which have caused severe unpredictability and instability in earnings beginning in 2012. These events were primarily driven by the macro-economic environment. Specifically, the negative impact of the determination by the Chinese Ministry of Commerce, which imposed provisional anti-dumping duties on solar-grade polysilicon imports from the United States, and the impact of asset write-offs, offset by the benefit of large payments required under Hemlock’s customers’ “take-or-pay” contracts, are events that are unrelated to Dow Corning’s core operations, and that have, or could have, significant impacts to this business. Beginning in 2014, due to the stabilization of the polycrystalline silicon industry, we will no longer exclude the operating results of Hemlock from core performance measures.
(4)	Acquisition-related costs: These expenses include intangible amortization, inventory valuation adjustments and external acquisition-related deal costs.
(5)	Discrete tax items and other tax-related adjustments: This represents the removal of discrete adjustments attributable to changes in tax law and changes in judgment about the realizability of certain deferred tax assets, as well as other non-operational tax-related adjustments, including the tax effect of a transfer pricing out of period adjustment in 2014. This item also includes the income tax effects of adjusting from GAAP earnings to core earnings.
(6)	Litigation, regulatory and other legal matters: Includes amounts related to the Pittsburgh Corning Corporation asbestos litigation, adjustments to our estimated liability for environmental-related items and the settlement of litigation related to a small acquisition.
(7)	Restructuring, impairment and other charges: This amount includes restructuring, impairment and other charges, as well as other expenses and disposal costs not classified as restructuring expense.
(8)	Liquidation of subsidiary: The partial impact of non-restructuring related items due to the decision to liquidate a consolidated subsidiary that is not significant.
(9)	Equity in earnings of affiliated companies: These adjustments relate to items which do not reflect expected on-going operating results of our affiliated companies, such as restructuring, impairment and other charges and settlements under “take-or-pay” contracts.
(10)	Impacts from the Acquisition of Samsung Corning Precision Materials: Pre-acquisition gains and losses on previously held equity investment and other gains and losses related to the Acquisition, including post-combination expenses, fair value adjustments to the indemnity asset related to contingent consideration and the impact of the withholding tax on a dividend from Samsung Corning Precision Materials.

CORNING INCORPORATED - 2015 Proxy Statement     83

(11)	Pension mark-to-market adjustment: Mark-to-market pension gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates. Management believes that pension actuarial gains and losses are primarily financing activities that are more reflective of changes in current conditions in global financial markets, and are not directly related to the underlying performance of our businesses.
(12)	Gain on change in control of equity investment: Gain as a result of certain changes to the shareholder agreement of an equity company, resulting in Corning having a controlling interest that requires consolidation of this investment.
(13)	Loss on repurchase of debt: In 2012, Corning recorded a loss on the repurchase of $13 million of our 8.875% senior unsecured notes due 2021, $11 million of our 8.875% senior unsecured notes due 2016, and $51 million of our 6.75% senior unsecured notes due 2013.
(14)	Accumulated other comprehensive income: In 2012, Corning recorded a translation capital gain on the liquidation of a foreign subsidiary.
(15)	Contingent liability adjustment: In 2011, Corning recognized a credit resulting from a reduction to a contingent liability associated with an acquisition recorded in the first quarter of 2011.

84     CORNING INCORPORATED - 2015 Proxy Statement

Quality Integrity Performance Leadership Innovation Independence The Individual

Values

Throughout our history, Corning's strong, visionary leadership has been guided by an enduring set of Values that define our relationships with employees, customers, and the communities in which we operate around the world.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 8:00 a.m., Eastern Time, on April 30, 2015.

Vote by Internet ● Go to www.investorvote.com/glw ● Or scan the QR code with your smartphone ● Follow the steps outlined on the secure website

Vote by telephone
● Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
● Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1.	Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

	01 - Donald W. Blair	☐	☐	☐	02 - Stephanie A. Burns	☐	☐	☐	03 - John A. Canning, Jr.	☐	☐	☐

	04 - Richard T. Clark	☐	☐	☐	05 - Robert F. Cummings, Jr.	☐	☐	☐	06 - James B. Flaws	☐	☐	☐

	07 - Deborah A. Henretta	☐	☐	☐	08 - Daniel P. Huttenlocher	☐	☐	☐	09 - Kurt M. Landgraf	☐	☐	☐

	10 - Kevin J. Martin	☐	☐	☐	11 - Deborah D. Rieman	☐	☐	☐	12 - Hansel E. Tookes II	☐	☐	☐

	13 - Wendell P. Weeks	☐	☐	☐	14 - Mark S. Wrighton	☐	☐	☐

B	Management’s Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.

		For	Against	Abstain

2.	Ratify the appointment of PricewaterhouseCoopers LLP as Corning’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

3.	Advisory vote to approve the Company’s executive compensation.	☐	☐	☐

C	Shareholder Proposal — The Board of Directors recommends a vote AGAINST Proposal 4.

		For	Against	Abstain

4.	Holy Land Principles shareholder proposal	☐	☐	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Corning Incorporated	+

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2015 MEETING OF SHAREHOLDERS

APRIL 30, 2015

The undersigned hereby appoints James B. Flaws and Wendell P. Weeks and each of them, proxies with full power of substitution, to vote as designated on the reverse side, on behalf of the undersigned all shares of Stock which the undersigned may be entitled to vote at the Meeting of Shareholders of Corning Incorporated on April 30, 2015, and any adjournments thereof, with all powers that the undersigned would possess if personally present. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

If you are a current or former employee of Corning Incorporated and own shares of Corning common stock through a Corning Incorporated benefit plan, your share ownership as of March 2, 2015 is shown on this proxy card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote your shares as described in the proxy statement.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERRED TO ON THE REVERSE SIDE HEREOF.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting April 30, 2015. The proxy statement and annual report to security holders are available at www.corning.com/2015_proxy.

E	Non-Voting Items
Change of Address — Please print your new address below.	Discontinue Duplicates Reports		Meeting Attendance
	Mark the box to the right if you wish to discontinue receiving duplicate Annual Reports.	☐	Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.	+